      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 24, 1996


                                                      REGISTRATION NO. 333-02587
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 2

                                       TO

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                             ---------------------
                            SBC COMMUNICATIONS INC.
             (Exact Name of Registrant as Specified in Its Charter)

           DELAWARE                         6719                        42-1301883
(State or Other Jurisdiction of  (Primary Standard Industrial        (I.R.S. Employer
Incorporation or Organization)   Classification Code Number)      Identification Number)

                                175 EAST HOUSTON

                            SAN ANTONIO, TEXAS 78205

                                 (210) 821-4105

           (Name, Address, Including Zip Code, and Telephone Number,
       Including Area Code, of Registrant's principal executive offices)
                             ---------------------
                                 JUDITH M. SAHM
                            SBC COMMUNICATIONS INC.
                                175 EAST HOUSTON

                            SAN ANTONIO, TEXAS 78205

                                 (210) 821-4105

 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent For Service)
                             ---------------------
                                   Copies to:


    JOSEPH B. FRUMKIN              WAYNE WIRTZ                    DUANE G. HENRY                     JAMES M. CANTY
   SULLIVAN & CROMWELL       SBC COMMUNICATIONS INC.          PACIFIC TELESIS GROUP          PILLSBURY MADISON & SUTRO LLP
    125 BROAD STREET             175 EAST HOUSTON               130 KEARNY STREET                235 MONTGOMERY STREET
NEW YORK, NEW YORK 10004     SAN ANTONIO, TEXAS 78205    SAN FRANCISCO, CALIFORNIA 94108       SAN FRANCISCO, CALIFORNIA
                                                                                                         94104


                             ---------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.
                             ---------------------

     If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
- --------------------------------------------------------------------------------
- --------------------------------------------------------------------------------

                            SBC COMMUNICATIONS INC.

                             CROSS-REFERENCE SHEET
                   PURSUANT TO ITEM 501(B) OF REGULATION S-K

           FORM S-4 ITEM NUMBER AND HEADING                   LOCATION IN PROSPECTUS
      ------------------------------------------    ------------------------------------------
  1.  Forepart of Registration Statement and
        Outside Front Cover Page of
        Prospectus..............................    Outside Front Cover Page
  2.  Inside Front and Outside Back Cover Pages
        of Prospectus...........................    Inside Front and Outside Back Cover Pages
  3.  Risk Factors, Ratio of Earnings to Fixed
        Charges, and Other Information..........    Summary; Unaudited Pro Forma Combined
                                                      Condensed Financial Statements of SBC
                                                      Communications Inc. and Pacific Telesis
                                                      Group; The Special Meetings; The Merger
  4.  Terms of the Transaction..................    Summary; The Merger; Comparison of Certain
                                                      Rights of Shareowners of SBC and PAC;
                                                      Certain Federal Income Tax Consequences
                                                      of the Merger
  5.  Pro Forma Financial Information...........    Summary; Unaudited Pro Forma Condensed
                                                      Combined Financial Statements of SBC
                                                      Communications Inc. and Pacific Telesis
                                                      Group
  6.  Material Contacts with the Company Being
        Acquired................................    Summary; The Merger
  7.  Additional Information Required for
        Reoffering by Persons and Parties Deemed
        to be Underwriters......................                        *
  8.  Interests of Named Experts and Counsel....    Experts; Validity of Shares
  9.  Disclosure of Commission Position on
        Indemnification for Securities Act
        Liabilities.............................                        *
 10.  Information with Respect to S-3
        Registrants.............................    Incorporation of Certain Information by
                                                      Reference; Summary; Unaudited Pro Forma
                                                      Combined Condensed Financial Statements
                                                      of SBC Communications Inc. and Pacific
                                                      Telesis Group
 11.  Incorporation of Certain Information by
        Reference...............................    Incorporation of Certain Information by
                                                      Reference
 12.  Information with Respect to S-2 or S-3
        Registrants.............................                        *
 13.  Incorporation of Certain Information by
        Reference...............................                        *
 14.  Information with Respect to Registrants
        Other Than S-2 or S-3 Registrants.......                        *
 15.  Information with Respect to S-3
        Companies...............................    Incorporation of Certain Information by
                                                      Reference; Summary; Unaudited Pro Forma
                                                      Combined Condensed Financial Statements
                                                      of SBC Communications Inc. and Pacific
                                                      Telesis Group
 16.  Information with Respect to S-2 or S-3
        Companies...............................                        *

           FORM S-4 ITEM NUMBER AND HEADING                   LOCATION IN PROSPECTUS
      ------------------------------------------    ------------------------------------------
 17.  Information with Respect to Companies
        Other Than S-2 or S-3 Companies.........                        *
 18.  Information if Proxies, Consents or
        Authorizations Are to be Solicited:.....    The Special Meetings
      1. Date, Time and Place Information.......    Outside Front Cover Page; Summary; The
                                                      Special Meetings
      2. Revocability of Proxy..................    The Special Meetings
      3. Dissenters' Rights of Appraisal........    Summary; The Special Meetings; The Merger;
                                                      Comparison of Certain Rights of
                                                      Shareowners of SBC Communications Inc.
                                                      and Pacific Telesis Group
      4. Persons Making the Solicitation........    Outside Front Cover Page; Summary; The
                                                      Special Meetings; The Merger
      5. Interest of Certain Persons in Matters
        to be Acted Upon and Voting Securities
         and Principal Holders Thereof..........    Incorporation of Certain Information by
                                                      Reference; Summary; The Special
                                                      Meetings; The Merger
      6. Vote Required for Approval.............    Summary; The Special Meetings
      7. Directors and Executive Officers,
        Executive Compensation, and Certain
         Relationships and Related
         Transactions...........................    Incorporation of Certain Information by
                                                      Reference; Summary
 19.  Information if Proxies, Consents or
        Authorizations are not to be Solicited
        or in an Exchange Offer.................                        *

- ---------------

* Indicates that Item is not applicable or answer is in the negative.

                         [SBC COMMUNICATIONS INC. LOGO]

                                175 EAST HOUSTON

                            SAN ANTONIO, TEXAS 78205


                                                                          , 1996

Dear Shareowner:


     You are cordially invited to attend a special meeting of shareowners (the "SBC Special Meeting") of SBC Communications Inc. ("SBC") to be held on July 31, 1996, at 9:30 a.m., local time, at the Travis Conference Center at the Sheraton Gunter Hotel, 205 East Houston, San Antonio, Texas.



     At the SBC Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), pursuant to which SBC Communications (NV) Inc. ("Merger Sub"), a wholly-owned subsidiary of SBC, will be merged (the "Merger") with and into Pacific Telesis Group ("PAC"), and to approve the transactions contemplated thereby, including the issuance of shares of common stock, par value $1.00 per share, of SBC ("SBC Common Stock") pursuant to the Merger Agreement. Upon the Merger becoming effective, each share of common stock, par value $.10 per share, of PAC will be converted into the right to receive, and become exchangeable for,
0.733 of a share of SBC Common Stock, subject to increase or decrease in certain circumstances as set forth in the Merger Agreement and as described in the accompanying Joint Proxy Statement/Prospectus (the "Exchange Ratio"), together with the appropriate number of preferred stock purchase rights attached thereto.


     The Board of Directors of SBC has carefully reviewed and considered the terms and conditions of the Merger. In addition, the Board of Directors of SBC has received a written opinion from its financial advisor, Lazard Freres & Co. LLC, to the effect that, as of April 1, 1996 and as of the date hereof, the Exchange Ratio is fair to SBC from a financial point of view.

     SBC'S BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, ITS SHAREOWNERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED (BY VOTE OF ALL DIRECTORS PRESENT) THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREOWNERS VOTE FOR ITS APPROVAL AND ADOPTION AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF THE SHARES OF SBC COMMON STOCK PURSUANT THERETO.

     I urge you to review and consider carefully the accompanying Notice of Special Meeting of Shareowners and Joint Proxy Statement/Prospectus, which contain information about SBC and PAC and describe the Merger and certain other matters.

     The affirmative vote of a majority of the votes cast at the SBC Special Meeting is necessary for approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement.

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE SBC SPECIAL MEETING, YOU ARE URGED PROMPTLY TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE SBC SPECIAL MEETING. Prior to the voting of the Proxy at the SBC Special Meeting, any person giving a proxy has the power to revoke it at any time, and shareowners who are present at the SBC Special Meeting may withdraw their proxies and vote in person.

                                            Sincerely,

                                            EDWARD E. WHITACRE, JR.
                                            Chairman of the Board and Chief
                                              Executive Officer

                         [SBC COMMUNICATIONS INC. LOGO]
                                175 EAST HOUSTON

                            SAN ANTONIO, TEXAS 78205

                             ---------------------

                    NOTICE OF SPECIAL MEETING OF SHAREOWNERS

                          TO BE HELD ON JULY 31, 1996

                             ---------------------

To the Shareowners of SBC Communications Inc.:


    NOTICE IS HEREBY GIVEN that a special meeting of shareowners (the "SBC Special Meeting") of SBC Communications Inc., a Delaware corporation ("SBC"), has been called by the Board of Directors of SBC and will be held at the Travis Conference Center at the Sheraton Gunter Hotel, 205 East Houston, San Antonio, Texas at 9:30 a.m., local time, on July 31, 1996, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:


        1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), among Pacific Telesis Group, a Nevada corporation ("PAC"), SBC and SBC Communications (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC ("Merger Sub"), dated as of April 1, 1996, and to approve the transactions contemplated by the Merger Agreement, including the issuance of shares of common stock, par value $1.00 per share, of SBC ("SBC Common Stock") pursuant to the Merger Agreement;

        2. To transact such other business as may properly come before the SBC Special Meeting or any adjournments or postponements thereof.

    Notwithstanding shareowner approval of the foregoing proposal, SBC reserves the right to abandon the merger of Merger Sub with and into PAC (the "Merger") at any time prior to the consummation of the Merger, subject to the terms and conditions of the Merger Agreement.

    Holders of SBC Common Stock will not be entitled to appraisal rights in connection with the Merger.


    SBC has fixed the close of business on June 3, 1996, as the record date for the determination of shareowners entitled to notice of, and to vote at, the SBC Special Meeting, and only shareowners of record at such time will be entitled to notice of, and to vote at, the SBC Special Meeting. A list of these shareowners will be available for inspection during business hours from July 17 through July 30, 1996 at 175 East Houston, San Antonio, Texas, and will also be available at the SBC Special Meeting.


    Approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, requires the affirmative vote of a majority of the votes cast at the SBC Special Meeting.

    A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the SBC Special Meeting (including the Merger Agreement attached as Appendix A thereto) accompany and form a part of this notice.


    Whether or not you plan to attend the SBC Special Meeting, please promptly complete, sign, date and return the enclosed proxy in the enclosed pre-addressed, stamped envelope. No postage is necessary if it is mailed in the United States. Prior to the voting of the proxy at the SBC Special Meeting, any person giving a proxy has the power to revoke it at any time, and shareowners who are present at the SBC Special Meeting may withdraw their proxies and vote in person.



    If you plan to attend the SBC Special Meeting in person, please bring the admission ticket (which is attached to the proxy voting card) to the Special Meeting. Shareowners who do not have admission tickets will be admitted upon presentation of identification at the door. Anyone requiring special services for the hearing impaired or physically disabled should contact SBC Financial Communications at 210-351-2165 in advance of the meeting to arrange for these services.

                             ---------------------

THE BOARD OF DIRECTORS OF SBC UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

                                         By Order of the Board of Directors

                                         JUDITH M. SAHM

                                         Vice President and Secretary

San Antonio, Texas
               , 1996

                  A SPECIAL MERGER INFORMATION NUMBER HAS BEEN


             ESTABLISHED FOR SHAREOWNERS OF SBC COMMUNICATIONS INC.



                    THE INFORMATION AGENT FOR THE MERGER IS:



                     SHAREHOLDER COMMUNICATIONS CORPORATION


                      17 STATE STREET 27TH AND 28TH FLOORS


                            NEW YORK, NEW YORK 10004


                       CALL TOLL FREE 1-800 [          ]



                             YOUR VOTE IS IMPORTANT


                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

                             [PACIFIC TELESIS LOGO]

                               130 KEARNY STREET
                        SAN FRANCISCO, CALIFORNIA 94108

                                                                          , 1996

Dear Shareowner:


     You are cordially invited to attend a special meeting of shareowners (the "PAC Special Meeting") of Pacific Telesis Group ("PAC") to be held on July 31, 1996, at the San Jose Scottish Rite Center, 2455 Masonic Drive, San Jose, California at 2:00 p.m., local time.



     At the PAC Special Meeting, you will be asked to consider and vote on a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement") pursuant to which SBC Communications (NV) Inc. ("Merger Sub"), a wholly-owned subsidiary of SBC Communications Inc. ("SBC"), will be merged (the "Merger") with and into PAC, and to approve the transactions contemplated thereby. Upon the Merger becoming effective, each share of Common Stock, par value $.10 per share, of PAC ("PAC Common Stock") will be converted into the right to receive, and become exchangeable for, 0.733 of a share of common stock, par value $1.00 per share, of SBC ("SBC Common Stock"), subject to increase or decrease in certain circumstances as set forth in the Merger Agreement and as described in the accompanying Joint Proxy Statement/Prospectus (the "Exchange Ratio"), together with an appropriate number of preferred stock purchase rights attached thereto. There can be no assurance that the Exchange Ratio will be equal to 0.733 of a share of SBC Common Stock. In the event that the Exchange Ratio is adjusted to less than 0.667 of a share of SBC Common Stock (other than as a result of certain equitable adjustments necessitated by a distribution, reclassification, stock split, stock dividend or similar transaction), PAC will convene another meeting at which the shareowners of PAC will be requested again to consider and vote upon the proposal to approve and adopt the Merger Agreement and to approve the transactions contemplated thereby.


     The Board of Directors of PAC has carefully reviewed and considered the terms and conditions of the Merger. In addition, the Board of Directors of PAC has received written opinions from its financial advisor, Salomon Brothers Inc, to the effect that, as of April 1, 1996 and as of the date hereof, the Exchange Ratio is fair to the holders of PAC Common Stock from a financial point of view.


     PAC'S BOARD OF DIRECTORS HAS UNANIMOUSLY DETERMINED THAT THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY ARE FAIR TO, AND IN THE BEST INTERESTS OF, ITS SHAREOWNERS. ACCORDINGLY, THE BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT ALL SHAREOWNERS VOTE FOR ITS APPROVAL AND ADOPTION AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.


     I urge you to review and consider carefully the accompanying Notice of Special Meeting of Shareowners and Joint Proxy Statement/Prospectus, which contain information about PAC and SBC and describe the Merger and certain other matters.

     The affirmative vote of the holders of at least a majority of the outstanding shares of PAC Common Stock is necessary for approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby.

     If the Merger Agreement is approved and the Merger is consummated, you will be sent a letter of transmittal with instructions for surrendering your certificates representing shares of PAC Common Stock. Please do not send your share certificates until you receive these materials.

     IN ORDER THAT YOUR SHARES MAY BE REPRESENTED AT THE PAC SPECIAL MEETING, YOU ARE URGED PROMPTLY TO COMPLETE, SIGN, DATE AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE, WHETHER OR NOT YOU PLAN TO ATTEND THE PAC SPECIAL MEETING. If you attend the PAC Special Meeting and desire to revoke your Proxy in writing and vote in person, you may do so; in any event, a Proxy may be revoked in writing at any time before it is exercised. Your prompt cooperation will be appreciated.

                                            Sincerely,

                                            PHILIP J. QUIGLEY
                                            Chairman of the Board, President
                                            and Chief Executive Officer

                             [PACIFIC TELESIS LOGO]

                               130 KEARNY STREET
                        SAN FRANCISCO, CALIFORNIA 94108
                             ---------------------

                    NOTICE OF SPECIAL MEETING OF SHAREOWNERS

                          TO BE HELD ON JULY 31, 1996

                             ---------------------

To the Shareowners of Pacific Telesis Group:


     NOTICE IS HEREBY GIVEN that a special meeting of shareowners (the "PAC Special Meeting") of Pacific Telesis Group, a Nevada corporation ("PAC"), has been called by the Board of Directors of PAC and will be held at the San Jose Scottish Rite Center, 2455 Masonic Drive, San Jose, California at 2:00 p.m., local time, on July 31, 1996, to consider and vote upon the following matters described in the accompanying Joint Proxy Statement/Prospectus:


          1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger (the "Merger Agreement"), among PAC, SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Communications
     (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC ("Merger Sub"), dated as of April 1, 1996, and to approve the transactions contemplated thereby; and

          2. To transact such other business as may properly come before the PAC Special Meeting or any adjournments or postponements thereof.

     Notwithstanding shareowner approval of the foregoing proposal, PAC reserves the right to abandon the merger of Merger Sub with and into PAC (the "Merger") at any time prior to the consummation of the Merger, subject to the terms and conditions of the Merger Agreement.

     Holders of PAC Common Stock will not be entitled to appraisal rights in connection with the Merger.


     The Board of Directors of PAC has fixed the close of business on June 3, 1996, as the record date for the determination of shareowners entitled to notice of, and to vote at, the PAC Special Meeting, and only shareowners of record at such time will be entitled to notice of, and to vote at, the PAC Special Meeting.


     Approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby requires the affirmative vote of at least a majority of the outstanding shares of PAC common stock.

     A form of Proxy and a Joint Proxy Statement/Prospectus containing more detailed information with respect to the matters to be considered at the PAC Special Meeting (including the Merger Agreement attached as Appendix A thereto) accompany and form a part of this notice.

     Whether or not you plan to attend the PAC Special Meeting, please promptly complete, sign, date and return the enclosed Proxy in the enclosed self-addressed, stamped envelope. If you attend the PAC Special Meeting and desire to revoke your Proxy in writing and vote in person, you may do so; in any event, a Proxy may be revoked in writing at any time before it is voted.


     If you are a registered shareowner of PAC Common Stock and plan to attend the PAC Special Meeting in person, please detach and retain the admission ticket which is attached to your proxy card and mark the appropriate box on the proxy card. Beneficial owners who plan to attend the meeting in person may obtain admission tickets in advance by sending written requests, along with proof of ownership, such as a bank or brokerage firm account statement to:
Manager-Shareowner Relations, Pacific Telesis Group, 130 Kearny Street, Suite 2907, San Francisco, California 94108. Shareowners who do not present admission tickets at the meeting will be admitted upon verification of ownership at the shareowner services counter.

                             ---------------------

     THE BOARD OF DIRECTORS OF PAC UNANIMOUSLY RECOMMENDS THAT SHAREOWNERS VOTE IN FAVOR OF THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

                                            By Order of the Board of Directors

                                            RICHARD W. ODGERS
                                            Secretary
San Francisco, California
            , 1996


                  A SPECIAL MERGER INFORMATION NUMBER HAS BEEN


             ESTABLISHED FOR SHAREOWNERS OF PACIFIC TELESIS GROUP.



                    THE INFORMATION AGENT FOR THE MERGER IS:



                     SHAREHOLDER COMMUNICATIONS CORPORATION


                      17 STATE STREET 27TH AND 28TH FLOORS


                            NEW YORK, NEW YORK 10004


                       CALL TOLL FREE 1-800 [          ]



                             YOUR VOTE IS IMPORTANT

                    PLEASE SIGN, DATE AND RETURN YOUR PROXY

[SBC LOGO]                                            [PACIFIC TELESIS LOGO]


                             JOINT PROXY STATEMENT
                             ---------------------

                            SBC COMMUNICATIONS INC.
                                   PROSPECTUS
                             ---------------------


     This Joint Proxy Statement/Prospectus (the "Joint Proxy Statement/Prospectus") is being furnished to the shareowners of SBC Communications Inc., a Delaware corporation ("SBC"), in connection with the solicitation of proxies by SBC's Board of Directors from holders of outstanding shares of common stock, par value $1.00 per share, of SBC ("SBC Common Stock"), for use at a special meeting of shareowners of SBC to be held on July 31, 1996 and at any adjournments or postponements thereof (the "SBC Special Meeting"). This Joint Proxy Statement/Prospectus is also being furnished to the shareowners of Pacific Telesis Group, a Nevada corporation ("PAC"), in connection with the solicitation of proxies by PAC's Board of Directors from holders of outstanding shares of common stock, par value $.10 per share, of PAC ("PAC Common Stock"), for use at a special meeting of shareowners of PAC to be held on July 31, 1996 and at any adjournments or postponements thereof (the "PAC Special Meeting," and, together with the SBC Special Meeting, the "Special Meetings").



     At the Special Meetings, shareowners of SBC and PAC will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated as of April 1, 1996, among SBC, PAC and SBC Communications (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC ("Merger Sub") (as it may be amended, supplemented or otherwise modified from time to time, the "Merger Agreement"), which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference, and to approve the transactions contemplated by the Merger Agreement, including, in the case of SBC, the issuance of shares of SBC Common Stock pursuant to the Merger Agreement. The Merger Agreement provides for the merger of Merger Sub with and into PAC (the "Merger"), with PAC being the corporation surviving the Merger (sometimes hereinafter referred to as the "Surviving Corporation"). Upon the Merger becoming effective, each share of PAC Common Stock issued and outstanding immediately prior to such time (other than shares of PAC Common Stock owned by SBC, Merger Sub or any other subsidiary of SBC, or shares of PAC Common Stock owned by PAC or any subsidiary of PAC ("Excluded PAC Common Stock")) will be converted into the right to receive, and become exchangeable for, 0.733 of a share of SBC Common Stock, subject to increase or decrease in certain circumstances as set forth in the Merger Agreement and as described in this Joint Proxy Statement/Prospectus. There can be no assurance that the Exchange Ratio will be equal to 0.733 of a share of SBC Common Stock. In the event that the Exchange Ratio is adjusted to less than 0.667 of a share of SBC Common Stock (other than as a result of certain equitable adjustments necessitated by a distribution, reclassification, stock split, stock dividend or similar transaction), then PAC will convene another meeting at which the shareowners of PAC will be requested again to consider and vote upon the proposal to approve and adopt the Merger Agreement and to approve the transactions contemplated thereby. See "The Merger -- Terms of the Merger." Each share of SBC Common Stock issued in the Merger will be accompanied by an appropriate number of preferred stock purchase rights of SBC. See "Description of SBC Capital Stock."


     SBC has filed a Registration Statement (including exhibits and amendments thereto, the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), covering the shares of SBC Common Stock (and accompanying SBC preferred stock purchase rights) issuable in the Merger. This Joint Proxy Statement/Prospectus constitutes the respective Proxy Statements of SBC and PAC relating to the solicitation of proxies for use at their respective Special Meetings and the Prospectus of SBC filed as part of the Registration Statement. This Joint Proxy Statement/Prospectus and the proxies are first being
provided to shareowners of SBC and PAC on or about             , 1996.

THE SECURITIES TO BE ISSUED PURSUANT TO THIS JOINT PROXY STATEMENT/PROSPECTUS
  HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE
     COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
        UPON THE ACCURACY OR ADEQUACY OF THIS JOINT PROXY
          STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
            IS A CRIMINAL OFFENSE.
                             ---------------------

    The date of this Joint Proxy Statement/Prospectus is             , 1996

                             AVAILABLE INFORMATION

     Each of SBC and PAC is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). The reports, proxy statements and other information filed by SBC and PAC with the SEC can be inspected and copied at the SEC's public reference room located at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the public reference facilities in the SEC's regional offices located at: 7 World Trade Center, 13th Floor, New York, New York 10048, and Suite 1400, Northwestern Atrium Center, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates by writing to the Securities and Exchange Commission, Public Reference Section, 450 Fifth Street, N.W., Washington, D.C. 20549. The shares of SBC Common Stock and PAC Common Stock are listed on the New York Stock Exchange (the "NYSE"), the Pacific Stock Exchange (the "PSE") and the Chicago Stock Exchange (the "CSE"). As such, the periodic reports, proxy statements and other information filed by SBC and PAC with the SEC may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005, the offices of the PSE, 301 Pine Street, San Francisco, California 94104, and the offices of the CSE, One Financial Place, 444 South LaSalle Street, Chicago, Illinois 60605.

     This Joint Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement covering the securities offered hereby which SBC has filed with the SEC, certain portions of which have been omitted pursuant to the rules and regulations of the SEC, and to which portions reference is hereby made for further information with respect to SBC, PAC and the securities offered hereby. Statements contained herein concerning any documents are not necessarily complete and, in each instance, reference is made to the copies of such documents filed as exhibits to the Registration Statement. Each such statement is qualified in its entirety by such reference.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE


     THIS JOINT PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. DOCUMENTS RELATING TO SBC, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO SPECIALIST-EXTERNAL REPORTING, SBC COMMUNICATIONS INC., 175 EAST HOUSTON, SAN ANTONIO, TEXAS 78205-2233. TELEPHONE REQUESTS MAY BE DIRECTED TO SPECIALIST-EXTERNAL REPORTING AT (210) 351-3049. DOCUMENTS RELATING TO PAC, EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED HEREIN, ARE AVAILABLE WITHOUT CHARGE UPON REQUEST TO INVESTOR SERVICES, PACIFIC TELESIS GROUP, 130 KEARNY STREET, SUITE 2926, SAN FRANCISCO, CALIFORNIA 94108. TELEPHONE REQUESTS MAY BE DIRECTED TO GINNY ROGERS AT (415) 394-3079. IN ORDER TO ENSURE TIMELY DELIVERY OF ANY OF SUCH DOCUMENTS, ANY REQUEST SHOULD BE MADE BY JULY 24, 1996.



     The following documents filed with the SEC by SBC (File No. 1-8610) are incorporated herein by reference: (a) SBC's Annual Report on Form 10-K for the year ended December 31, 1995 (the "1995 SBC 10-K"); (b) SBC's Current Report on Form 8-K, dated April 1, 1996; (c) SBC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (d) the description of SBC Common Stock contained in SBC's Registration Statement on Form 10, dated November 15, 1983; and (e) SBC's Registration Statement on Form 8-A, dated February 9, 1989, together with amendments thereto.



     The following documents filed with the SEC by PAC (File No. 1-8609) are incorporated herein by reference: (a) PAC's Annual Report on Form 10-K for the fiscal year ended December 31, 1995 (the "1995 PAC 10-K"); (b) PAC's Current Reports on Form 8-K, dated January 4, 1996 and April 1, 1996; (c) PAC's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (d) PAC's 1995 Consolidated Financial Statements included in PAC's 1996 Proxy Statement, filed March 4, 1996; (e) the description of PAC Common Stock contained in PAC's Registration Statement on Form 10, dated November 15, 1983; and (f) PAC's Registration Statement on Form 8-A, dated September 25, 1989, together with amendments thereto.

     All documents filed by either SBC or PAC pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof shall be deemed to be incorporated herein by reference and to be a part hereof from the date of such filing. Any statement contained herein or in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part hereof, except as so modified or superseded.

     No person is authorized to give any information or to make any representations not contained in this Joint Proxy Statement/Prospectus or in the documents incorporated herein by reference in connection with the solicitation and the offering made hereby and, if given or made, such information or representation should not be relied upon as having been authorized by SBC or PAC. This Joint Proxy Statement/Prospectus does not constitute an offer to sell, or a solicitation of an offer to purchase, the securities offered by this Joint Proxy Statement/Prospectus, or the solicitation of a proxy from any person, in any jurisdiction in which it is unlawful to make such offer, solicitation of an offer or proxy solicitation. Neither the delivery of this Joint Proxy Statement/Prospectus nor any distribution of the securities made under this Joint Proxy Statement/Prospectus hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of SBC or PAC since the date of this Joint Proxy Statement/Prospectus other than as set forth in the documents incorporated herein by reference.

                               TABLE OF CONTENTS

                                             PAGE
                                             ----
Available Information......................   ii
Incorporation of Certain Information by
  Reference................................   ii
Summary....................................    1
  The Companies............................    1
  The Special Meetings.....................    1
  The Merger...............................    2
  Certain Federal Income Tax
     Consequences..........................   10
  Certain Effects of the Merger on the
     Rights of Holders of PAC Common
     Stock.................................   10
  Comparative Stock Prices.................   11
  Selected Historical and Pro Forma
     Combined Financial Data...............   12
  Notes to Selected Historical and Pro
     Forma Combined Financial Data.........   13
The Special Meetings.......................   14
  General..................................   14
  Date, Place and Time.....................   14
  Record Dates.............................   15
  Votes Required...........................   15
  Voting and Revocation of Proxies.........   16
  Solicitation of Proxies..................   17
  Appraisal Rights.........................   17
The Companies..............................   18
The Merger.................................   18
  General..................................   18
  Background of the Merger.................   19
  Reasons for the Merger; Recommendations
     of the Boards of Directors............   21
  Opinions of Financial Advisors...........   25
  Cautionary Statement Concerning Forward-
     Looking Statements....................   31
  Terms of the Merger......................   32
  Regulatory Approval Costs................   33
  Effective Time; Closing..................   34
  Representations and Warranties...........   34
  Conduct of Business Prior to Effective
     Time; Certain Covenants; Acquisition
     Proposals.............................   35
  Certain Regulatory Matters...............   37
  Employee Benefits........................   39
  Indemnification and Insurance............   40
  Conditions...............................   40
  Modification or Amendment; Waiver of
     Conditions............................   41
  Termination..............................   41
  Certain Termination Fees.................   43
  Expenses.................................   44
  Accounting Treatment.....................   44
  Resale of SBC Capital Stock..............   45
  Interests of Certain Persons in the
     Merger................................   45
  Appraisal Rights.........................   48

                                             PAGE
                                             ----
  Exchange of Certificates.................   48
  New York Stock Exchange Listing;
     De-Listing of PAC Common Stock........   49
Certain Federal Income Tax Consequences of
  the Merger...............................   49
  General..................................   49
  Consequences to PAC Shareowners..........   50
  Fractional Shares........................   50
  Consequences to PAC, SBC, Merger Sub and
     Holders of SBC Common Stock...........   50
Unaudited Pro Forma Combined Condensed
  Financial Statements of SBC
  Communications Inc. and Pacific Telesis
  Group....................................   51
SBC Communications Inc. and Pacific Telesis
  Group Notes to Unaudited Pro Forma
  Combined Condensed Financial
  Statements...............................   58
Description of SBC Capital Stock...........   59
  SBC Common Stock.........................   59
  SBC Preferred............................   59
  Description of SBC Rights................   60
Comparison of Certain Rights of Shareowners
  of SBC and PAC...........................   62
  General..................................   62
  Size and Classification of the Board of
     Directors; Director Designees.........   62
  Removal of Directors; Filling Vacancies
     on the Board of Directors.............   62
  Action by Written Consent................   63
  Meetings of Shareowners..................   63
  Shareowner Proposals and Shareowner
     Nominations of Directors..............   64
  Required Vote for Authorization of
     Certain Actions.......................   65
  Amendment of Corporate Charter
     and Bylaws............................   65
  Appraisal and Dissenters' Rights.........   66
  Fair Price and Anti-Greenmail
     Provisions............................   66
  State Antitakeover Statutes..............   67
  Rights Plans.............................   68
  Limitation on Directors' Liability.......   69
  Indemnification of Officers and
     Directors.............................   69
  Cumulative Voting........................   70
  Conflict-of-Interest Transactions........   70
  Dividends and Other Distributions........   70
  Duties of Directors......................   71
  Issuance of Rights or Options to Purchase
     Shares to Directors, Officers and
     Employees.............................   71
  Loans to Directors.......................   71
Experts....................................   71
Validity of Shares.........................   72



APPENDIX A: Agreement and Plan of Merger
APPENDIX B: Opinion of Lazard Freres & Co. LLC, dated as of             , 1996
APPENDIX C: Opinion of Salomon Brothers Inc, dated as of             , 1996

                                    SUMMARY

     The following is a summary of certain information contained elsewhere in this Joint Proxy Statement/ Prospectus, does not purport to be complete and is qualified in its entirety by reference to the full text of this Joint Proxy Statement/Prospectus, including the Appendices attached hereto and the documents incorporated herein by reference. The information contained in this Joint Proxy Statement/Prospectus with respect to SBC and Merger Sub has been supplied by SBC, and the information with respect to PAC has been supplied by PAC.

THE COMPANIES

  SBC

     SBC is a communications holding company, which in 1995 had operating revenues of approximately $12.67 billion and income before extraordinary loss of approximately $1.89 billion. At December 31, 1995, SBC had total assets of approximately $22 billion. SBC's subsidiaries are engaged principally in communications and information services, including the provision of telecommunications services in Texas, Missouri, Oklahoma, Kansas and Arkansas. SBC was incorporated under the laws of the State of Delaware in 1983 by AT&T Corp. ("AT&T") as one of seven regional holding companies formed to hold AT&T's local telephone companies. AT&T divested SBC by means of a spin-off of stock to AT&T shareowners on January 1, 1984. The divestiture was made pursuant to a consent decree, settling antitrust litigation, issued by the United States District Court for the District of Columbia (the "Consent Decree").

     The mailing address of SBC's principal executive offices is 175 East Houston, San Antonio, Texas 78205-2233, and its telephone number is (210) 821-4105.

  PAC

     PAC was incorporated under the laws of the State of Nevada in 1983 by AT&T as one of seven regional holding companies formed to hold AT&T's local telephone companies. AT&T divested PAC by means of a spin-off of stock to AT&T shareowners on January 1, 1984. The divestiture was made pursuant to the Consent Decree. PAC includes two wholly-owned operating telephone companies, Pacific Bell and Nevada Bell, and certain diversified subsidiaries. PAC provides financial and strategic planning and general administrative functions on its own behalf and on behalf of its subsidiaries. In 1995, PAC had operating revenues of approximately $9.04 billion and income before extraordinary item of approximately $1.05 billion. At December 31, 1995, PAC had total assets of approximately $16 billion.

     The mailing address of PAC's principal executive offices is 130 Kearny Street, San Francisco, California 94108, and its telephone number is (415) 394-3000.

  Merger Sub

     Merger Sub, a wholly-owned subsidiary of SBC, was formed by SBC solely for the purpose of effecting the Merger. The mailing address of Merger Sub's principal executive offices is 175 East Houston, San Antonio, Texas 78205-2233, and its telephone number is (210) 821-4105.

THE SPECIAL MEETINGS

  SBC


     The SBC Special Meeting to consider and vote on approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, will be held on July 31, 1996 at 9:30 a.m., local time, at the Travis Conference Center at the Sheraton Gunter Hotel, 205 East Houston, San Antonio, Texas. Only holders of record of SBC Common Stock at the close of business on June 3, 1996 (the "SBC Record Date") will be entitled to vote at the SBC Special Meeting. At April 30, 1996, there were 609,158,765 shares of SBC Common Stock outstanding and entitled to vote. Each share of SBC Common Stock is entitled to one vote.

     The affirmative vote of a majority of the votes cast at the SBC Special Meeting is necessary for the approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant thereto.



     As of April 30, 1996, directors and executive officers of SBC and their affiliates beneficially owned an aggregate of 1,781,966 shares of SBC Common Stock (including shares which may be acquired within 60 days upon exercise of stock options) or less than 1% of the shares of SBC Common Stock outstanding on such date. The directors and executive officers of SBC have indicated their intention to vote their shares of SBC Common Stock in favor of approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of SBC Common Stock pursuant to the Merger Agreement.


  PAC


     The PAC Special Meeting to consider and vote on approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby will be held on July 31, 1996 at 2:00 p.m., local time, at the San Jose Scottish Rite Center, 2455 Masonic Drive, San Jose, California. Only holders of record of PAC Common Stock at the close of business on June 3, 1996 (the "PAC Record Date") will be entitled to vote at the PAC Meeting. At April 30, 1996, there were 428,434,672 shares of PAC Common Stock outstanding and entitled to vote. Each share of PAC Common Stock is entitled to one vote.


     Approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby require the affirmative vote of at least a majority of the outstanding shares of PAC Common Stock.


     As of May 22, 1996, directors and executive officers of PAC and their affiliates beneficially owned an aggregate of 785,270 shares of PAC Common Stock (including shares which may be acquired within 60 days upon exercise of stock options) or less than 1% of the shares of PAC Common Stock outstanding on such date. The directors and executive officers of PAC have indicated their intention to vote their shares of PAC Common Stock in favor of approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby.


     For additional information relating to the Special Meetings, see "The Special Meetings."

THE MERGER


     The Merger Agreement provides for a business combination of SBC and PAC in which, subject to the satisfaction of the conditions therein, Merger Sub will be merged with and into PAC and the holders of shares of PAC Common Stock (other than Excluded PAC Common Stock) will be issued SBC Common Stock in a transaction intended to qualify as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), for federal income tax purposes. In the Merger, each issued and outstanding share of PAC Common Stock will be converted into the right to receive, and become exchangeable for, 0.733 of a share of SBC Common Stock, subject to increase or decrease in certain circumstances as set forth in the Merger Agreement and as described herein under "The Merger -- Terms of the Merger" (such number, as it may be adjusted in accordance with the terms of the Merger Agreement, is referred to herein as the "Exchange Ratio"), together with an appropriate number of preferred stock purchase rights (the "SBC Rights") attached thereto. See "Description of SBC Capital Stock -- Description of SBC Rights." Each outstanding share of SBC Common Stock will remain outstanding and be unaffected by the Merger. As a result of the Merger, holders of PAC Common Stock immediately prior to the Merger will own approximately 34% of SBC Common Stock after the Merger (based on the number of shares of SBC Common Stock and PAC Common Stock outstanding as of March 31, 1996 and assuming the Exchange Ratio is equal to 0.733).



     In the event that the Exchange Ratio is adjusted to less than 0.667 of a share of SBC Common Stock (other than as a result of certain equitable adjustments necessitated by a distribution, reclassification, stock split, stock dividend or similar transaction) in accordance with the terms of the Merger Agreement, then PAC will, as promptly as practicable after the determination of such Exchange Ratio, convene another meeting of the shareowners of PAC at which the holders of PAC Common Stock will be requested again to consider and vote upon the transactions contemplated by the Merger Agreement, taking into account the Exchange Ratio, as so decreased. Any further approval by the shareowners of PAC would be a condition to the obligations of PAC and SBC to consummate the Merger. See "The Merger -- Terms of the Merger."


     No fractional shares of SBC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of PAC Common Stock who would otherwise be entitled to receive fractional shares of SBC Common Stock will be entitled to receive, in lieu thereof, cash (without interest) representing such holder's proportionate interest in a share of SBC Common Stock based on the closing price of a share of SBC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time (as defined under "-- The Merger -- Effective Time").

  Reasons for the Merger; Recommendations of the Boards of Directors

     SBC


     The SBC Board of Directors (the "SBC Board") has determined unanimously (by vote of all directors present) that the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, SBC's shareowners. Accordingly, the SBC Board has unanimously approved (by vote of all directors present) the Merger Agreement and unanimously recommends that the shareowners of SBC vote FOR approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement. The recommendation of the SBC Board is based on a number of strategic, operating and financial factors as described in "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- SBC."


     PAC


     The PAC Board of Directors (the "PAC Board") has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, PAC's shareowners. Accordingly, the PAC Board has unanimously approved the Merger Agreement and unanimously recommends that the shareowners of PAC vote FOR approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby. The recommendation of the PAC Board is based on a number of strategic, operating and financial factors as described in "The Merger -- Reasons for the Merger; Recommendations of the Boards of Directors -- PAC."


  Opinions of Financial Advisors

     SBC

     Lazard Freres & Co. LLC ("Lazard Freres") has delivered its written opinion, dated as of April 1, 1996 which it has confirmed as of the date of this Joint Proxy Statement/Prospectus, to the SBC Board, to the effect that, as of such dates, the Exchange Ratio is fair to SBC from a financial point of view. See "The Merger -- Opinions of Financial Advisors -- SBC." A copy of the opinion of Lazard Freres, dated as of the date hereof, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review by Lazard Freres in rendering its opinion, is attached as Appendix B to this Joint Proxy Statement/Prospectus. HOLDERS OF SBC COMMON STOCK ARE URGED TO READ LAZARD FRERES' OPINION IN ITS ENTIRETY.

     PAC

     Salomon Brothers Inc ("Salomon") has delivered written opinions, dated as of April 1, 1996 and as of the date of this Joint Proxy Statement/Prospectus, to the PAC Board to the effect that, as of such dates, the Exchange Ratio is fair to the holders of PAC Common Stock from a financial point of view. See "The Merger -- Opinions of Financial Advisors -- PAC." A copy of the opinion of Salomon, dated as of the date hereof, which sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of review by Salomon in rendering its opinion, is attached as Appendix C to this Joint Proxy Statement/Prospectus. HOLDERS OF PAC COMMON STOCK ARE URGED TO READ SALOMON'S OPINION IN ITS ENTIRETY.

  Effective Time

     The Merger will become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of Nevada or such other time as shall be agreed upon by the parties and set forth in the Articles of Merger and in accordance with the Nevada Private Corporations Law (the "NPCL") (the "Effective Time"). See "The Merger -- Effective Time; Closing."

  Exchange of Certificates

     Promptly after the Effective Time, the exchange agent will mail transmittal instructions to each shareowner of record of PAC Common Stock (other than Excluded PAC Common Stock), advising such shareowner of the procedure for surrendering PAC Common Stock certificates (each, a "PAC Certificate") in exchange for SBC Common Stock certificates (each, an "SBC Certificate") and obtaining cash in lieu of any fractional share of SBC Common Stock. See "The Merger -- Exchange of Certificates" and "The Merger -- Terms of the Merger."

  Covenants

     The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, as consented to by the other party or as required by applicable law, rule or regulation, each of SBC and PAC will, and each of their respective subsidiaries will, conduct its business only in the ordinary and usual course and use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates. See "The Merger -- Conduct of Business Prior to Effective Time; Certain Covenants; Acquisition Proposals" and "-- Operational Covenants" for a discussion of additional restrictions on SBC, PAC and their respective subsidiaries with respect to the conduct of their respective businesses prior to the Effective Time.

     The Merger Agreement provides that neither SBC nor PAC or any of their respective subsidiaries will (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its subsidiaries that, in any such case, could reasonably be expected to lead to a breach of the Merger Agreement or otherwise interfere with the completion of the Merger (an "Acquisition Proposal") or (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal. The Merger Agreement does not prohibit, however, either SBC or PAC from engaging in any discussions or negotiations with, or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person or recommending an unsolicited bona fide written Acquisition Proposal to the shareowners of SBC or PAC, as the case may be, if certain prerequisite determinations are made by the SBC Board or the PAC Board, as the case may be, although taking any such actions will give the other party the right to terminate the Merger Agreement. See "The Merger -- Termination." The Merger Agreement provides that SBC and PAC each agrees that it will notify the other immediately if it receives an Acquisition Proposal indicating, in connection with such notice, the name of the person making such proposal and the terms and conditions of any proposals or offers, and thereafter shall keep SBC or PAC, as the case may be, informed, on a current basis, of the status of any ensuing discussions or negotiations. See "The Merger -- Conduct of Business Prior to Effective Time; Certain Covenants; Acquisition Proposals."

  Regulatory Matters


     Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. SBC and PAC each filed a Premerger Notification and Report Form (a "Notification and Report Form") pursuant to the HSR Act with the Antitrust Division of the Department of Justice ("DOJ") and the Federal Trade Commission ("FTC") on April 10, 1996. On May 10, 1996, each of

SBC and PAC received requests from the Antitrust Division of the DOJ for additional information and documents relating to the Merger. Under the HSR Act, the Merger may not be consummated until 20 days after both SBC and PAC have substantially complied with such requests. Although SBC and PAC believe the Merger complies with the antitrust laws, at any time before or after the Effective Time, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of SBC or PAC. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.



     In addition, PAC and SBC are required to file notices with, and obtain approvals or consents from, the Federal Communications Commission (the "FCC") pursuant to the Communications Act of 1934, as amended (the "Communications Act"), and the California Public Utilities Commission ("CPUC"). SBC and PAC have filed applications with the FCC and CPUC seeking such approvals and consents. SBC and PAC have also filed an application with the Nevada Public Service Commission ("NPSC") in connection with the Merger. See "The Merger -- Certain Regulatory Matters."



     The transfer of control from PAC to SBC of PAC's subsidiaries holding certain FCC licenses and authorizations must be approved by the FCC based on the FCC's evaluation as to whether SBC is qualified to control PAC and whether the public interest, convenience and necessity will be served by such transfer of control. SBC and PAC believe that the transfer of control applications that SBC and PAC filed with the FCC demonstrate compliance with these standards.



     PAC's primary operating subsidiaries, Pacific Bell and Nevada Bell, are public utilities subject to the respective jurisdictions of the CPUC and NPSC. SBC and PAC have filed an application with the CPUC requesting its authorization, to the extent required under Section 854 of the California Public Utilities Code ("Section 854"), to approve an indirect change in control of Pacific Bell, which will become an indirect wholly-owned subsidiary of SBC. Before authorizing a change of control under Section 854(b), the CPUC is required to find that the Merger provides short- and long-term economic benefits to customers and to allocate equitably these forecasted economic benefits, as found by the CPUC, between shareowners and customers, with customers receiving not less than 50% of any such benefits. The CPUC's determination of forecasted economic benefits is limited to services within its jurisdiction and over which it exercises ratemaking authority. The CPUC is not required to use any particular method for assuring that customers receive any forecasted economic benefits and, in markets where competition exists, the CPUC can rely on competition to produce the economic benefits. However, protestants to SBC's and PAC's application may assert that there will be substantial forecasted economic benefits allocable to customers from the Merger and that those benefits should be allocated to customers through refunds or mandated rate adjustments. SBC and PAC intend to vigorously contest any such assertions. There can be no assurance, however, as to the amount of forecasted economic benefits, if any, that might be allocated to customers by the CPUC nor the method of such allocation. The CPUC also is required under Section 854(b) to determine that a change in control does not adversely affect competition in the provision of telephone service in California and, in making that determination, it is required to request an advisory opinion from the Attorney General of the State of California.


     Under Section 854(c), the CPUC is required to consider eight separate criteria, including whether the indirect change in control is fair and reasonable to public utility employees and to shareowners. Based on its consideration of those criteria, the CPUC is required to find that, on balance, the change of control is in the public interest.


     SBC and PAC believe that the application they filed with the CPUC demonstrates compliance with Section 854 provisions.


     PAC and SBC believe that the Merger will produce benefits to the State of California, to its citizens and to PAC's customers. PAC and SBC also believe that the indirect change of control of Pacific Bell will not have an adverse effect on competition in the provision of telephone service in California. See "The Merger -- Certain Regulatory Matters."

     SBC and PAC have agreed in the Merger Agreement to cooperate with each other and use all their respective reasonable efforts to take all actions necessary, proper or advisable to obtain as promptly as practicable all required consents, registrations, authorizations, permits and approvals from any governmental or regulatory authority, court, agency, commission, body or other governmental entity (each, a "Governmental Entity") and/or third party that is necessary to be obtained to consummate the Merger or any of the other transactions contemplated by the Merger Agreement. Notwithstanding the foregoing, except as contemplated in connection with the allocation of Regulatory Approval Costs (as described under "The Merger -- Regulatory Approval Costs"), neither SBC nor PAC is required to proffer to, or agree to, any concession to any Governmental Entity that SBC concludes is reasonably likely to materially reduce the economic or business benefits SBC expects, as of the date of the Merger Agreement, to realize from the Merger. See "The Merger -- Certain Regulatory Matters."

  Employee Benefits

     Pursuant to the Merger Agreement, each outstanding option (each, a "PAC Option") to purchase PAC Common Stock under the PAC 1994 Stock Incentive Plan, the PAC Nonemployee Director Stock Option Plan and the PAC Stock Option and Stock Appreciation Rights Plan (collectively, "PAC Stock Option Plans"), whether vested or unvested, will be deemed to constitute an option to acquire the same number of shares of SBC Common Stock as the holder of such PAC Option would have been entitled to receive at the Effective Time had such holder exercised such PAC Option in full immediately prior to the Effective Time at an exercise price per share equal to (x) the aggregate exercise price for the PAC Common Stock otherwise purchasable pursuant to such PAC Option, divided by (y) the number of full shares of SBC Common Stock deemed purchasable pursuant to such PAC Option. At the Effective Time, SBC will assume each PAC Option in accordance with the terms of the PAC Stock Option Plan under which it was issued and the stock option agreement by which it was evidenced.


     Pursuant to the Merger Agreement, SBC will cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to the employees of PAC and its subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than the compensation and benefit plans maintained by PAC and its subsidiaries ("PAC's Compensation and Benefit Plans"), subject to adjustment in the event SBC implements widespread increases or decreases in benefits or the cost thereof with respect to compensation and benefit plans applicable to employees of SBC and its subsidiaries (other than the Surviving Corporation and its subsidiaries) and subject to terms of applicable collective bargaining agreements. At or prior to the Effective Time, PAC will make all necessary arrangements to cause any PAC Common Stock units under PAC's Compensation and Benefit Plans to be converted into share units with respect to SBC Common Stock by multiplying the number of shares of PAC Common Stock subject to such PAC Common Stock units by the Exchange Ratio. SBC has agreed to honor (and to cause the Surviving Corporation to honor), pursuant to their terms, all employee benefit obligations to current and former employees under PAC's Compensation and Benefit Plans.


     Pursuant to the Merger Agreement, each outstanding share of PAC Common Stock that is restricted under the PAC 1994 Stock Incentive Plan or PAC Restricted Stock Plan shall be converted into the right to receive, and become exchangeable for, a fraction of a share of SBC Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to such restricted share of PAC Common Stock.

     In addition, pursuant to the Merger Agreement, each outstanding stock unit under the PAC Outside Directors' Deferred Stock Unit Plan shall be converted into the right to receive a stock unit representing a fraction of a share of SBC Common Stock equal to the Exchange Ratio and having the same terms and conditions as were applicable to such stock unit before the Effective Time. See "The Merger -- Employee Benefits."

  Conditions

     The respective obligations of SBC, Merger Sub and PAC to consummate the Merger are subject to the satisfaction (or waiver) at or prior to the Effective Time of a number of conditions, including, among others, the following: (a) approval by the shareowners of PAC of the matters required to be approved by such shareowners at the PAC Special Meeting, (b) approval by the shareowners of SBC of the matters required to be approved by such shareowners at the SBC Special Meeting, (c) expiration or termination of the waiting period applicable to the Merger under the HSR Act, (d) the decision and order of the CPUC authorizing certain matters in connection with the Merger and making such determinations as may be required under Section 854(a)-(c), including its determination as to any required allocation of economic benefits, if any, of the Merger, between shareowners and ratepayers, having become final, and the receipt of all other material consents, authorizations, orders, and approvals of (or filings or registrations with) any Governmental Entity (including the FCC) or any third party, in accordance with the terms set forth in the Merger Agreement, (e) there being in effect no provision of any applicable law, rule or regulation and no judgment, injunction, order or decree of a court that would restrain or otherwise prohibit the consummation of the Merger or that has or is reasonably likely to have a material adverse effect on SBC or PAC, (f) the declaration of effectiveness by the SEC under the Securities Act of the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, and no stop order suspending such effectiveness being in effect and no proceedings for such purpose having been initiated or threatened by the SEC, (g) approval for listing on the NYSE, subject to official notice of issuance, of SBC's Common Stock to be issued in the Merger, (h) receipt by SBC and PAC of opinions from their respective independent public accounting firms to the effect that the Merger will qualify for "pooling of interests" accounting treatment, (i) receipt by SBC and PAC of opinions from their respective legal counsel to the effect that the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (j) determination and allocation of the Regulatory Approval Costs as described under "The Merger -- Regulatory Approval Costs". See "The Merger -- Conditions."

  Modification or Amendment; Waiver of Conditions

     The Merger Agreement provides that, subject to the provisions of applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement. The Merger Agreement also provides that the conditions to each party's obligation to consummate the Merger may be waived by such party in whole or in part to the extent permitted by applicable law. See "The Merger -- Modification or Amendment; Waiver of Conditions."

  Termination


     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, (a) whether before or after any requisite approval by the shareowners of SBC or PAC, by mutual written consent of SBC and PAC, or (b) by either SBC or PAC if (i) the Merger is not consummated by March 31, 1997, whether such date is before or after the date of approval by the shareowners of SBC or PAC (provided, however, that if SBC or PAC determines that additional time is necessary in connection with obtaining a required approval of the CPUC, such date may be extended by SBC or PAC to a date not later than December 31, 1997); (ii) any of the shareowner approvals required pursuant to the Merger Agreement are not obtained; (iii) any order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable (whether before or after the approval by the shareowners of PAC or SBC); (iv) the other party is in material breach of a representation or warranty made by such party in the Merger Agreement or materially fails to comply with any of the covenants or agreements to be performed by such party pursuant to the Merger Agreement and such breach or failure to perform is not curable or is not cured within 30 days after notice of such breach is given by the non-breaching party; (v) the board of directors of the other party withdraws or adversely modifies its recommendation of the Merger Agreement or (vi) the other party (or any of its directors, officers, employees or representatives) commences or authorizes negotiations with (or provides certain information to) third parties in connection with certain Acquisition Proposals. The Merger Agreement may also be terminated by PAC (a) if PAC is not in material breach of the Merger Agreement and the PAC Board approves entering into an agreement that constitutes a Superior Proposal (as defined under "The Merger -- Conduct of Business Prior to the Effective Time; Certain Covenants; Acquisition
Proposals -- Acquisition Proposals") and SBC does not, within ten business days, make a counter-proposal at least as favorable to the shareowners of PAC from a financial point of view as the Superior Proposal, (b) if the persons comprising the members of the SBC Board as of April 1, 1996 (the "Incumbent Directors") and any additional members of the SBC Board whose election or nomination for election as a director is supported by a majority of the Incumbent Directors (such additional member of the SBC Board thereafter being an Incumbent Director) cease to constitute a majority of the members of the SBC Board or any person or "group" (as defined in Rule 13d-5 under the Exchange Act) shall own capital stock of SBC with voting power sufficient to cast a majority of the votes entitled to be cast for the election of directors of SBC, or (c) if SBC, in any calendar year, enters into an agreement or agreements to spend in excess of $5 billion to acquire one or more businesses, by merger, consolidation or otherwise. In addition, the Merger Agreement will terminate if the allocation of Regulatory Approval Costs in accordance with the terms of the Merger Agreement does not occur. See "The Merger -- Termination."

     If the Merger Agreement is terminated under certain specified circumstances, certain termination fees are payable by one party to the other. See "The Merger -- Certain Termination Fees."

  Accounting Treatment

     SBC and PAC believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by their respective independent public accountants. Under this method of accounting, SBC will restate its consolidated financial statements at the Effective Time to include the assets, liabilities, shareowners' equity and results of operations of PAC.

     Consummation of the Merger is conditioned upon the receipt by each of SBC and PAC of a letter from their respective independent public accountants stating that the Merger, in their respective opinions, will qualify as a "pooling of interests" for accounting purposes. See "The Merger -- Accounting Treatment" and "-- Conditions" and "Unaudited Pro Forma Combined Condensed Financial Information."

  Interests of Certain Persons in the Merger

     In considering the recommendations of PAC's Board, shareowners should be aware that certain members of management of PAC and of the PAC Board have certain interests in the Merger that are in addition to the interests of shareowners generally. See "The Merger -- Interests of Certain Persons in the Merger."

  Employee Benefits

     As described under "The Merger -- Employee Benefits," pursuant to the Merger Agreement, each PAC Option, whether vested or unvested, will be deemed to constitute an option to acquire the same number of shares of SBC Common Stock as the holder of such PAC Option would have been entitled to receive at the Effective Time had such holder exercised such PAC Option in full immediately prior to the Effective Time at an exercise price per share equal to (x) the aggregate exercise price of the shares of PAC Common Stock otherwise purchasable pursuant to such PAC Option, divided by (y) the number of full shares of SBC Common Stock deemed purchasable pursuant to such PAC Option.

     Pursuant to the Merger Agreement, SBC has agreed to honor (and to cause the Surviving Corporation to honor), pursuant to their terms, all employee benefit obligations to current and former employees under PAC's Compensation and Benefit Plans, including obligations to the officers of PAC under existing employment and severance agreements. Approval of the Merger Agreement by PAC's shareowners will constitute a change in control under such employment and severance agreements, pursuant to which special severance payments will be payable upon certain involuntary terminations (including a constructive termination, as defined in the employment and severance agreements) during the three-year period following a change in control. See "The Merger -- Interests of Certain Persons in the Merger."

     Pursuant to the Merger Agreement, each outstanding share of PAC Common Stock that is restricted under the PAC 1994 Stock Incentive Plan or PAC Restricted Stock Plan shall be converted into the right to receive, and become exchangeable for, a fraction of a share of SBC Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to such restricted share of PAC Common Stock.

     Pursuant to the Merger Agreement, each outstanding stock unit under the PAC Outside Directors' Deferred Stock Unit Plan shall be converted into the right to receive a stock unit representing a fraction of a share of SBC Common Stock equal to the Exchange Ratio and having the same terms and conditions as were applicable to such stock unit before the Effective Time. See "The
Merger -- Employee Benefits."

     Pursuant to the terms of the PAC 1994 Stock Incentive Plan, all options granted thereunder to nonemployee directors that are not already exercisable will become exercisable in the event of a change in control. Approval by PAC's shareowners of the Merger Agreement will constitute a change in control and accelerate exercisability of the options granted to nonemployee directors.


     The Compensation and Personnel Committee of PAC's Board (the "PAC Committee") determined that the options granted on March 22, 1996 under the PAC 1994 Stock Incentive Plan to certain officers and other key employees of PAC will become immediately exercisable upon a change in control, which for such purposes would occur at the Effective Time.


     Director and Officer Indemnification and Insurance

     Pursuant to the Merger Agreement, from and after the Effective Time, SBC will indemnify, defend and hold harmless each present and former director and officer of PAC against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation whether civil, criminal, administrative or investigative arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that PAC would have been permitted under Nevada law and its articles of incorporation or by-laws in effect on the date of the Merger Agreement to indemnify such person. The Surviving Corporation is obligated to maintain a policy of directors' and officers' liability insurance ("D&O Insurance") for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as PAC's existing D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date of the Merger Agreement (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess of 175% of the Current Premium. See "The
Merger -- Interests of Certain Persons in the Merger -- Director and Officer Indemnification and Insurance."

     Board of Directors; Management


     Pursuant to the Merger Agreement, SBC has agreed to increase the size of the SBC Board at the Effective Time of the Merger in order to enable approximately one-third of the SBC Board to be comprised of directors designated by the SBC Board in consultation with the Chief Executive Officer of PAC and the PAC Board from among the members of the PAC Board (the "Director Designees") and the SBC Board will appoint each of the Director Designees to the SBC Board as of the Effective Time, with such Director Designees to be divided as nearly evenly as is possible among the classes of directors of SBC. As of the date hereof, the SBC Board is composed of 14 directors. Further, the Merger Agreement provides that at the Effective Time of the Merger, SBC will cause Mr. Philip J. Quigley to be appointed President and Chief Executive Officer of the Surviving Corporation and Vice Chairman of the SBC Board. Other executive officers of PAC are expected to become executive officers of the Surviving Corporation following the Merger.


     For more complete information concerning the interests of executives and directors of PAC in the Merger, shareowners of PAC should review the information set forth under "The Merger -- Interests of Certain Persons in the Merger."

  Appraisal Rights

     The Merger Agreement provides that in accordance with Section 92A.390 of the NPCL, no appraisal rights will be available to holders of PAC Common Stock in connection with the Merger. Holders of SBC Common Stock will not be entitled to any dissenters' or appraisal rights under Section 262 of the General Corporation Law of the State of Delaware (the "DGCL") as a result of the matters to be voted upon at the SBC Special Meeting.

  NYSE Listing

     Pursuant to the Merger Agreement, SBC has agreed to use its best efforts to cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Effective Time.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The Merger is intended to qualify for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Assuming the Merger so qualifies as a reorganization within the meaning of Section 368(a) of the Code, in general, no gain or loss will be recognized by holders of PAC Common Stock with respect thereto on the surrender of their PAC Common Stock in exchange for SBC Common Stock, except with respect to cash received in lieu of fractional shares, and no gain or loss will be recognized by SBC or PAC. Under the Merger Agreement, it is a condition precedent to the respective obligations of SBC and PAC to consummate the Merger that each of SBC and PAC will have received an opinion of its respective counsel dated the date of the closing of the Merger to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code and that each of PAC, SBC and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. For a further discussion of the federal income tax consequences of the Merger, see "Certain Federal Income Tax Consequences of the Merger."


CERTAIN EFFECTS OF THE MERGER ON THE RIGHTS OF HOLDERS OF PAC COMMON STOCK

     Upon consummation of the Merger, holders of shares of PAC Common Stock will become shareowners of SBC. The internal affairs of SBC are governed by the DGCL, SBC's Restated Certificate of Incorporation (the "SBC Restated Certificate") and Bylaws (the "SBC Bylaws"). The Merger will result in certain differences in the rights of holders of PAC Common Stock. See "Description of SBC Capital Stock" and "Comparison of Certain Rights of Shareowners of SBC and PAC."

COMPARATIVE STOCK PRICES

     SBC Common Stock and PAC Common Stock are each listed on the NYSE as well as on certain other exchanges. SBC is listed under the symbol "SBC" and PAC is listed under the symbol "PAC." The following table sets forth, for the periods indicated, the high and low sale prices per share of SBC Common Stock and PAC Common Stock as reported on the NYSE Composite Transactions Tape.


                                                               SBC                 PAC
                                                          COMMON STOCK        COMMON STOCK
                                                          -------------       -------------
                     CALENDAR QUARTER                     HIGH     LOW        HIGH     LOW
    ---------------------------------------------------   ----     ----       ----     ----
    1994
      First Quarter.................................... $41 7/8   $36 3/4   $    58(a) $    51(a)
      Second Quarter...................................  44 1/4    38 1/2    32 3/8     29 7/8
      Third Quarter....................................  44 1/4    40 1/4    33 1/2     30 1/8
      Fourth Quarter...................................  43 1/8    39 1/4    32 1/8     28 1/4
    1995
      First Quarter....................................  43 7/8    39 5/8    31 1/4         28
      Second Quarter...................................  47 7/8    41 3/8    31 1/4     25 5/8
      Third Quarter....................................  55 1/8    45 5/8    30 7/8     25 5/8
      Fourth Quarter...................................  58 1/2    53 1/8    34 3/8     29 1/8
    1996
      First Quarter....................................  60 1/4    49 3/4    35 1/4     25 7/8
      Second Quarter (through May 20, 1996)............  50 3/4    46 1/4    34 5/8     31 1/2


- ---------------


(a) Effective April 1, 1994, PAC spun off to its shareowners its domestic and international cellular, paging, and other wireless operations in a one-for-one stock distribution of its interest in those operations.


     On March 29, 1996, the last trading day before the public announcement of the Merger Agreement, the closing prices of SBC Common Stock and PAC Common Stock as reported on the NYSE Composite Transactions Tape were $52 5/8 per share and $27 3/4 per share, respectively. Assuming an Exchange Ratio of 0.733, the pro forma equivalent per share value of PAC Common Stock on March 29, 1996 was $38.57 per share. The pro forma equivalent per share value of PAC Common Stock on any date, assuming an Exchange Ratio of 0.733, equals the closing sale price of SBC Common Stock on such date, as reported on the NYSE Composite Transaction Tape, multiplied by 0.733.

     On                , the closing sale prices of SBC Common Stock and PAC
Common Stock as reported on the NYSE Composite Transactions Tape were
$          per share and $          per share ($          on a pro forma
equivalent per share basis, assuming an Exchange Ratio of 0.733), respectively.

     Shareowners are urged to obtain current quotations for the market prices of SBC Common Stock and PAC Common Stock.


     No assurance can be given as to the market prices of SBC Common Stock or PAC Common Stock at the Effective Time. Because the Exchange Ratio is fixed in the Merger Agreement (subject to increase or decrease under certain circumstances not related to the market value of the SBC Common Stock) and neither SBC nor PAC has the right to terminate the Merger Agreement based on changes in the market price of SBC's Common Stock, the market value of the shares of SBC Common Stock that holders of PAC Common Stock will receive upon consummation of the Merger may vary significantly from the market value of the shares of SBC Common Stock that holders of PAC Common Stock would receive if the Merger were consummated on the date of this Joint Proxy Statement/Prospectus.

SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA


     The following table presents selected historical financial data of SBC and PAC and selected unaudited pro forma combined financial data after giving effect to the Merger as a "pooling-of-interests." SBC and PAC selected historical data for each of the five years in the period ended December 31, 1995 have been derived from audited financial statements filed with the SEC and the selected historical data for the three-month period ended March 31, 1996 have been derived from unaudited financial statements. The pro forma combined financial data are presented for illustrative purposes only and are not necessarily indicative of the financial position or operating results that would have occurred or that will occur upon consummation of the Merger. The pro forma combined financial data do not give effect to any cost savings which may result from the integration of SBC's and PAC's operations. Additionally, the pro forma combined financial data do not include any transaction costs relating to the Merger (which are estimated to be approximately $65 million), nor do they consider any reorganization costs that might occur as a result of the Merger. Differences in accounting policies do not have a material effect on either the pro forma financial position or pro forma results of operations and have not been reflected in the unaudited pro forma combined financial data. The following selected financial data should be read in conjunction with the related historical and pro forma combined financial statements and notes thereto incorporated by reference or included herein. See "Available Information," "Incorporation of Certain Information by Reference" and "Unaudited Pro Forma Combined Condensed Financial Statements."



                                                           FOR THE
                                                            THREE
                                                           MONTHS
                                                            ENDED                FOR THE YEAR ENDED DECEMBER 31,
                                                          MARCH 31,    ---------------------------------------------------
                                                            1996        1995       1994       1993       1992       1991
                                                          ---------    -------    -------    -------    -------    -------
                                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
SBC -- HISTORICAL
Operating revenues......................................   $ 3,197     $12,670    $11,772    $10,840    $10,150    $ 9,460
Income from continuing operations.......................       464       1,889      1,649      1,435      1,302      1,157
Income from continuing operations per common share......      0.76        3.10       2.74       2.39       2.17       1.93
  Total assets..........................................    22,172      22,003     26,005     24,308     23,810     23,179
Long-term debt..........................................     5,588       5,672      5,848      5,459      5,716      5,675
Dividends per common share..............................      0.43        1.65       1.58       1.51       1.46       1.42
Book value per common share.............................     10.57       10.27      13.72      12.61      15.47      14.77
Network access lines....................................     14.47       14.22      13.61      13.15      12.72      12.33
PAC -- HISTORICAL
Operating revenues......................................   $ 2,334     $ 9,042    $ 9,235    $ 9,244    $ 9,108    $ 9,168
Income from continuing operations.......................       298       1,048      1,136        191      1,173        931
Income from continuing operations per common share......      0.70        2.46       2.68       0.46       2.91       2.37
  Total assets..........................................    15,858      15,841     20,139     20,563     21,104     20,563
Long-term debt..........................................     5,084       4,737      4,897      5,129      5,207      5,395
Dividends per common share..............................     0.545        2.18       2.18       2.18       2.18       2.14
Book value per common share.............................      5.32        5.11      12.34      11.61      18.53      17.62
Network access lines....................................     16.01       15.78      15.32      14.87      14.55      14.26
PRO FORMA COMBINED
Operating revenues......................................   $ 5,531     $21,712    $21,007    $20,084    $19,258    $18,628
Income from continuing operations.......................       762       2,937      2,785      1,626      2,475      2,088
Income from continuing operations per common share......      0.83        3.19       3.05       1.80       2.76       2.34
  Total assets..........................................    37,352      37,176     46,144     44,871     44,914     43,742
Long-term debt..........................................    10,672      10,409     10,745     10,588     10,923     11,070
Dividends per common share..............................      0.43        1.65       1.58       1.51       1.46       1.42
Book value per common share.............................      9.45        9.15      14.77      13.71      18.72      17.81
Network access lines....................................     30.48       30.01      28.93      28.02      27.28      26.59
PAC -- EQUIVALENTS
Income from continuing operations per common share......   $  0.61     $  2.34    $  2.24    $  1.32    $  2.02    $  1.72
  Dividends per common share............................     0.315        1.21       1.16       1.11       1.07       1.04
Book value per common share.............................      6.93        6.71      10.83      10.05      13.72      13.05

NOTES TO SELECTED HISTORICAL AND PRO FORMA COMBINED FINANCIAL DATA


     All data presented for PAC and the pro forma combined company exclude net assets and results of operations for domestic and international cellular, paging, and other wireless operations spun off by PAC on April 1, 1994, in a one-for-one stock distribution of its interest in those operations.


     The unaudited pro forma combined cash dividends declared per common share are assumed to be the same as the cash dividends declared by SBC on an historical basis. PAC has agreed that effective with the dividend for the second quarter of 1996 its quarterly dividend per share will not exceed 0.733 multiplied by SBC's quarterly dividend per share. Dividends per share of the combined company are expected to be equivalent to the dividend per share of SBC Common Stock.

     The PAC-Equivalents per share amounts are calculated by multiplying the pro forma combined per share amounts by an assumed Exchange Ratio of 0.733.

                              THE SPECIAL MEETINGS

GENERAL

  SBC


     This Joint Proxy Statement/Prospectus is being furnished to holders of SBC Common Stock in connection with the solicitation of proxies by the SBC Board for use at the SBC Special Meeting, to be held on July 31, 1996, and any adjournments or postponements thereof to consider and vote upon the approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement, and to transact such other business as may properly come before the SBC Special Meeting or any adjournments or postponements thereof.


     THE SBC BOARD HAS UNANIMOUSLY APPROVED (BY VOTE OF ALL DIRECTORS PRESENT) THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE SBC SHAREOWNERS VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

  PAC


     This Joint Proxy Statement/Prospectus is also being furnished to holders of PAC Common Stock in connection with the solicitation of proxies by the PAC Board for use at the PAC Special Meeting, to be held on July 31, 1996, and any adjournments or postponements thereof, to consider and vote upon the approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby and to transact such other business as may properly come before the PAC Special Meeting or any adjournments or postponements thereof.


     THE PAC BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMENDS THAT THE PAC SHAREOWNERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.


     This Joint Proxy Statement/Prospectus is furnished to PAC shareowners as a prospectus in connection with the issuance by SBC of shares of SBC Common Stock in connection with the Merger.


     Each copy of this Joint Proxy Statement/Prospectus mailed to holders of PAC Common Stock is accompanied by a form of proxy for use at the PAC Special Meeting, and each copy of this Joint Proxy Statement/Prospectus mailed to holders of SBC Common Stock is accompanied by a form of proxy for use at the SBC Special Meeting.


DATE, PLACE AND TIME



     The SBC Special Meeting will be held at the Travis Conference Center at the Sheraton Gunter Hotel, 205 East Houston, San Antonio, Texas, on July 31, 1996, at 9:30 a.m., local time.



     The PAC Special Meeting will be held at the San Jose Scottish Rite Center, 2455 Masonic Drive, San Jose, California on July 31, 1996 at 2:00 p.m. local time.



     In the event that the Exchange Ratio is decreased to less than 0.667 (other than as a result of certain equitable adjustments necessitated by a distribution, reclassification, stock split, stock dividend or similar transaction) in accordance with the terms of the Merger Agreement, then PAC shall, as promptly as practicable after the determination of such Exchange Ratio, convene another meeting of the shareowners of PAC at which the holders of PAC Common Stock will be requested again to consider and vote upon the transactions contemplated by the Merger Agreement, taking into account the Exchange Ratio, as so decreased. Any further approval by the shareowners of PAC would be a condition to the obligations of PAC and SBC to consummate the Merger. See "The Merger -- Terms of the Merger."

RECORD DATES

  SBC


     The SBC Board has fixed the close of business on June 3, 1996 as the SBC Record Date for the determination of the holders of SBC Common Stock entitled to receive notice of and to vote at the SBC Special Meeting and at any adjournments or postponements thereof.


  PAC


     The PAC Board has fixed the close of business on June 3, 1996 as the PAC Record Date for the determination of the holders of PAC Common Stock entitled to receive notice of and to vote at the PAC Special Meeting and at any adjournments or postponements thereof.


VOTES REQUIRED

  SBC


     As of April 30, 1996 there were 609,158,765 shares of SBC Common Stock issued and outstanding. Each share of SBC Common Stock outstanding on the SBC Record Date is entitled to one vote upon each matter properly submitted at the SBC Special Meeting. The affirmative vote of a majority of the votes cast at the SBC Special Meeting is necessary for the approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of the shares of SBC Common Stock pursuant to the Merger Agreement.



     Under the rules of the NYSE, in order to approve the issuance of shares of SBC Common Stock, the total number of shares voting with respect to such matter must be in excess of 50% of the outstanding shares of SBC Common Stock. Any abstention or broker non-vote will have the effect of reducing the aggregate number of shares of SBC Common Stock voting and the number of shares of SBC Common Stock required to approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have authority to vote on the Merger and the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger, unless they receive specific instructions from beneficial owners (otherwise known as "broker non-votes").



     As of April 30, 1996, directors and executive officers of SBC and their affiliates beneficially owned an aggregate of 1,781,966 shares of SBC Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or less than 1% of the shares of SBC Common Stock outstanding on such date. The directors and executive officers of SBC have indicated their intention to vote their shares of SBC Common Stock in favor of approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement.



     As of March 31, 1996, the directors and executive officers of PAC owned 263 shares of SBC Common Stock.


     See "The Merger -- Interests of Certain Persons in the Merger."

  PAC


     As of April 30, 1996, there were 428,434,672 shares of PAC Common Stock issued and outstanding. Each share of PAC Common Stock outstanding on the PAC Record Date is entitled to one vote upon each matter properly submitted at the PAC Special Meeting. The affirmative vote of at least a majority of the outstanding shares of PAC Common Stock is required to approve and adopt the Merger Agreement and to approve the transactions contemplated thereby.


     The presence in person or by proxy at the PAC Special Meeting of the holders entitled to vote a majority of the outstanding shares of PAC Common Stock is necessary to constitute a quorum for the transaction of business. Abstentions will be counted as present for the purposes of determining whether a quorum is present. Any abstention or broker non-vote will have the same effect as a negative vote. Under the rules of the NYSE, brokers who hold shares in street name for customers will not have the authority to vote on the Merger unless they receive specific instructions from beneficial owners.


     As of May 22, 1996, directors and executive officers of PAC and their affiliates beneficially owned an aggregate of 785,270 shares of PAC Common Stock (including shares which may be acquired within 60 days upon exercise of employee stock options) or less than 1% of the shares of PAC Common Stock outstanding on such date. The directors and executive officers of PAC have indicated their intention to vote their shares of PAC Common Stock in favor of approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby.



     As of April 30, 1996, directors and executive officers of SBC owned 1,150 shares of PAC Common Stock.


     See "The Merger -- Interests of Certain Persons in the Merger."

VOTING AND REVOCATION OF PROXIES


     Shares of SBC Common Stock and PAC Common Stock represented by a proxy properly signed and received at or prior to the appropriate Special Meeting, unless subsequently revoked, will be voted in accordance with the instructions thereon. IF A PROXY IS SIGNED AND RETURNED WITHOUT INDICATING ANY VOTING INSTRUCTIONS, SHARES OF SBC COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT, AND SHARES OF PAC COMMON STOCK REPRESENTED BY THE PROXY WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND TO APPROVE THE TRANSACTIONS CONTEMPLATED THEREBY. Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before the proxy is voted by filing a duly executed revocation or a duly executed proxy bearing a later date with the Secretary of SBC, for SBC shareowners, or with the Secretary of PAC, for PAC shareowners, prior to or at the appropriate Special Meeting, or, with respect to a proxy given by a shareowner of SBC, by voting in person at the SBC Special Meeting, although attendance at the SBC Special Meeting will not in and of itself constitute revocation of a proxy. All written notices of revocation and other communications with respect to revocation of SBC proxies should be addressed as follows: SBC Communications Inc., 175 East Houston, San Antonio, Texas 78205-2233, Attention: Vice President and Secretary. All written notices of revocation and other communications with respect to revocation of PAC proxies should be addressed as follows: Pacific Telesis Group, 130 Kearny Street, San Francisco, California 94108, Attention: Secretary.



     If an SBC shareowner is a participant in SBC's Dividend Reinvestment Plan, the SBC proxy card will serve as voting instructions with respect to the number of full shares of SBC Common Stock held in the plan on behalf of the particular shareowner. If an SBC shareowner is a participant in any of the following SBC Compensation and Benefit Plans (as defined under "-- Reasons for the Merger, Recommendations of the Board of Directors -- PAC"): the SBC PAYSOP, the SBC Savings Plan, or the SBC Savings and Security Plan, then the SBC proxy card will, similarly, serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. If proxy cards representing shares of SBC Common Stock in the SBC PAYSOP, the SBC Savings Plan or the SBC Savings and Security Plan are not received, those shares of SBC Common Stock will be voted in the same proportion as the shares of SBC Common Stock for which signed cards are returned by other participants in such SBC Compensation and Benefit Plans. If an SBC shareowner participates in any of these plans or maintains other accounts under a different name (e.g., with and without a middle initial), the SBC shareowner may receive more than one set of Joint Proxy Statement/Prospectus materials. To ensure that all shares of SBC Common Stock are voted, the shareowner must sign and return every proxy card received.



     If a PAC shareowner is a participant in PAC's Dividend Reinvestment and Stock Purchase Plan, the PAC proxy card will serve as voting instructions with respect to the number of full shares of PAC Common Stock in PAC's Dividend Reinvestment Plan and Stock Purchase Plan account on the PAC Record Date as well as other shares of PAC Common Stock registered in the participant's name. If a PAC shareowner is a participant in any of the following PAC Compensation and Benefit Plans: the PAC Supplemental Retirement and Savings Plan for Salaried Employees, the PAC Supplemental Retirement and Savings Plan for Nonsalaried Employees (the "PAC

Savings Plans"), the PAC Leveraged Employee Stock Ownership Plan (the "PAC LESOP"), or the PAC Employee Stock Ownership Plan (the "PAC ESOP"), the PAC proxy card will also serve as a voting instruction for the trustees of those plans where all accounts are registered in the same name. Shares of PAC Common Stock in the PAC ESOP cannot be voted unless the PAC proxy card is signed and returned. If proxy cards representing shares of PAC Common Stock held in the PAC Savings Plans and the PAC LESOP are not returned, those shares will be voted by the trustees in the same proportion as the shares for which signed proxy cards are returned by other participants. If a PAC shareowner participates in any of these plans or maintains other accounts under a different name (e.g. with and without a middle initial), the PAC shareowner may receive more than one set of Joint Proxy Statement/Prospectus materials. To ensure that all shares of PAC Common Stock are voted, the PAC shareowner must sign and return every proxy card received.



     The SBC Board and the PAC Board are not currently aware of any business to be acted upon at their respective Special Meeting, of their respective shareowners, other than as described herein. If, however, other matters are properly brought before either Special Meeting, or any adjournments or postponements thereof, the persons appointed as proxies will have discretion to vote or act thereon according to their best judgment. Such adjournment may be for the purpose of soliciting additional proxies. Shares represented by proxies voting against, in the case of SBC, approval and adoption of the Merger Agreement and approval of the transactions contemplated thereby, including the issuance of shares of SBC Common Stock pursuant to the Merger Agreement and, in the case of PAC, approval and adoption of the Merger Agreement and the transactions contemplated thereby, will be voted against a proposal to adjourn the respective Special Meeting for the purpose of soliciting additional proxies.


     Shareowners of SBC and PAC will not be entitled to present any matter for consideration at either of the Special Meetings.

SOLICITATION OF PROXIES

     In addition to solicitation by mail, directors, officers and employees of SBC and PAC, none of whom will be specifically compensated for such services, may solicit proxies from the shareowners of SBC and PAC, respectively, personally or by telephone, telecopy or telegram or other forms of communication. Brokerage houses, nominees, fiduciaries and other custodians will be requested to forward soliciting materials to beneficial owners and will be reimbursed for their reasonable expenses incurred in sending proxy materials to beneficial owners.


     In addition, SBC and PAC have retained Georgeson & Company, Inc. ("Georgeson") and Corporate Investor Communications, Inc. ("CIC"), respectively, to assist in the solicitation of proxies from their respective shareowners. The fees to be paid to such firms for such services by each of SBC and PAC are not expected to exceed $19,000 and $25,000, respectively, plus in each case reasonable out-of-pocket costs and expenses. SBC and PAC have jointly retained Shareholder Communication Corporation to act as information agent for the Merger at an estimated cost of $168,000 to be borne equally by SBC and PAC. SBC and PAC each will bear its own expenses in connection with the solicitation of proxies for its Special Meeting, except that each will pay one-half of all printing, filing and mailing costs and expenses incurred in connection with the Registration Statement and this Joint Proxy Statement/Prospectus.


 PAC SHAREOWNERS SHOULD NOT SEND PAC COMMON STOCK CERTIFICATES WITH THEIR PROXY
                                     CARDS.

APPRAISAL RIGHTS


     Holders of PAC Common Stock will not be entitled to any dissenters' or appraisal rights under Section 92A.390 of the NPCL in connection with the Merger. Holders of SBC Common Stock also will not be entitled to any dissenter's or appraisal rights under Section 262 of the DGCL as a result of the matters to be voted upon at the SBC Special Meeting.

                                 THE COMPANIES

  SBC

     SBC is a communications holding company, which in 1995 had operating revenues of approximately $12.67 billion and income before extraordinary loss of approximately $1.89 billion. At December 31, 1995, SBC had total assets of approximately $22 billion. SBC's subsidiaries are engaged principally in communications and information services, including the provision of telecommunications services in Texas, Missouri, Oklahoma, Kansas and Arkansas. SBC was incorporated under the laws of the State of Delaware in 1983 by AT&T as one of seven regional holding companies formed to hold AT&T's local telephone companies. AT&T divested SBC by means of a spin-off of stock to AT&T shareowners on January 1, 1984. The divestiture was made pursuant to the Consent Decree.

  PAC

     PAC was incorporated under the laws of the State of Nevada in 1983 by AT&T as one of seven regional holding companies formed to hold AT&T's local telephone companies. AT&T divested PAC by means of a spin-off of stock to AT&T shareowners on January 1, 1984. The divestiture was made pursuant to the Consent Decree. PAC includes two wholly-owned operating telephone companies, Pacific Bell and Nevada Bell, and certain diversified subsidiaries. PAC provides financial and strategic planning and general administrative functions on its own behalf and on behalf of its subsidiaries. In 1995, PAC had operating revenues of approximately $9.04 billion and income before extraordinary item of approximately $1.05 billion. At December 31, 1995, PAC had total assets of approximately $16 billion.

  Merger Sub

     Merger Sub, a wholly-owned subsidiary of SBC, was formed by SBC solely for the purpose of effecting the Merger.

                                   THE MERGER

     This section of the Joint Proxy Statement/Prospectus describes certain aspects of the Merger. To the extent that it relates to the Merger Agreement, the following description does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is attached as Appendix A to this Joint Proxy Statement/Prospectus and is incorporated herein by reference. All shareowners are urged to read the Merger Agreement in its entirety.

GENERAL


     The Merger Agreement provides for a business combination between SBC and PAC in which, subject to the satisfaction of the conditions therein, Merger Sub will be merged with and into PAC and the holders of PAC Common Stock will be issued SBC Common Stock in a transaction intended to qualify as a "pooling of interests" for accounting purposes and as a reorganization within the meaning of
Section 368(a) of the Code for federal income tax purposes. In the Merger, each outstanding share of PAC Common Stock (other than Excluded PAC Common Stock) will be converted into the right to receive, and become exchangeable for, a fraction of a share of SBC Common Stock equal to the Exchange Ratio, together with the appropriate number of SBC Rights. The Exchange Ratio may be increased or decreased in certain circumstances as set forth in the Merger Agreement and as described herein under "-- Terms of the Merger." Each outstanding share of SBC Common Stock will remain outstanding and be unaffected by the Merger. As a result of the Merger, holders of PAC Common Stock immediately prior to the Merger will own approximately 34% of the SBC Common Stock after the Merger (based on the number of shares of SBC Common Stock and PAC Common Stock outstanding as of March 31, 1996 and assuming the Exchange Ratio is equal to 0.733).

BACKGROUND OF THE MERGER


     The action of the PAC Board to approve the Merger Agreement was the ultimate outcome of a process that began in the fall of 1994 in which PAC's management and the PAC Board commenced consideration of the medium- and longer-term outlook for the telecommunications industry and the means by which PAC could be best positioned to meet anticipated challenges ahead. PAC's management presented the view that PAC would need to substantially increase the scale and scope of its operations to compete successfully against very large national and international telecommunications companies that likely would be entering PAC's markets and otherwise competing with PAC. PAC's management believed that PAC's competitiveness would depend on such factors as its ability to offer its customers a broad range of telecommunications products, to serve its customers domestically and internationally, to have a competitive cost structure and to be able to fund significant investments in new products and services. During this early stage of PAC's strategic study, PAC's management contemplated that one or more alliances with other telecommunications companies would be necessary to increase PAC's scale and scope, but no specific form of alliance or strategic partner was considered. This strategic study continued through the fall of 1994 and early in 1995, including at meetings of the PAC Board in December 1994 and February 1995. Following the February 1995 meeting of the PAC Board, it was determined to defer the active consideration of strategic alternatives until the legislative process which eventually led to the Telecommunications Act of 1996 was closer to completion and the regulatory environment was better defined.



     In July and August of 1995, based on an improved outlook for telecommunications reform, management of PAC and its financial advisor, Salomon, met on several occasions to consider strategic alternatives. In late September of 1995, at meetings of the Finance Committee of the PAC Board and of the PAC Board, a wide-ranging discussion of strategic alternatives was conducted. Alternatives considered included acquisitions, joint ventures or other alliances, the sale of a substantial equity stake in PAC or a subsidiary of PAC to a strategic investor (i.e., an investor with the ability to assist PAC in expanding its offerings of telecommunications services) and a business combination with a larger participant in the telecommunications industry. It was PAC management's conclusion that a combination with another major telecommunications company appeared to be the best alternative in order to achieve PAC's objectives because, unlike the other alternatives considered, it would immediately satisfy PAC's objective of increased scale and scope and would create a strong foundation for subsequent strategic initiatives beneficial to PAC's shareowners. By comparison, for example, an alliance or joint venture involving particular products or services was considered less stable, would involve greater operating expenses and would be more difficult to integrate with existing operations, and a strategic investment or acquisition was considered only an interim step because the size of such an investment or acquisition was unlikely to create sufficient scale and scope without significant dilution of earnings per share or, if PAC were to incur indebtedness to fund a significant acquisition, additional financial constraints. At meetings of the PAC Board on October 27 and 28, 1995, extensive consideration of these strategic alternatives occurred and, on the basis of the preliminary results of its strategic review, the PAC Board authorized Mr. Philip J. Quigley, PAC's Chairman of the Board and Chief Executive Officer, to make preliminary inquiries of major telecommunications companies to determine their level of interest in pursuing a possible business combination.



     In November 1995, Mr. Quigley contacted Mr. Edward E. Whitacre, Jr., SBC's Chairman of the Board and Chief Executive Officer, to inquire whether SBC might be interested in discussing a possible business combination between PAC and SBC. At that time Mr. Whitacre indicated that SBC might be interested in discussing such a transaction, but that he believed it would be preferable to defer any discussions until after federal telecommunications law reforms then under discussion became law and the companies' regulatory environment was clarified.



     At the meeting of the PAC Board on December 15, 1995, a further presentation was made by management to the PAC Board regarding the strategic alternatives identified above. At such meeting, consideration was given to the strategic visions of SBC and PAC. The PAC Board also considered management's views regarding contacts with chief executive officers of other significant participants in the telecommunications industry and PAC management's views on regulatory and legal considerations bearing on the feasibility of a business combination with various telecommunications companies. Based on such considerations and SBC's attractiveness as a potential partner, it was concluded that discussions concerning a possible business combination with SBC should be initiated when the regulatory environment was clarified.

     On February 8, 1996, the Telecommunications Act of 1996 was signed into law by President Clinton. Messrs. Whitacre and Quigley subsequently met in late February to explore the possibility of a business combination transaction. The two chief executive officers discussed, among other things, each company's operations and their complementary strengths, the possible advantages of a combination, and the opportunity to enter the domestic and international long distance services to serve its customers, which was made possible by the new telecommunications law. Messrs. Whitacre and Quigley concluded after that meeting that there appeared to be sufficient mutual interest in pursuing such a transaction to justify further discussions. Messrs. Whitacre and Quigley met again in early March along with the General Counsels of SBC and PAC. At this meeting, the participants discussed various matters, including, among others, PAC's entry into wireless communications and wireless video businesses and the opportunities in the event of a merger for the combined company to provide international long distance service, particularly to the Pacific Rim, Mexico and Latin America, and domestic long distance service. The participants also discussed the terms that might be offered to PAC shareowners in connection with the proposed transaction, the compatibility of the two companies in terms of common culture and vision, and logistics related to negotiation of the terms of a merger and each company's due diligence inquiry concerning the other.



     Beginning March 8, 1996, and continuing through March 30, 1996, SBC and PAC conducted mutual due diligence, including a review of each other's business plans, budgets and capital requirements. The parties determined to commence negotiation of a merger agreement on March 22 and continued negotiation along with their respective counsels until shortly before the Merger Agreement was signed on April 1, 1996. Negotiation and discussion of various aspects of the proposed merger agreement by representatives of PAC and SBC, together with their respective legal and financial advisors, continued daily throughout the period. These negotiations and discussions focused on various aspects of the proposed merger agreement, including (i) developing a mechanism to adjust the Exchange Ratio to provide for sharing of the Regulatory Approval Costs between SBC shareowners and PAC shareowners, (ii) what actions of SBC and PAC would be prohibited pending closing of the Merger without the consent of the other, (iii) the provisions for termination of the Merger Agreement, (iv) the circumstances under which a termination fee would be paid and the amount of the termination fee, (v) various provisions related to limitations on transactions with third parties, and (vi) the extent of PAC representation on the SBC Board and how that representation would be effected. During this time period Messrs. Whitacre and Quigley had several discussions regarding an appropriate exchange ratio, with Mr. Whitacre initially proposing an exchange ratio less than 0.733 and Mr. Quigley initially seeking an exchange ratio greater than 0.733, with 0.733, subject to increase or decrease in accordance with the terms of the Merger Agreement, representing an ultimately mutually acceptable ratio.



     On March 31, 1996, the PAC Board met to consider the Merger Agreement and the transactions contemplated thereby, including the proposed consideration to be paid to PAC shareowners. Members of PAC's senior management and representatives of Pillsbury Madison & Sutro LLP, PAC's legal advisor, and Salomon, PAC's financial advisor, made presentations to the PAC Board and discussed with the PAC Board their views and analyses of various aspects of the proposed transaction. The PAC Board reviewed and considered, among other things, the background of the proposed transaction, PAC's strategic alternatives, financial and valuation analyses of the transactions, the terms of the Merger Agreement, and the other matters described below under "-- Reasons for the Merger; Recommendations of the Boards of Directors -- PAC." In order to provide additional time for reflection upon and consideration of the information presented regarding the proposed transaction, the PAC Board adjourned its meeting on March 31, 1996, without a vote being taken with respect to the Merger, and agreed to reconvene the meeting on April 1, 1996, to further consider the matter.


     On April 1, 1996, the PAC Board reconvened. Salomon delivered its opinion to the PAC Board to the effect that, as of such date, the Exchange Ratio was fair to the holders of PAC Common Stock from a financial point of view. After further deliberation, the PAC Board unanimously approved the Merger Agreement and authorized the execution of the Merger Agreement.


     On March 29, 1996, the SBC Board met with representatives of its management, Sullivan & Cromwell, SBC's legal advisor, and Lazard Freres, SBC's financial advisor, to consider the Merger and the transactions contemplated thereby including the consideration to be paid by SBC in the Merger. At this meeting management of SBC and representatives of Lazard Freres made presentations to the SBC Board and discussed with the SBC

Board their views and analyses of various aspects of the proposed transaction. The SBC Board reviewed and considered, among other things, the background of the proposed transaction, the strategic significance of the proposed transaction, background information concerning PAC, financial and valuation analyses of the transaction and the other matters described below under "-- Reasons for the Merger; Recommendations of the Boards of Directors -- SBC." In order to provide additional time to consider the information presented regarding the proposed transaction, the SBC Board determined that it should meet again on March 31, 1996, to further consider the proposed transaction.



     On March 31, 1996, the SBC Board met again to consider the Merger and the transactions contemplated thereby. At this meeting, after considering issues raised during the due diligence process, the terms of the Merger Agreement and the oral opinion of Lazard Freres to the effect that the Exchange Ratio is fair to SBC from a financial point of view, the SBC Board unanimously determined (by vote of all directors present) that the Merger Agreement and the transactions contemplated thereby are fair to and in the best interests of its shareowners. Mr. Knight and Dr. Mobley were unable to attend the March 31, 1996 meeting of the SBC Board.


REASONS FOR THE MERGER; RECOMMENDATIONS OF THE BOARDS OF DIRECTORS

  SBC


     The SBC Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, its shareowners. In reaching this determination, the SBC Board concluded that the Merger was likely to increase the value of shareowners' investment in SBC over what that value would have been had SBC not agreed to the Merger, and that the opportunities created by the Merger to increase shareowner value more than offset the risks inherent in the Merger. In reaching this conclusion, the SBC Board considered that the Merger would:



          (a) create one of the largest telecommunications company in the United States, with the size, geographic and product diversity and complementary competencies to serve customers better and to grow the business while positioning SBC for a continuing leadership role in the telecommunications industry of the 21st century;



          (b) create opportunities to apply SBC's proven skills in marketing, wireless operations and creating value added services for the PAC customer base, including its new PCS business, and to apply PAC's proven skills in expense reduction, process redesign and internet applications for the SBC customer base;



          (c) permit the realization of administrative and capital expense efficiencies through the joint development of SBC's and PAC's long distance services;


          (d) enable SBC to provide telecommunications services in the two largest states in the United States, California and Texas;

          (e) create a telecommunications enterprise with a strong focus on Mexico and other parts of Latin America and on Asian telecommunications markets; and

          (f) enable SBC to add 15.8 million telephone access lines to its existing 14.2 million telephone access lines.


     The SBC Board weighed advantages and opportunities against the following risks associated with the Merger:



          (a) the challenges inherent in the combination of two business enterprises of the size of SBC and PAC and the possible resulting diversion of management attention for an extended period of time;



          (b) the possibility of significant adverse developments in the California regulatory environment;



          (c) the possibility that the competitive environment in California for PAC's business will worsen due to the entrance of additional competitors, strategic or product initiatives by existing competitors or regulatory changes that impose an economic disadvantage on PAC relative to its competitors; and

          (d) the risks associated with the investments required by PAC's wireless communications and wireless video businesses.



     In reaching the determination that the terms of the Merger were fair to and in the best interests of SBC shareowners, the SBC Board also considered a number of additional factors, including its knowledge of SBC's business and discussions with SBC's management concerning the results of SBC's due diligence investigation of PAC, the economic and regulatory environment in California, strategic, operational and financial opportunities and risks associated with the Merger and the terms of the Merger Agreement, the historical and current market prices of PAC Common Stock and the oral opinion of SBC's financial advisor, Lazard Freres (which opinion was confirmed in writing on April 1, 1996, and as of the date hereof), to the effect that, as of April 1, 1996, the Exchange Ratio is fair to SBC from a financial point of view.



     The foregoing discussion of the information and factors which were given weight by the SBC Board is not intended to be exhaustive but is believed to include all material factors considered by the SBC Board. The SBC Board did not assign specific weights to the foregoing factors and individual Directors may have given different weights to different factors. The SBC Board, however, unanimously approved (by vote of all directors present) the Merger Agreement and unanimously recommends to its shareowners that they approve and adopt the Merger Agreement and approve the transactions contemplated thereby, including the issuance of shares of SBC in the Merger. Mr. Knight and Dr. Mobley were unable to attend the March 31, 1996 meeting of the SBC Board but have subsequently confirmed that they approve the Merger Agreement and concur in the recommendation of the SBC Board.


     THE SBC BOARD UNANIMOUSLY RECOMMENDS THAT SBC SHAREOWNERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE ISSUANCE OF SHARES OF SBC COMMON STOCK PURSUANT TO THE MERGER AGREEMENT.

  PAC


     The PAC Board has unanimously determined that the terms of the Merger Agreement and the transactions contemplated thereby are fair to, and in the best interests of, PAC and its shareowners. In reaching this determination, the PAC Board gave significant consideration to a number of factors, including, without limitation, the factors referred to below. In view of the wide variety of factors bearing on its decision, the PAC Board did not consider it practical to, nor did it attempt to, quantify or otherwise assign relative weight to the factors it considered in reaching its decision. The Board of Directors received the advice of independent counsel throughout its consideration of the Merger Agreement.


     Such factors considered by the PAC Board included the following:


     (i) Management's View. The PAC Board considered management's view that PAC's best strategic alternative is to combine with another major telecommunications company to create an enterprise with the scale and scope of operations necessary to compete effectively against the industry's much larger worldwide companies. The PAC Board considered management's conclusion that such a combined company would have an improved cost structure which would allow it to meet competitive challenges in an industry that is likely to experience consolidation and substantially increased competition. The PAC Board also considered management's view that only companies of substantial scale and scope will be able to offer a broad, integrated package of telecommunications services that customers will demand, including local, long distance, wireless and video services. In making its determination, the PAC Board also considered the view expressed by management that companies with significant scale and scope will be likely to attract the most desirable investment and partnering opportunities as the telecommunications business continues to evolve. The PAC Board also considered the conclusion of management that a significant alignment existed between the strategic perspective in the core businesses of PAC and SBC, including the mutual emphasis on a strong branded bundle of telecommunications products as being critical to future success.


     (ii) PAC's Business, Financial Condition and Prospects. In evaluating the Merger, the PAC Board also considered information with respect to the business, financial condition and results of operations of PAC, as well as PAC's prospects for growth in view of industry and market conditions. The PAC Board considered the constraints on PAC's ability to raise sufficient capital to take advantage of attractive opportunities. In this regard, consideration was given to the possibility that PAC's internal sources of cash could be reduced from historical levels due to expected increases in competition in the coming years, PAC's recent and expected capital expenditure levels, and the actions in 1995 of various rating agencies relative to PAC's debt ratings, which included a lowering of the ratings on PAC's bonds from AA to AA- by one agency and a designation of the outlook on PAC's long-term debt as "negative" by two other rating agencies. The PAC Board considered the desirability of its California markets, the efficiency and quality of its services and the focus of PAC's operations in a single region. It considered that the desirability of its California markets would attract the highest level of competition. It also considered that PAC's opportunities to combine with attractive partners on desirable terms likely would decrease as industry consolidation accelerates.


     (iii) SBC's Business, Financial Condition and Prospects. The PAC Board considered, among other things, information provided by management and Salomon with respect to the business, financial condition and results of operations of SBC. The PAC Board considered, among other things, SBC's historically strong earnings growth and prospects for continued growth, SBC's relatively stronger borrowing capacity and lower capital costs, the strength and experience of its senior management team, its substantial interests in expanding wireless and international markets, the expertise SBC will bring to PAC's start-up wireless communications operations and SBC's experience and position in international markets. The PAC Board also considered PAC's ability to apply its strengths, particularly in cost management and competitive response, to create value for the combined company. The PAC Board also considered the attractiveness of SBC's international diversification and the opportunities believed to exist for expanded activity in Mexico through SBC's investment in Telmex and the nexus between the principal markets of both PAC and SBC to that country. In this regard, the PAC Board considered as favorable the successes of SBC in operating varied domestic and international assets, including particularly wireless assets.

     The PAC Board also considered risks associated with the proposed Merger, including, among others, the possibility that the Merger will not be consummated as a result of unacceptable conditions imposed by regulatory authorities or otherwise, diversion of management attention from operational matters as a result of the proposed Merger, the impact of limitations in the Merger Agreement on PAC's ability to undertake new initiatives prior to the Effective Time, the effect of rising levels of competition on SBC's local telephone and wireless businesses, and the possibility that expected operating benefits from the Merger would be more difficult to achieve than expected.

     (iv) Opinion of Salomon; Market Premium. The PAC Board viewed as favorable to its decision the opinion of Salomon to the effect that as of April 1, 1996 the Exchange Ratio was fair to holders of PAC Common Stock from a financial point of view. The PAC Board also considered the oral and written presentations made to it by Salomon. See "-- Opinions of Financial Advisors -- PAC." A copy of Salomon's written opinion to the PAC Board, dated as of the date hereof, is attached as Appendix C to this Joint Proxy Statement/Prospectus.


     The PAC Board reviewed the historical market prices and recent trading activity of PAC Common Stock and SBC Common Stock. The PAC Board considered as favorable to its decision that the per share value of the consideration to be received by PAC shareowners in the Merger (which, as of March 29, 1996, was $38.75 per share based on the closing sale price of SBC Common Stock on such date and assuming an Exchange Ratio of 0.733) represented a premium of approximately 38.9% over the closing sale price of PAC Common Stock on March 29, 1996. The PAC Board also considered the Exchange Ratio of 0.733, subject to increase or decrease in accordance with the terms of the Merger Agreement.


     (v) Strategic Alliance. The PAC Board also considered that the Merger would create a strategic alliance between PAC and SBC for the benefit of their respective shareowners. The combined company would be significantly more diversified than PAC, both geographically and in its lines of business. In this regard, the PAC Board considered that the shareowners of PAC would have the opportunity to participate in a strengthened combined company which would be expected to have significant potential for growth and that there could be expected to be significant values arising from such participation, including, but not limited to, growth in future stock values and earnings per share and an enhanced perception of the combined company by the financial markets and rating agencies.


     (vi) Commitment to California, Nevada and other Constituencies of PAC. The PAC Board also reviewed the willingness of SBC to commit publicly in connection with the proposed Merger to further the strategic alliance described above by, among other things, committing to maintain and improve the quality of service to customers in California and Nevada, to expand service to ethnic markets, to maintain commitments to diversity in the work force, to continue support of charitable and other community endeavors, to further the cause of improving the quality of education in California and Nevada and to increase California employment levels. The PAC Board considered the following specific examples of such commitments: an increase of California employment within two years after the Effective Time by at least 1,000 jobs above the level that otherwise would have prevailed in the absence of the Merger; maintenance of the Pacific Bell and Nevada Bell headquarters in their present locations; continued use of the Pacific Bell and Nevada Bell brand names; and establishment of a new headquarters in California for integrated support and administrative services, long distance businesses, international businesses and a new internet company. The PAC Board also regarded as favorable the opportunities in the combined company for the employees and officers of PAC and the beneficial effects on California and Nevada customers and vendors to PAC and its subsidiaries arising from the above-described commitments. The PAC Board also regarded as favorable the commitment of SBC in the Merger Agreement to honor, pursuant to their terms, all employee benefit obligations to current and former employees under PAC's Compensation and Benefit Plans, including obligations to officers of PAC under existing employment and severance agreements. The PAC Board also considered the commitment of SBC under the Merger Agreement to cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to the employees of PAC and its subsidiaries compensation and benefit plans that are at least as favorable, in the aggregate, as the PAC Compensation and Benefit Plans, subject to adjustment in the event SBC implements widespread increases or decreases in benefits or the cost thereof with respect to Compensation and Benefit Plans applicable to employees of SBC and its subsidiaries (the "SBC Compensation and Benefit Plans," together with the PAC Compensation and Benefit Plans, the "Compensation and Benefit Plans").



     (vii) Alternative Transactions. The PAC Board considered strategic alternatives other than a combination. Included among these alternatives were possible joint ventures with other companies in the telecommunications industry or related businesses for development of specific services, acquisitions of smaller participants in the industry both in the United States and abroad, the sale of newly-issued shares of PAC capital stock to a strategic investor which thereafter would own a substantial portion of the outstanding capital stock of PAC and the sale to a strategic investor of an interest in certain PAC operating subsidiaries, including its wireless subsidiary. It concurred with management's view that none of these alternatives would offer as much value to PAC shareowners as a combination with another major telecommunications company. It also determined, taking into account, among other things, preliminary inquiries of other possible merger candidates by PAC's Chief Executive Officer and applicable regulatory and legal considerations, that it was unlikely that PAC would be able to negotiate a combination with another company on terms superior to the proposed Merger with SBC.



     (viii) Terms of the Merger Agreement. The PAC Board reviewed presentations from, and discussed the terms and conditions of the Merger Agreement with, management and representatives of its financial and legal advisors. Among other things, the PAC Board considered the fact that the Merger Agreement does not provide a "collar" limiting the effect of changes in the price of SBC Common Stock on the value of the consideration to be received by PAC shareowners and the potential advantages and disadvantages associated therewith, and the fact that the Merger Agreement contains an adjustment mechanism which could result in a reduction in the Exchange Ratio based on costs incurred in connection with required approvals from state regulatory authorities. The PAC Board also gave consideration to the fact that the Merger would be a tax-free transaction to the PAC shareowners and the fact that the Merger Agreement would permit continued payment of dividends to the shareowners of PAC, at a reduced rate, prior to the Effective Time of the Merger. The PAC Board also considered the possible effect of interim operating covenants and restrictions which would apply to the operations of PAC and certain of its subsidiaries during the period of time from the signing of the Merger Agreement to the Effective Time. The PAC Board also considered the operating covenants and restrictions applicable to SBC after the signing of the Merger Agreement and prior to the Effective Time. The PAC Board also considered the provisions in the Merger Agreement (a) that permit SBC to terminate the Merger Agreement and receive a fee of up to $300 million in the event that PAC enters into discussions or negotiations concerning an Alternative Proposal and (b) that do not permit PAC to terminate the Merger Agreement and accept a Superior Proposal without complying with a procedure that allows SBC to submit a matching bid. The PAC Board found reasonable the views of its management and advisors that such provisions were not preclusive of an Alternative Proposal and were necessary to obtain SBC's agreement under the circumstances. The PAC Board also gave consideration to the terms of the Merger Agreement relating to the treatment of PAC Options and to the effect of the Merger on entitlements of certain officers of PAC under employment agreements and other employment arrangements and benefits plans. See "-- Interests of Certain Persons in the Merger."

     (ix) Regulatory Considerations. The PAC Board considered the likelihood of the Merger being approved by the appropriate regulatory authorities. It also considered the respective regulatory environments of SBC and PAC and their respective subsidiaries and considered the possible effect of the pendency of the Merger on existing regulatory proceedings involving PAC and its subsidiaries. The PAC Board also considered the expected increase in competition as a result of the Telecommunications Act of 1996 and the respective positions of SBC and PAC thereunder.

     THE PAC BOARD UNANIMOUSLY RECOMMENDS THAT PAC SHAREOWNERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AND APPROVAL OF THE TRANSACTIONS CONTEMPLATED THEREBY.

OPINIONS OF FINANCIAL ADVISORS

  SBC


     SBC has retained Lazard Freres to act as its financial advisor with respect to the Merger. Lazard Freres delivered its written opinion to the SBC Board to the effect that as of April 1, 1996, the Exchange Ratio is fair to SBC from a financial point of view. Lazard Freres has confirmed its opinion as of the date of this Joint Proxy Statement/Prospectus with its subsequent written opinion dated as of the date hereof.


     A copy of the full text of the opinion of Lazard Freres, dated as of the date of this Joint Proxy Statement/Prospectus, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Appendix B and is incorporated herein by reference. This summary discussion of the opinion of Lazard Freres is qualified in its entirety by reference to the full text of the opinion. The engagement of Lazard Freres and its opinion are for the benefit of the SBC Board, and its opinion was rendered to the SBC Board in connection with its consideration of the Merger. Lazard Freres' opinion is directed only to the fairness of the Exchange Ratio from a financial point of view to SBC and does not address any other aspect of the Merger. The opinion is not intended to, and does not constitute, a recommendation to any holder of SBC Common Stock as to whether such shareowner should vote for the Merger at the SBC Special Meeting. SHAREOWNERS OF SBC COMMON STOCK ARE URGED TO READ THE OPINION OF LAZARD FRERES IN ITS ENTIRETY.

     In connection with rendering its opinion to the SBC Board, Lazard Freres reviewed and analyzed, among other things, this Joint Proxy Statement/Prospectus, the financial terms and conditions of the Merger Agreement; certain historical business and financial information relating to SBC and PAC; various financial forecasts and other data provided to Lazard Freres by SBC and PAC relating to their respective businesses and the benefits projected by SBC to be realized in connection with the Merger; public information with respect to certain other companies in lines of business believed by it to be generally comparable to the businesses of SBC and PAC; the financial terms of certain business combinations involving companies in lines of business believed by Lazard Freres to be generally comparable to those of SBC and PAC, and in other industries generally; and historical stock prices and trading volumes of the SBC Common Stock and PAC Common Stock. Lazard Freres also held discussions with members of the senior management of each of SBC and PAC with respect to the businesses and prospects of SBC and PAC, respectively, the strategic objectives of each, and possible benefits which might be realized following the Merger. In addition, Lazard Freres conducted such financial studies, analyses and investigations as it deemed appropriate. The opinion of Lazard Freres is based on economic, monetary and market conditions existing as of the date of the opinion.

     Lazard Freres did not assume any responsibility for independent verification of the accuracy or completeness of all of the financial and other information reviewed by it for purposes of its opinion. Lazard Freres assumed that the financial forecasts provided to it, including the potential benefits projected to be realized following the Merger, were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of SBC and PAC as to the future financial performance of SBC and PAC, respectively. Lazard Freres expressed no view as to such forecasts or the assumptions on which they are based, and there cannot be any assurance that actual results of SBC or PAC will not differ materially from those reflected in the forecasts. In rendering its opinion, Lazard Freres assumed that the Merger would be consummated on the terms described in the Merger Agreement without any waiver of material terms or conditions by SBC that obtaining the necessary regulatory approvals for the Merger would not have a material adverse effect on SBC or on PAC, and that the projected benefits to be realized in connection with the Merger would be realized substantially in accordance with such projections.


     The following is a summary of certain of the financial and comparative analyses performed by Lazard Freres in connection with providing its oral opinion to the SBC Board and reviewed with the SBC Board at its meeting on March 29, 1996. Such analyses were prepared based upon the then proposed exchange ratio of 0.73, and not on the Exchange Ratio. Such analyses were also prepared based upon the stock prices of SBC and PAC as of March 27, 1996 and upon the estimated outstanding numbers of shares of SBC Common Stock and PAC Common Stock as of that date. Lazard Freres did not consider the revision in the exchange ratio to be material to its analyses, and its written opinion dated as of April 1, 1996 and as of the date of this Joint Proxy Statement/Prospectus was not affected by the revision.


     Comparable Publicly Traded Companies Analysis. Lazard Freres reviewed and compared certain actual and estimated financial, operating and stock market information of companies in lines of businesses believed to be comparable to those of SBC and PAC. Lazard Freres noted that, although there were no public companies with precisely the same mix of businesses and financial condition as SBC or PAC or, on a pro forma basis, SBC and PAC, Lazard Freres believed the most relevant comparable companies to SBC and PAC to be the other Regional Bell Operating Companies ("RBOCs") (Ameritech, Bell Atlantic, BellSouth, NYNEX, and U S WEST Communications) and GTE (collectively, the "Communications Companies"). The analysis indicated that the enterprise value (determined as equity market value plus net debt) of the Communications Companies as a multiple of 1995 revenue ranged from 2.3x to 3.0x, as a multiple of 1995 earnings before interest, taxes, depreciation and amortization ("EBITDA") ranged from 5.2x to 7.0x, and as a multiple of 1995 earnings before interest and taxes ("EBIT") ranged from 10.1x to 11.8x. The analysis also indicated that the public trading market price per share of the Communications Companies as a multiple of 1995 earnings per share ranged from 14.0x to 16.9x, and as a multiple of 1996 estimated earnings (based on a compilation of industry analysts' estimates) per share ranged from 13.1x to 15.6x. For the local telephone company segment of the Communications Companies' businesses taken separately, based upon estimates of industry analysts, the implied local telephone company segment enterprise value as a multiple of 1995 revenue ranged from 1.9x to 2.7x, as a multiple of 1995 EBITDA ranged from 4.2x to 6.0x, as a multiple of 1995 EBIT ranged from 7.6x to 10.1x, and as a value for each access line ranged from $1,160 to $1,692.


     Based upon the assumptions described above, the implied value of the Merger to shareowners of PAC as a multiple of PAC's 1995 revenue was 2.6x, as a multiple of PAC's 1995 EBITDA was 6.1x, as a multiple of PAC's 1995 EBIT was 11.8x, as a multiple of PAC's 1995 earnings was 16.2x, and as a multiple of PAC's 1996 earnings, as estimated by SBC's management, was 16.0x. Based on the same assumptions, the implied enterprise value of the Merger to the shareowners of PAC with respect to the local telephone business alone of PAC, excluding the estimated value of non-telephone business segments, was approximately 2.5x PAC's 1995 revenue, 5.8x PAC's 1995 EBITDA, 11.3x PAC's 1995 EBIT, and $1,213 for each access line of PAC.

     Selected Precedent Transactions Analysis. Lazard Freres reviewed and analyzed selected financial, operating and stock market information relating to selected acquisition transactions in the telecommunications industry involving local telephone businesses since July 1990, including the following:
PacifiCorp/Pacific Telecom Inc., Citizens Utilities Company/ALLTEL Communications properties, Citizens Utilities Company/GTE Corporation properties, ALLTEL Communications/GTE Corporation properties, Sprint Corporation/Centel Corporation, Century Telephone Enterprises/Central Telephone Company of Ohio, Rochester

Telephone Corp./Centel Corporation and GTE Corporation/Contel Corporation (the "Telecommunications Transactions"). Lazard Freres noted that the reasons for, and circumstances surrounding, each of the transactions analyzed were diverse and the characteristics of such transactions and the companies involved were not directly comparable to the Merger and to SBC and PAC. The aggregate consideration paid in the Telecommunications Transactions ranged from $1,299 to $2,563 for each access line of the telephone businesses, excluding the estimated value of non-telephone business segments (in transactions involving non-telephone business segments), 2.4x to 3.6x revenues of the acquired businesses, 5.7x to 11.1x EBITDA of the acquired businesses, 9.4x to 23.8x EBIT of the acquired businesses, and implied an equity value ranging from 18.4x to 34.5x of the net income of the acquired businesses. Based on an analysis of financial, operating and stock market information relating to the local telephone businesses involved in the Telecommunications Transactions alone, the implied aggregate consideration paid in the Telecommunications Transactions for the local telephone businesses ranged from 2.3x to 3.5x revenues of the acquired businesses, 5.6x to 10.3x EBITDA of the acquired businesses, 9.0x to 16.7x EBIT, and implied an equity value of 23.1x to 23.5x net income of the acquired businesses.


     Based upon the assumptions described above, the implied value of the Merger to shareowners of PAC as a multiple of PAC's 1995 revenue was 2.6x, as a multiple of PAC's 1995 EBITDA was 6.1x, as a multiple of PAC's 1995 EBIT was 11.8x and as a multiple of PAC's 1995 earnings was 16.2x. Based on the same assumptions, the implied enterprise value of the Merger to the shareowners of PAC with respect to the local telephone business alone of PAC, excluding the estimated value of non-telephone business segments, was approximately 2.5x PAC's 1995 revenue, 5.8x PAC's 1995 EBITDA, 11.3x PAC's 1995 EBIT, and $1,213 for each access line of PAC.


     Discounted Cash Flow Analysis. Based upon forecasts provided by the management of SBC, Lazard Freres estimated the net present value of the future cash flows of PAC. For its forecasts Lazard Freres assumed discount rates ranging from 9.5% to 10.5% and perpetual growth rates of 2.5% to 3.5% for PAC's business on a consolidated basis. This analysis indicated a net present value per share of PAC Common Stock ranging from $35 to $40. Lazard Freres also estimated the net present value of the aggregated future cash flows of PAC's individual business segments, assuming discount rates ranging from 9.0% to 13.5% and perpetual growth rates from 2.5% to 6.5%. This analysis indicated a value per share of PAC Common Stock ranging from $35 to $42. In its analyses, Lazard Freres assumed that the Merger would be consummated in 1997 and that benefits would take place starting in 1997. In forecasting SBC's and PAC's performance, Lazard Freres used forecasts prepared by SBC's management.

     Contribution Analysis. Lazard Freres also considered the contribution of each of SBC and PAC to revenue, EBITDA, EBIT, net income, total debt and capital expenditures of the pro forma combined company using SBC management's estimates for 1996. PAC's contribution was estimated to be 41% of revenue, 41% of EBITDA, 38% of EBlT, 35% of net income, 48% of total debt, and 45% of capital expenditures. Based upon the assumptions described above, shareowners of PAC Common Stock would own approximately 34% of the combined company upon consummation of the Merger. The exchange ratios implied by PAC's estimated contributions to revenue, EBITDA, EBIT, and net income were .98, .97, .86 and
 .74, respectively.


     Pro Forma Merger Analysis. Lazard Freres considered the effect the Merger could have on the earnings per share ("EPS") of the combined company, compared with the EPS of SBC on a stand-alone basis. Based on estimates of SBC's management and after giving effect to the assumptions described above and certain other assumptions, including a constant number of shares outstanding in each respective period, the analysis indicated that the Merger would be slightly dilutive to the projected standalone EPS of SBC in 1997 and 1998 and slightly accretive to the EPS of SBC starting in 1999 and becomes increasingly accretive thereafter. In this analysis, Lazard Freres assumed that both SBC and PAC would perform substantially in accordance with earnings forecasts provided to Lazard Freres by SBC's management. The actual results achieved by SBC following the Merger may vary from projected results and the variations may be material.


     Special Considerations. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth above without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the opinion of Lazard Freres. No company or transaction used in the above analyses as a comparison is identical to SBC or PAC or the transaction contemplated by the Merger Agreement. The analyses were prepared solely for purposes of Lazard Freres providing its opinion to the SBC Board in connection with its consideration of the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold, which may be significantly more or less favorable than as set forth in these analyses. Similarly, any estimate of values or forecast of future results contained in the analyses is not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses.

     In connection with its review, Lazard Freres did not assume any responsibility for independent verification of any of the information supplied to it by SBC or PAC and assumed and relied on the completeness and accuracy of such information in all material respects. Lazard Freres did not assume any responsibility for an independent evaluation or appraisal of SBC or PAC or their respective assets or liabilities (contingent or otherwise), nor was Lazard Freres furnished with any such evaluations or appraisals. In addition, in performing its analyses, Lazard Freres made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of SBC, Lazard Freres, or any other person assumes responsibility if future results or actual values are materially different from those forecasts or estimates contained in the analyses. As described above, Lazard Freres' opinion to the SBC Board was one of many factors taken into consideration by the SBC Board in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analyses performed by Lazard Freres and is qualified by reference to the written opinion of Lazard Freres set forth in Appendix B hereto.


     Lazard Freres is an internationally recognized investment banking firm and is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for estate, corporate and other purposes. Lazard Freres was selected to act as financial advisor to the SBC Board because of its expertise and its reputation in investment banking and mergers and acquisitions.


     In connection with Lazard Freres' services as financial advisor to SBC, including its rendering of the opinions summarized above, SBC has paid Lazard Freres a fee of $3 million and has agreed to pay Lazard Freres additional fees of $4 million upon the approval of the Merger by the shareowners of SBC and PAC and $8 million upon, and subject to, the consummation of the Merger. SBC also has agreed to reimburse Lazard Freres for its reasonable out-of-pocket expenses (including fees and expenses of its legal counsel) and will indemnify Lazard Freres and certain related parties against certain liabilities, including certain liabilities arising under the federal securities laws.


     Lazard Freres has from time to time in the past provided investment banking and financial advisory services to SBC for which Lazard Freres has received fees. In the ordinary course of its business, Lazard Freres and its affiliates may actively trade in the securities of SBC for their own account and for the account of their customers and, accordingly, may at any time hold a long or short position in such securities. In addition, from January 1, 1994 through the date of this Joint Proxy Statement/Prospectus, Lazard Freres and its affiliates have invoiced financial advisory and investment banking fees of approximately $500,000 to date, in connection with various projects on which it has or is providing advice to SBC.


  PAC


     At the meeting of the PAC Board on April 1, 1996, at which meeting the PAC Board approved the Merger Agreement, Salomon delivered its written opinion to the effect that, as of such date, the Exchange Ratio was fair to the holders of PAC Common Stock from a financial point of view. No limitations were imposed by the PAC Board upon Salomon with respect to the investigations made or the procedures followed by Salomon in rendering its opinion. Salomon has confirmed its opinion as of the date of this Joint Proxy Statement/Prospectus with its written opinion dated as of such date.


     The full text of the written opinion of Salomon, dated as of the date hereof, is set forth as Appendix C to this Joint Proxy Statement/Prospectus and sets forth the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken. PAC shareowners are urged to read the opinion in its entirety. Salomon's opinion is directed only to the fairness, from a financial point of view, of the Exchange Ratio and does not constitute a recommendation concerning how such shareowners should vote with respect to the Merger. The summary of the opinion of Salomon set forth in this Joint Proxy Statement/Prospectus is qualified in its entirety by reference to the full text of such opinion.


     In connection with rendering its opinion, Salomon reviewed and analyzed, among other things, the following: (i) this Joint Proxy Statement/Prospectus;
(ii) the Merger Agreement; (iii) certain publicly available information concerning PAC and SBC, including the Annual Reports on Form 10-K of PAC and SBC for each of the years in the three-year period ended December 31, 1995; (iv) certain other financial information, including financial forecasts, concerning the business and operations of PAC and SBC that were provided to Salomon by PAC and SBC, respectively; and (v) certain publicly available information with respect to certain other companies that Salomon believed to be comparable in certain respects to PAC and SBC and the trading markets for such other companies' securities. Salomon also met with certain officers and employees of PAC and SBC to discuss the foregoing, including the past and current business operations, financial condition and prospects of PAC and SBC, as well as other matters Salomon believed relevant to its inquiry, including matters relating to the obtaining of regulatory approvals for the Merger. Salomon also considered such other information, financial studies analyses, investigations and financial, economic and market analyses, investigations and financial, economic and market criteria that Salomon deemed relevant.



     In Salomon's review and analysis and in arriving at its opinion, Salomon assumed and relied upon the accuracy and completeness of all of the financial and other information (including information relating to the obtaining of regulatory approvals for the Merger) provided to Salomon or publicly available and Salomon did not assume any responsibility for verifying any of such information. With respect to the financial forecasts of PAC and SBC, Salomon assumed that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of PAC or SBC as to the future financial performance of PAC or SBC, respectively, and Salomon expressed no opinion with respect to such forecasts or the assumptions on which they are based. Salomon did not make or obtain or assume any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of PAC or SBC.



     In conducting its analysis and arriving at its opinion, Salomon considered such financial and other factors as Salomon deemed appropriate under the circumstances, including, among others, the following: (i) the historical and current financial position and results of operations of PAC and SBC; (ii) the historical and current market for the equity securities of PAC, SBC and certain other companies that Salomon believed to be comparable in certain respects to PAC or SBC; (iii) the nature and terms of the Telecommunications Transactions; and (iv) the current and historical relationships between the trading levels of the PAC Common Stock and SBC Common Stock. Salomon also took into account its assessment of general economic, market and financial conditions and its knowledge of the telecommunications industry and related industries, as well as its experience in connection with similar transactions and securities valuation generally. Salomon's opinion necessarily was based upon conditions as they existed and could be evaluated on the date of its opinion, and Salomon assumed no responsibility to update or revise its opinion based upon circumstances or events occurring after the date hereof. Salomon's opinion did not imply any conclusion as to the likely trading range for the SBC Common Stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and other factors that generally influence the price of securities. Salomon's opinion did not address PAC's underlying business decision to effect the Merger.


     In rendering Salomon's opinion, Salomon assumed that in the course of obtaining the necessary regulatory approvals for the Merger no restrictions would be imposed that would have a material adverse effect on the contemplated benefits of the Merger to SBC following the Merger.

     The following is a summary of the report (the "Salomon Report") presented by Salomon to the PAC Board of Directors in connection with the rendering of Salomon's opinion:

     (i) Historical Trading Analysis. Salomon examined the history of trading prices for PAC Common Stock, SBC Common Stock, a composite index of selected telecommunications companies and the Standard & Poor's

Industrial Average of 400 Stocks in relation to each other and the relationship between price movements thereof over the period from January 1, 1994 through March 21, 1996. The composite index of similar companies consisted of the common stock of the Communications Companies. Salomon observed that PAC Common Stock traded below the index of telecommunications companies and the Standard & Poor's Industrial Average of 400 Stocks, while SBC Common Stock generally traded consistent with such indices.


     (ii) Public Market Valuation. Salomon reviewed certain financial and operating data relating to PAC and SBC, each on an independent basis, and the financial and operating performance of PAC and SBC relative to the Communications Companies. The data reviewed by Salomon for the Communications Companies included multiples of stock trading prices to estimated 1996 earnings per share (median multiple of 15.4x, with the corresponding multiples for PAC and SBC representing a 28.6% discount and 2.6% premium, respectively, to the median multiple) and multiples of firm values to each of EBITDA and EBIT (median multiples of 6.4x and 11.9x, respectively, with the corresponding multiples for PAC and SBC representing discounts of 26.6% and 24.4% and premiums of 15.6% and 5.0%, respectively, to the median multiples). Salomon also compared the principal business units of each of PAC and SBC to the Communications Companies with a view to determining the valuation that the public securities markets would give to those units on a stand-alone basis. Based on this segment analysis, Salomon calculated equity value reference ranges of $25 to $34 for each share of PAC Common Stock and $46 to $56 for each share of SBC Common Stock. No company used in the public market valuation analysis summarized above is identical to PAC or SBC. Accordingly, any analysis of the value of the Merger based upon the Communications Companies involves complex considerations and judgments concerning differences in the potential financial and operating characteristics of the Communications Companies and other factors in relation to the trading and acquisition values of the Communications Companies.

     (iii) Discounted Cash Flow Analysis. Using a discounted cash flow ("DCF") methodology, Salomon valued each of PAC and SBC estimating the present value of future free cash flows available to their respective debt and equity holders if each of PAC and SBC were to perform on a stand-alone basis (without giving effect to the Merger) in accordance with the management forecasts. This analysis was performed for each major business unit of SBC and PAC on a stand-alone basis. Free cash flow represents the amount of cash generated and available for principal, interest and dividend payments after providing for ongoing business operations. For each major business unit, Salomon aggregated (x) the present value of the free cash flows over the applicable forecast period with (y) the present value of the range of terminal values described below. The range of terminal values was generally calculated by applying a range of multiples to each business unit's EBITDA. This range of terminal values represented, for each of PAC and SBC, their respective value beyond the applicable forecast period. As part of the DCF analysis, Salomon used discount rates reflecting each business unit's specific financial characteristics. This DCF analysis resulted in equity value reference ranges of $34 to $43 for each share of PAC Common Stock and $54 to $66 for each share of SBC Common Stock.


     (iv) Private Market Valuation. Salomon reviewed and analyzed selected acquisition transactions involving other companies in the telecommunications industry that it deemed relevant. Among other factors, Salomon indicated that the merger and acquisition transaction environment varies over time because of macroeconomic factors such as interest rate and equity market fluctuations and microeconomic factors such as industry results and growth expectations. Salomon noted that no transaction reviewed was identical to the Merger and that, accordingly, an assessment of the results of the following analysis necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of SBC and PAC and other factors that would affect the acquisition value of the companies to which it is being compared. The transactions reviewed by Salomon included the Telecommunications Transactions. Salomon reviewed the multiples implied by the prices paid in such transactions to each acquiree's ratio of firm value to access lines (median multiple of $2,238), to target revenues (median multiple of 2.7x), to target EBITDA (median multiple of 6.6x) and to target EBIT (median multiple of 12.7x). Based on these multiples and corresponding 1995 data for PAC, Salomon calculated an implied equity value reference range of $35 to $43 for each share of PAC Common Stock.


     (v) Pro Forma Combination Analysis. Salomon reviewed certain pro forma financial effects resulting from the Merger for the projected 12-month periods for 1997 and 1998. This analysis was based upon certain assumptions, including that the projections provided to Salomon by PAC and SBC management were accurate.

Salomon estimated that, on a pro forma basis, the Merger would be slightly dilutive to the EPS of SBC in 1997 and 1998, respectively.


     The preparation of a fairness opinion is not susceptible to partial analysis or summary descriptions. Salomon believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the processes underlying the analysis set forth in its opinion and the Salomon Report. Salomon has not indicated that any of the analyses which it performed had a greater significance than any other. The ranges of valuations resulting from any particular analysis described above should not be taken to be the view of Salomon of the actual value of PAC and SBC.

     In performing its analyses, Salomon made numerous assumptions with respect to industry performance, general business, financial, market and economic conditions and other matters, many of which are beyond the control of PAC or SBC. The analyses which Salomon performed are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by such analyses. Such analyses were prepared solely as part of Salomon's analysis of the fairness, from a financial point of view, of the consideration which the holders of PAC Common Stock would receive in the Merger. The analyses do not purport to be appraisals or to reflect the prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future.


     Salomon is not affiliated with PAC or SBC. Salomon has previously rendered certain financial advisory and investment banking services to PAC, for which Salomon received customary compensation. Salomon has acted as agent and as an underwriter for SBC and its subsidiary Southwestern Bell Telephone Company in connection with debt offerings and also has provided other significant investment banking advice to SBC for which it has received customary compensation. In the ordinary course of its business, Salomon actively trades the debt and equity securities of PAC and SBC for its own account and the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities. Pursuant to an engagement letter dated March 7, 1996, PAC agreed to pay Salomon for its services in connection with the Merger a cash fee of $26,000,000 subject to certain adjustments, of which $8,666,667 was paid to Salomon upon execution of the Merger Agreement and the balance of which will be payable upon consummation of the Merger. PAC also agreed to reimburse Salomon for certain out-of-pocket expenses incurred by Salomon in connection with the Merger. PAC also agreed to indemnify Salomon and certain related persons against certain liabilities, including liabilities under the Federal securities law, relating to or arising out of its engagement.


     Salomon is an internationally recognized investment banking firm that provides financial services in connection with a wide range of business transactions. As part of its business, Salomon regularly engages in the valuation of companies and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and for other purposes. The Board of Directors of PAC retained Salomon based on Salomon's expertise in the valuation of companies as well as its familiarity with PAC and other telecommunications companies.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     Certain matters discussed herein are forward-looking statements that involve risks and uncertainties. Forward-looking statements include the information concerning possible or assumed future results of operations of SBC and PAC set forth under "-- Opinions of Financial Advisors." To that extent, SBC and PAC claim the protection of the disclosure liability safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Readers are cautioned that the following important factors, in addition to those discussed elsewhere herein and the documents incorporated by reference herein, could affect the future results of SBC and PAC and cause those results to differ materially from those expressed in such forward-looking statements: future regulatory conditions in both companies' operating areas, competition from others in the local service market, the success of PAC's PCS roll-out and other new business ventures, including internet access and video, growth of SBC's cellular business, the timing, extent, and profitability of SBC's and PAC's entry into the long-distance market, growth in local access lines and general economic conditions.

TERMS OF THE MERGER

     At the Effective Time, SBC, Merger Sub and PAC will consummate the Merger in which Merger Sub will be merged with and into PAC and the separate corporate existence of Merger Sub will thereupon cease. PAC will be the Surviving Corporation in the Merger, will be a wholly-owned subsidiary of SBC and will continue to be governed by the laws of the State of Nevada. The Merger Agreement provides that the Articles of Incorporation of PAC as in effect immediately prior to the Effective Time will be amended as contemplated by the Merger Agreement, and such Articles of Incorporation, as so amended, will be the Articles of Incorporation of the Surviving Corporation. The Merger Agreement provides that the by-laws of PAC in effect at the Effective Time will continue as the by-laws of the Surviving Corporation following the Merger.


     Pursuant to the Merger Agreement, at the Effective time, each share of PAC Common Stock issued and outstanding immediately prior to the Effective Time (other than Excluded PAC Common Stock) will be converted into the right to receive, and become exchangeable for, a fraction of a share of SBC Common Stock equal to the Exchange Ratio, together with an appropriate number of SBC Rights attached thereto. In the event there are any net costs, fees and expenses and other financial effects that have been or are to be incurred or sustained by PAC, the Surviving Corporation or any subsidiary thereof in connection with or as a result of state Governmental Consents (the "Regulatory Approval Costs"), the Exchange Ratio will be adjusted at the Effective Time to reflect the allocation of such Regulatory Approval Costs between SBC and PAC. Such adjustment will be based on the respective market capitalizations of SBC and PAC, based on assumed values of $53.875 per share of SBC Common Stock and $39.49 per share of PAC Common Stock, each reduced by the respective allocated portions of the Regulatory Approval Costs. The mechanism for determining the allocation of the Regulatory Approval Costs is described under "-- Regulatory Approval Costs." The formula to accomplish the adjustment to the Exchange Ratio is set forth below.



If there are no Regulatory Approval Costs, the Exchange Ratio will be 0.733. In the event there are any Regulatory Approval Costs, the Exchange Ratio will be adjusted to equal:



Revised Ratio                    SBC Share Number
- ---------------------     X      -----------------
1.000 - Revised Ratio            PAC Share Number



where,



          SBC Share Number is equal to the outstanding number of shares of SBC Common Stock as of a date within five days after the date on which the last of the required Governmental Consents has been obtained or made in accordance with the terms of the Merger Agreement or such condition has been waived, or such earlier date as SBC and PAC may agree (the "Estimate Date").



          PAC Share Number is equal to the outstanding number of shares of PAC Common Stock as of the Estimate Date.



          Revised Ratio is equal to (a) the Revised PAC Value divided by (b) the sum of the Revised PAC Value and the Revised SBC Value or, expressed as an equation



                              Revised PAC Value
Revised Ratio          =      ---------------------------------------
                              Revised PAC Value + Revised SBC Value



          Revised PAC Value is equal to (i) the PAC Share Number multiplied by $39.49 (0.733 multiplied by $53.875 (equitably adjusted as a result of a distribution, reclassification, stock dividend or similar transaction with respect to SBC Common Stock or PAC Common Stock)), less (ii) the PAC Costs or, expressed as an equation



Revised PAC Value      =      (PAC Share Number X $39.49) - PAC Costs

          Revised SBC Value is equal to (i) the SBC Share Number multiplied by $53.875 (equitably adjusted as a result of a distribution, reclassification, stock split, stock dividend or similar transaction with respect to SBC Common Stock), less (ii) the SBC Costs or, expressed as an equation



Revised SBC Value      =      (SBC Share Number X $53.875) - SBC Costs



          PAC Costs is equal to PAC's allocable share of the Regulatory Approval Costs as determined in accordance with the procedures described under "-- Regulatory Approval Costs."



          SBC Costs is equal to SBC's allocable share of the Regulatory Approval Costs as determined in accordance with the procedures described under "-- Regulatory Approval Costs."



     Assuming all other variables remain constant, an increase in the PAC Share Number or a decrease in the SBC Share Number would result in an increase in the Exchange Ratio. Conversely, an increase in the SBC Share Number or a decrease in the PAC Share Number would will result in a decrease in the Exchange Ratio.



     The Exchange Ratio is also affected by the relative allocation between SBC and PAC of Regulatory Approval Costs. Assuming for illustrative purposes that there is no change in the number of outstanding shares of SBC Common Stock and PAC Common Stock between April 30, 1996 and the Estimate Date, the Exchange Ratio will increase if PAC Costs are less than, and will decrease if the PAC Costs are greater than, approximately 34% of the total Regulatory Approval Costs, in either case as compared to an Exchange Ratio of 0.733. The magnitude of any such increase or decrease will be affected by the total amount of Regulatory Approval Costs. Changes in more than one variable may have offsetting effects on the calculation of the Exchange Ratio.



     In the event that the Exchange Ratio is adjusted to less than 0.667 (other than as a result of certain equitable adjustments necessitated by a distribution, reclassification, stock split, stock dividend or similar transaction) in accordance with the terms of the Merger Agreement, PAC will, as promptly as practicable after the determination of such Exchange Ratio, convene another meeting of the shareowners of PAC at which the holders of PAC Common Stock will be requested again to consider and vote upon the transactions contemplated thereby, taking into account the Exchange Ratio, as so adjusted.



     At the Effective Time, all shares of PAC Common Stock will no longer be outstanding, will be cancelled and retired and will cease to exist, and each PAC Certificate formerly representing any PAC Common Stock (other than Excluded PAC Common Stock) will thereafter represent only the right to receive the number of shares of SBC Common Stock determined in accordance with the Exchange Ratio, together with the appropriate number of SBC Rights attached thereto, and the right, if any, to receive cash in lieu of fractional shares into which such shares of PAC Common Stock have been converted (as described below) and any distribution or dividend with a record date after the Effective Time, in each case without interest (which dividend or distribution will not be paid to a holder of a PAC Certificate until the PAC Certificate is surrendered for exchange in accordance with the terms of the Merger Agreement).



     If at any time prior to the Effective Time there is a change in the number of shares of PAC Common Stock or shares of SBC Common Stock or securities convertible or exchangeable into or exercisable for shares of PAC Common Stock or shares of SBC Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Exchange Ratio will be equitably adjusted to eliminate the effect of such an event.



     No fractional shares of SBC Common Stock will be issued in the Merger. Instead, the Merger Agreement provides that each holder of PAC Common Stock who would otherwise have been entitled to receive a fractional share of SBC Common Stock will be entitled to receive, in lieu thereof, cash (without interest) in an amount equal to the fraction of a share to which such holder would otherwise have been entitled to receive multiplied by the closing price of a share of SBC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.



REGULATORY APPROVAL COSTS



     The Merger Agreement further provides that within five days after the Determination Date, each of SBC and PAC shall simultaneously exchange with the other written notice of the dollar amount of the Regulatory

Approval Costs that it believes, in good faith, to be the appropriate amount of the Regulatory Approval Costs for it to bear, which amount shall not exceed fifty percent (50%) of the Regulatory Approval Costs (a "Tentative Share"). Thereafter, one of the following will occur:



          If the Tentative Share of each of SBC and PAC is fifty percent (50%) of the Regulatory Approval Costs, then the PAC Costs and the SBC Costs shall each equal fifty percent (50%) of the Regulatory Approval Costs.



          If neither SBC nor PAC agree to a Tentative Share of fifty percent (50%) of the Regulatory Approval Costs (a "Failure to Agree Event"), then the Merger Agreement shall terminate.



          If only one of PAC or SBC agrees to a Tentative Share of fifty percent (50%) of the Regulatory Approval Costs (such party, the "Higher Party"), then the Higher Party may elect to either:



             (i) terminate the Merger Agreement after providing 10 days prior written notice to the other party (the "Lower Party"), in which event the Lower Party may have certain rights to avert such termination (as discussed below); or



             (ii) accept as its share of the Regulatory Approval Costs (which shall be the PAC Costs if PAC is the Higher Party, or the SBC Costs if SBC is the Higher Party) the difference between the Regulatory Approval Costs and the greater of (a) the Lower Party's Tentative Share and (b) the lesser of (i) fifty percent (50%) of the Regulatory Approval Costs and (ii) the Termination Fee (as defined under "-- Certain Termination Fees").



          If the Lower Party's Tentative Share is within 80 percent of the Higher Party's Tentative Share and the Higher Party has provided notice of its intent to terminate the Merger Agreement, then the Lower Party may elect to avoid the termination of the Merger Agreement by accepting as its share of the Regulatory Approval Costs (which shall be the PAC Costs if PAC is the Lower Party, or the SBC Costs if SBC is the Lower Party) the difference between the Regulatory Approval Costs and the Lower Party's Tentative Share.



EFFECTIVE TIME; CLOSING



     The Merger will become effective at the Effective Time. The Merger Agreement provides that the closing of the Merger (the "Closing") will take place on the third business day after which the last to be fulfilled or waived of the conditions set forth in the Merger Agreement are satisfied or waived in accordance with the Merger Agreement, or on such other date as SBC and PAC may agree. The date on which the Closing will occur is herein called the "Closing Date."


REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains various representations and warranties of PAC, SBC and Merger Sub, certain of which are qualified as to materiality. PAC represents and warrants to SBC and Merger Sub, and SBC (on behalf of itself and Merger Sub) represents and warrants to PAC regarding the following matters, among others: (i) corporate existence and the capitalization of it and its respective Significant Subsidiaries (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Exchange Act); (ii) corporate power and authority to execute, deliver and perform its obligations under the Merger Agreement and to consummate the Merger; (iii) that the Merger Agreement and the consummation of the Merger will not result in a violation of any contract or agreement to which it is a party, or violate any law, rule, regulation, any governmental or non-governmental permit or license or the organizational documents of it or of its Significant Subsidiaries; (iv) consents, registrations, approvals, permits or authorizations required by any Governmental Entity, including filings with applicable PUCs and the FCC; (v) its financial statements; (vi) the conduct of its and its subsidiaries' businesses since December 31, 1995; (vii) pending or threatened civil, criminal or administrative suits, actions or proceedings and undisclosed liabilities; (viii) its Compensation and Benefit Plans; (ix) compliance with laws; (x) environmental matters; (xi) tax matters; (xii) compliance with laws relating to the employment of labor and the absence of labor controversies; (xiii) with respect to PAC, it having taken all necessary action with respect to all of the outstanding PAC Rights (as defined below under "Comparison of Certain Rights of Shareowners of SBC and PAC -- Rights Plans; PAC") so that neither SBC nor PAC will have any obligations relating to the

PAC Rights as a result of the Merger; (xiv) the absence of any action that would prevent SBC from accounting for the Merger as a "pooling of interests" or prevent the Merger from qualifying as a "reorganization" within the meaning of
Section 368(a) of the Code; and (xv) the absence of any liability to any undisclosed person for any brokerage fees, commissions or finders' fees.

CONDUCT OF BUSINESS PRIOR TO EFFECTIVE TIME; CERTAIN COVENANTS; ACQUISITION PROPOSALS

  Operational Covenants


     The Merger Agreement provides that, during the period from the date of the Merger Agreement until the Effective Time, except as otherwise contemplated by the Merger Agreement, as required by applicable law, rule or regulation, or unless the other party shall otherwise approve: (i) each of SBC and PAC will, and each of their respective subsidiaries will, conduct its business only in the ordinary and usual course and, to the extent consistent therewith, it and its subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates; (ii) each of SBC and PAC will not (A) amend the SBC Restated Certificate, in the case of SBC, or the Articles of Incorporation of PAC (the "PAC Articles") in the case of PAC, or their respective by-laws, or amend, modify or terminate the SBC Rights Agreement (as defined under "Description of SBC Capital Stock -- Description of SBC Rights"), in the case of SBC, or the PAC Rights Agreement (as defined under "Comparison of Certain Rights of Shareowners of SBC and PAC -- Rights Plans -- PAC"), in the case of PAC, other than, in the case of SBC, an amendment to the SBC Restated Certificate for the purpose of increasing the authorized number of shares of SBC Common Stock as contemplated by SBC's March 12, 1996 Proxy Statement; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than (I) in the case of PAC, the quarterly dividend declared on March 22, 1996, payable on May 1, 1996 to shareowners of record on April 9, 1996, and per share regular quarterly cash dividends not in excess of the Exchange Ratio multiplied by the dividend per share of SBC Common Stock in such quarter and (II) in the case of SBC, regular quarterly cash dividends not in excess of $0.43 per share of SBC Common Stock; or (D) repurchase, redeem or otherwise acquire, except (I) in the case of PAC, in connection with the PAC Stock Plans and (II) in the case of SBC, in connection with the SBC Stock Plans, or permit any of its subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock; (iii) neither SBC nor PAC nor any of their respective subsidiaries will knowingly take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties set forth in the Merger Agreement to become untrue in any material respect; (iv) neither SBC nor PAC, nor any of their respective subsidiaries, will terminate, establish, adopt, enter into or make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any PAC or SBC Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or employees except (A) for grants or awards to directors, officers and employees of it or its subsidiaries under existing PAC or SBC Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice, (B) in the normal and usual course of business or
(C) for actions necessary to satisfy existing contractual obligations under PAC or SBC Compensation and Benefit Plans existing as of the date of the Merger Agreement; and (v) neither SBC nor PAC, nor any of their respective subsidiaries will authorize, or enter into an agreement to do any of the foregoing. PAC has consented to a waiver of the limitation contained in the Merger Agreement on the amount of quarterly cash dividends payable by SBC.



     Further, from the date of the Merger Agreement until the Effective Time, neither SBC nor its subsidiaries will, except as approved by PAC, as contemplated in the Merger Agreement or as required by applicable law, rule or regulation: (i) issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if SBC should reasonably anticipate that after such incurrence any of SBC's or any of its subsidiaries' outstanding senior indebtedness would be rated BBB or lower by Standard & Poor's; (ii) make any capital expenditures in any calendar year in an aggregate amount in excess of 150% of the aggregate amount of capital expenditures reflected in SBC's capital expenditure budget for such year; (iii) issue, deliver, sell or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except (A) in public offerings for cash where the aggregate proceeds to SBC are less than $1 billion in any calendar year, (B) shares issuable pursuant to stock options and other awards outstanding on the date of the Merger Agreement under SBC's stock plans, awards of options and other awards granted after the date of the Merger Agreement under the SBC's stock plans in accordance with the Merger Agreement and shares issuable pursuant to such awards, and (C) to fund the cost of any acquisition of a telecommunications business, whether by merger, consolidation, purchase of assets or otherwise; (iv) other than in transactions between or among themselves, sell or otherwise transfer any of its indirect investment in AA shares of Telefonos de Mexico, S.A. de C.V.; (v) enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; or (vi) agree prior to the Effective Time to do any of the foregoing after the Effective Time.


     In addition, from the date of the Merger Agreement until the Effective Time, neither PAC nor its subsidiaries will, except as SBC shall otherwise approve, as otherwise expressly contemplated by the Merger Agreement or as required by applicable law, rule or regulation: (i) issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if PAC should reasonably anticipate that after such incurrence any of PAC's or any of its subsidiaries' outstanding senior indebtedness would be rated BBB or lower by Standard & Poor's; (ii) make any capital expenditures in any calendar year in an aggregate amount in excess of the aggregate amount reflected in PAC's capital expenditure budget for such year plus $250 million (provided, however, that this restriction will not limit the ability of Pacific Bell or Nevada Bell (each a subsidiary of PAC) to make or commit to capital expenditures with respect to any aspect of their respective existing businesses); (iii) issue, deliver, sell, or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except (A) shares issued pursuant to options and other awards outstanding on the date of the Merger Agreement under the PAC Stock Plans, awards of options and other awards granted after the date of the Merger Agreement under the PAC Stock Plans in accordance with the Merger Agreement and shares issuable pursuant to such awards, and (B) up to an aggregate amount of $300 million of such stock in any calendar year to fund, in whole or in part, any acquisition or acquisitions described under clause (iv) below; (iv) spend in excess of $600 million in any calendar year to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (except for acquisitions by Pacific Bell and Nevada Bell of businesses which would be subject to regulation in California or Nevada), unless such business is acquired directly by PAC and is within PAC's existing lines of business (provided, however, neither PAC nor any of its subsidiaries may acquire (A) any cellular, personal communications services or wireless cable business servicing any territory outside of the states of California and Nevada or (B) any business servicing any territory outside the United States unless such business primarily consists of the long distance telephone business, the internet services business, or the internet hubbing business); (v) enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; or (vi) agree prior to the Effective Time to do any of the foregoing after the Effective Time.


  Acquisition Proposals


     The Merger Agreement provides that neither SBC nor PAC nor any of their respective subsidiaries nor any of their or their subsidiaries respective officers and directors will, and they will use their respective best efforts to cause their and their subsidiaries' employees, agents and representatives not to, (i) initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any Acquisition Proposal or (ii) have any discussion with or provide any confidential information or data to any person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. The Merger Agreement does not prohibit, however, either of SBC or PAC (A) from complying with Rule 14e-2 under the Exchange Act with regard to an Acquisition Proposal, (B) engaging in any discussions or negotiations with or providing any information to, any person in response to an unsolicited bona fide written Acquisition Proposal by any such person or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the shareowners of SBC or PAC, as the case may be, if and only to the extent that, in such case referred to in clause (B) or (C), (i) the SBC Board or PAC Board, as the case may be, concludes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the person making the proposal, and would, if consummated, result in a transaction more favorable to SBC's or PAC's shareowners from a financial point of view than the transaction contemplated by the Merger Agreement (any such more favorable Acquisition Proposal being referred to as a "Superior Proposal"), (ii) the SBC Board or the PAC Board, as the case may be, determines in good faith after consultation with outside legal counsel that such action is necessary for the SBC Board or the PAC Board, as the case may be, to comply with its respective fiduciary duties under applicable law and (iii) prior to providing any information or data to any person in connection with an Acquisition Proposal by any such person, such board of directors receives from such person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between SBC and PAC in connection with their consideration of the Merger. The Merger Agreement provides that SBC and PAC will notify the other immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such person and the terms and conditions of any proposals or offers, and thereafter will keep SBC or PAC, as the case may be, informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations.


CERTAIN REGULATORY MATTERS

  HSR


     Under the HSR Act and the rules promulgated thereunder, certain transactions, including the Merger, may not be consummated unless certain waiting period requirements have been satisfied. SBC and PAC each filed a Notification and Report Form pursuant to the HSR Act with the DOJ and the FTC on April 10, 1996. On May 10, 1996, each of SBC and PAC received requests from the Antitrust Division of the DOJ for additional information and documents relating to the Merger. Under the HSR Act, the Merger may not be consummated until 20 days after both SBC and PAC have substantially complied with such requests. Although SBC and PAC believe the Merger complies with the antitrust laws, at any time before or after the Effective Time, the DOJ or others could take action under the antitrust laws with respect to the Merger, including seeking to enjoin the consummation of the Merger, to rescind the Merger or to require divestiture of substantial assets of SBC or PAC. There can be no assurance that a challenge to the Merger on antitrust grounds will not be made or, if such a challenge is made, that it would not be successful.


  FCC


     Before the Merger can be effected, SBC and PAC must obtain the approval of the FCC pursuant to the Communications Act for transfer of control from PAC to SBC of PAC's subsidiaries holding certain FCC licenses and authorizations. The FCC is expected to evaluate whether SBC is qualified to control PAC and whether the public interest, convenience and necessity will be served by the transfer of control. On May 20, 1996, SBC and PAC filed, with the FCC, transfer of control applications with respect to the FCC licenses and authorizations held by subsidiaries of PAC which SBC and PAC believe demonstrate compliance with the FCC's standards. There can be no assurance that the requisite FCC approvals will be obtained or that they will be obtained in a timely manner. In addition, there can be no assurance that such approvals will not include conditions that will result in the abandonment of the Merger.


  State PUCs


     PAC's primary operating subsidiaries, Pacific Bell and Nevada Bell, are public utilities subject to the respective jurisdictions of the CPUC and the NPSC. SBC and PAC filed an application with the CPUC on April 26, 1996 requesting its authorization, to the extent required under Section 854, to approve an indirect change in control of Pacific Bell, which will become an indirect wholly-owned subsidiary of SBC. Before authorizing a change of control under Section 854(b), the CPUC is required to find that the Merger provides short- and long-term economic benefits to customers and to allocate equitably these forecasted economic benefits, as found by the CPUC, between shareowners and customers, with customers receiving not less than 50% of any such benefits. The CPUC's determination of forecasted economic benefits is limited to services within its jurisdiction and over which it exercises ratemaking authority. The CPUC is not required to use any particular method for assuring that customers receive any forecasted economic benefits and, in markets where competition exists, the CPUC can rely on competition to produce the economic benefits. However, protestants to SBC's and PAC's application may assert that there will be substantial forecasted economic benefits allocable to customers from the Merger and that those benefits should be allocated to customers through refunds or mandated rate adjustments. SBC and PAC intend to vigorously contest any such assertions. There can be no assurance, however, as to the amount of forecasted economic benefits, if any, that might be allocated to customers by the CPUC nor the method of such allocation.


     The CPUC also is required under Section 854(b) to determine that a change in control does not adversely affect competition in the provision of telephone service in California and, in making that determination, it is required to request an advisory opinion from the California Attorney General.

     Under Section 854(c), the CPUC is required to consider eight separate criteria, including whether the indirect change in control is fair and reasonable to public utility employees and to shareowners. Based on its consideration of those criteria, the CPUC is required to find that, on balance, the change of control is in the public interest.


     SBC and PAC believe that the application filed with CPUC demonstrates compliance with Section 854, although it is not certain whether Section 854(b) applies to a change in control of PAC, Pacific Bell's corporate parent. Other parties may file protests to the application on or before May 30, 1996. Protests to the application may be filed by the CPUC Division of Ratepayer Advocates, consumer groups, competitors or other parties. PAC and SBC are involved in ongoing meetings with interested parties, including the CPUC staff, in an effort to satisfy concerns about the transaction and to narrow potential areas of controversy. It is expected that SBC and PAC will file written testimony regarding the Section 854 requirements, the parties will conduct discovery and hearings will be held on the application. PAC and SBC believe that any hearings would be held on the application during the summer of 1996 and that the CPUC should complete its review by the end of 1996.


     SBC has committed in connection with the Merger to maintain and improve the quality of service to customers in California and Nevada, to expand service to ethnic markets, to maintain commitments to diversity in the work force, to continue support of charitable and other community endeavors, to further the case of improving the quality of education in California and Nevada and to increase California employment levels. Specific examples of such commitments include: an increase of California employment within two years after the Effective Time by at least 1,000 jobs above the level that otherwise would have prevailed in the absence of the Merger; maintenance of the Pacific Bell and Nevada Bell headquarters in their present locations; continued use of the Pacific Bell and Nevada Bell brand names; and establishment of a new headquarters in California for integrated support and administrative services and long distance, international and internet businesses.

     SBC and PAC believe that the Merger will produce benefits to the State of California, to its citizens and to PAC's customers. SBC and PAC also believe that the indirect change of control of Pacific Bell will not have an adverse effect on competition in the provision of telephone service in California. For these reasons, among others, SBC and PAC believe that the CPUC will approve the indirect change of control of Pacific Bell. No assurance can be given that the CPUC will authorize the indirect change of control of Pacific Bell, that the CPUC proceedings will not delay the consummation of the Merger or that challenges to the Merger may not cause SBC and PAC to abandon the Merger.


     SBC and PAC do not believe that NPSC has the statutory authority to require its approval of the indirect transfer of control of Nevada Bell from PAC to SBC pursuant to the Merger. In order to avoid any potential disputes with the NPSC regarding its jurisdiction and to assist the NPSC in evaluating the Merger, on May 22, 1996, SBC and PAC filed an application with the NPSC requesting that it approve the indirect transfer of control of Nevada Bell from PAC to SBC or find that such transfer is not subject to the NPSC's jurisdiction.



     The Merger Agreement provides that SBC and PAC will cooperate with each other and use all their respective reasonable efforts to take all actions and do all things necessary, proper or advisable on their part under the Merger Agreement and applicable laws, rules and regulations to consummate the Merger and the transactions contemplated by the Merger Agreement as soon as practicable, including preparing and filing as promptly as practicable all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger. Notwithstanding the foregoing, except as contemplated in connection with the allocation of Regulatory Approval Costs (as described under "-- Regulatory Approval Costs"), there is no requirement in the Merger Agreement which requires either SBC or PAC to proffer to, or agree to, any concession to any Governmental Entity that SBC concludes is reasonably likely to materially reduce the economic or business benefits SBC expects, as of the date of the Merger Agreement, to realize from the Merger. Subject to applicable laws relating to the exchange of information, the Merger Agreement provides that SBC and PAC will have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to SBC or PAC, as the case may be, that appears in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger. The Merger Agreement provides that SBC and PAC each will, upon request by the other, furnish the other with all information concerning itself, its subsidiaries, directors, officers and shareowners and such other matters as may be reasonably necessary in connection with any statement, filing, notice or application made by or on behalf of SBC, PAC or any of their respective subsidiaries to any third party and/or any Governmental Entity in connection with the Merger.


     In addition, the Merger Agreement requires that PAC and SBC each keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Merger Agreement, including promptly furnishing the other with copies of notice or other communications received by SBC or PAC, as the case may be, from any third party and/or any Governmental Entity with respect to the Merger. Pursuant to the terms of the Merger Agreement, each of PAC and SBC shall give prompt notice to the other of any change that is reasonably likely to result in a material adverse effect on it.

EMPLOYEE BENEFITS


     Pursuant to the Merger Agreement, each outstanding PAC Option, whether vested or unvested, will be deemed to constitute an option to acquire the same number of shares of SBC Common Stock as the holder of such PAC Option would have been entitled to receive had such holder exercised such PAC Option in full immediately prior to the Effective Time rounded down to the nearest whole number at an exercise price per share equal to (x) the aggregate exercise price for the PAC Common Stock otherwise purchasable pursuant to such PAC Option, divided by
(y) the number of full shares of SBC Common Stock deemed purchasable pursuant to such PAC Option. At the Effective Time, SBC shall assume each PAC Option in accordance with the terms of the PAC Stock Plan under which it was issued and the stock option agreement by which it was evidenced.



     Pursuant to the Merger Agreement, SBC will cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to the employees of PAC and its subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than PAC's Compensation and Benefit Plans; provided, however, that if during this period SBC implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under Compensation and Benefit Plans (other than the Surviving Corporation and its subsidiaries), the Surviving Corporation shall proportionately adjust the benefits under PAC's compensation and benefit plans or the cost thereof to participants, and provided, further with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining agreement. At or prior to the Effective Time, PAC shall make all necessary arrangements to cause any shares of PAC Common Stock units under PAC's Compensation and Benefit Plans to be converted into share units with respect to SBC Common Stock by multiplying the number of shares of PAC Common Stock subject to such PAC share units by the fraction of a share of SBC Common Stock equal to the Exchange Ratio. SBC has agreed to honor (and to cause the Surviving Corporation to honor), pursuant to their terms, all employee benefit obligations to current and former employees under PAC's Compensation and Benefit Plans.



     Pursuant to the Merger Agreement, each share of PAC Common Stock outstanding immediately prior to the Effective Time that is restricted under PAC's 1994 Stock Incentive Plan or PAC's Restricted Stock Plan will be converted into the right to receive, and become exchangeable for a fraction of a share of SBC Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to such restricted share of PAC Common Stock.

     In addition, pursuant to the Merger Agreement each stock unit outstanding immediately prior to the Effective Time under the PAC Outside Directors' Deferred Stock Unit Plan will be converted into the right to receive a stock unit representing a fraction of a share of SBC Common Stock equal to the Exchange Ratio and having the same terms and conditions as were applicable to such stock unit before the Effective Time.


INDEMNIFICATION AND INSURANCE


     Pursuant to the Merger Agreement, from and after the Effective Time, SBC will indemnify and hold harmless each present and former director and officer of PAC (determined as of the Effective Time) against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that PAC would have been permitted under Nevada law and its articles of incorporation or by-laws in effect on the date of the Merger Agreement to indemnify such person. The Surviving Corporation will maintain D&O Insurance for acts and omissions occurring prior to the Effective Time with coverage in amount and scope at least as favorable as PAC's existing D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the Current Premium; provided, however, if the existing D&O Insurance expires, is terminated or cancelled during such six year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess of 175% of the Current Premium.


CONDITIONS


     The respective obligation of SBC, Merger Sub and PAC to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions: (a) the Merger Agreement (including the Exchange Ratio, as adjusted, if required to be approved at an additional PAC Special Meeting) has been duly approved by holders of PAC Common Stock and has been duly approved by the sole shareowner of Merger Sub, and the issuance of SBC Common Stock pursuant to the Merger has been duly approved by the holders of shares of SBC Common Stock; (b) the shares of SBC Common Stock issuable to PAC shareowners pursuant to the Merger Agreement have been authorized for listing on the NYSE upon official notice of issuance; (c) the waiting period applicable to the consummation of the Merger under the HSR Act has expired or been terminated, the decision and order of the CPUC authorizing the Merger and making any required determinations under Section 854(a)-(c), including its determination as to any required allocation of economic benefits, if any, of the Merger, between shareowners and ratepayers, has become final, and other than the filing of the Articles of Merger, all notices, reports and other filings required to be made prior to the Effective Time by PAC or SBC with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by PAC or SBC from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of the Merger Agreement and the consummation of the Merger have been made or obtained upon terms and conditions that are not reasonably likely to have a material adverse effect on SBC or PAC (the parties to the Merger Agreement having agreed that in the event the CPUC were to require by final decision and order that an allocation of economic benefits to ratepayers is required under subsection (b) of Section 854, the effect of any such final decision and order will not be considered to have a material adverse effect on SBC or PAC; (d) no court or Governmental Entity of competent jurisdiction has enacted, issued, promulgated, enforced or entered any law, rule or regulation that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or that is, individually or in the aggregate with all other such laws, rules or regulations reasonably likely to have a material adverse effect on SBC or PAC (collectively, an "Order"), and no Governmental Entity has instituted any proceeding or threatened to institute any proceeding seeking any such Order; (e) the Registration Statement, of which this Joint Proxy Statement/Prospectus is a part, has become effective under the Securities Act, and no stop order suspending such effectiveness shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC; (f) SBC and PAC will each have received a letter from the independent auditors of PAC, in the case of SBC, and SBC, in the case of PAC, dated both the date that the Registration Statement became effective and the Closing Date, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement, and SBC and PAC will have received letters from their respective independent public accounting firms to the effect that the Merger will qualify for "pooling of interests" accounting treatment; (g) SBC has received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated by the Merger Agreement; and (h) the determination of SBC Costs and PAC Costs (as such terms are defined under "-- Regulatory Approval Costs") has been completed.



     In addition, the obligations of SBC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by SBC at or prior to the Effective Time of the following conditions: (a) the representations and warranties of PAC set forth in the Merger Agreement are true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, and SBC has received a certificate signed on behalf of PAC by an executive officer of PAC to such effect; (b) PAC has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and SBC has received a certificate signed on behalf of PAC by an executive officer of PAC to such effect; (c) PAC has obtained the consent or approval of each person whose consent or approval was required in order to consummate the transactions contemplated by the Merger Agreement under any contract to which PAC or any of its subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have a material adverse effect on PAC or is not reasonably likely to materially adversely affect the ability of PAC to consummate the transactions contemplated by the Merger Agreement; and (d) SBC has received the opinion of Sullivan & Cromwell, special counsel to SBC, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and PAC will be a party to that reorganization within the meaning of Section 368(b) of the Code.


     Further, the obligation of PAC to effect the Merger is also subject to the satisfaction or waiver by PAC at or prior to the Effective Time of the following conditions: (a) the representations and warranties of SBC and Merger Sub set forth in the Merger Agreement shall be true and correct as of the date of the Merger Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date, and PAC has received a certificate signed on behalf of SBC and Merger Sub by an executive officer of SBC to such effect; (b) each of SBC and Merger Sub has performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the Closing Date, and PAC has received a certificate signed on behalf of SBC and Merger Sub by an executive officer of SBC to such effect; (c) SBC has obtained the consent or approval of each person whose consent or approval shall be required in order to consummate the transactions contemplated by the Merger Agreement under any contract to which SBC or any of its subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a material adverse effect on SBC or is not reasonably likely to materially adversely affect the ability of SBC to consummate the transactions contemplated by the Merger Agreement; and (d) PAC has received the opinion of Pillsbury Madison & Sutro LLP, counsel to PAC, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and PAC will be a party to that reorganization within the meaning of Section 368(b) of the Code.

MODIFICATION OR AMENDMENT; WAIVER OF CONDITIONS

     The Merger Agreement provides that, subject to the provisions of applicable law, at any time prior to the Effective Time, the parties to the Merger Agreement may modify or amend the Merger Agreement by written agreement executed and delivered by duly authorized officers of the respective parties. The Merger Agreement also provides that the conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of each such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

TERMINATION

     The Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (a) whether before or after any requisite approval by the shareowners of SBC or PAC, by mutual written consent of SBC and PAC, by action of the SBC Board and the PAC Board, or
(b) by action of either the SBC Board or the PAC Board if (i) the Merger has not been consummated by March 31, 1997 (provided, however, that if SBC or PAC determines that additional time is necessary in connection with obtaining a required approval of the CPUC, such date may be extended by SBC or PAC from time to time by written notice to the other party to a date not beyond December 31,
1997); (ii) the shareowners of PAC fail to approve the matters required to be approved by such shareowners at the PAC Special Meeting or, if the Exchange Ratio is decreased to below 0.667 at any additional meeting of the shareowners of PAC to consider and vote upon the transaction contemplated by the Merger Agreement taking into account the Exchange Ratio as decreased; (iii) the shareowners of SBC fail to approve the matters required to be approved by such shareowners at the SBC Special Meeting; or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger has become final and non-appealable (whether before or after the approval by the shareowners of PAC or SBC). In addition, the Merger Agreement will be automatically terminated upon the occurrence of a Failure to Agree Event (as defined under "-- Regulatory Approval Costs").



     Further, the Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, by action of the PAC Board
(a) if (i) PAC is not in material breach of any of the terms of the Merger Agreement, (ii) the PAC Board approves entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal and PAC notifies SBC in writing that PAC wishes to enter into such agreement, (iii) SBC does not make, within ten business days of receipt of PAC's written notification of its desire to enter into a binding agreement for a Superior Proposal, an offer that the PAC Board believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the shareowners of PAC as the Superior Proposal and (iv) PAC, prior to such termination pays to SBC any required termination fees (as described under "-- Certain Termination Fees"); or (b) if (i) the SBC Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, (ii) the restrictions set forth in the Merger Agreement with respect to Acquisition Proposals have been breached by SBC in any material respect and SBC has failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from PAC or SBC has breached the notice requirements in connection with Acquisition Proposals, (iii) there has been a material breach by SBC or Merger Sub of any representation, warranty, covenant or agreement (other than the restrictions with respect to Acquisition Proposals) contained in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after notice of such breach is given by PAC to the breaching party, (iv) if SBC (or a representative of SBC) has taken any action in respect of an Acquisition Proposal that would be proscribed by the Merger Agreement but for the exception allowing certain actions to be taken by SBC in response to a bona fide unsolicited written Superior Proposal, (v) the Incumbent Directors and any additional members of the SBC Board whose election or nomination for election as a director is supported by a majority of the Incumbent Directors (such additional member of the SBC Board thereafter being an Incumbent Director) ceasing to constitute a majority of the members of the SBC Board or any person or "group" (as defined in Rule 13d-5 under the Exchange Act) owning capital stock of SBC with voting power sufficient to cast a majority of the votes entitled to be cast for the election of directors of SBC, (vi) SBC, in any calendar year, enters into an agreement or agreements to spend in excess of $5 billion to acquire one or more businesses, whether by merger, consolidation, purchase of property or assets or otherwise, or (vii) PAC is the Higher Party (as defined below under "-- Regulatory Approval Costs"), there is no Failure to Agree Event and SBC does not make a timely Lower Party Election.



     In addition, the Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action of the SBC Board if
(i) the PAC Board has withdrawn or adversely modified its approval or recommendation of the Merger Agreement, (ii) the restrictions set forth in the Merger Agreement with respect to Acquisition Proposals have been breached by PAC in any material respect and PAC has failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from SBC or PAC has breached the notice requirements in connection with Acquisition Proposals, (iii) there has been a material breach by PAC of any representation, warranty, covenant or agreement (other than the restrictions with respect to Acquisition Proposals) contained in the Merger Agreement that is not curable or, if curable, is not cured within 30 days after notice of such breach is given by the non-breaching party, (iv) if PAC (or representative of PAC) has taken any action in respect of an Acquisition Proposal that would be proscribed by the Merger Agreement but for the exception allowing certain actions to be taken by PAC in response to a bona fide unsolicited written Superior Proposal; or (v) SBC is the Higher Party (as defined below under "-- Regulatory Approval Costs") and PAC does not make a timely Lower Party Election.



     In the event of termination of the Merger Agreement, the Merger Agreement (other than certain provisions of the Merger Agreement relating to expenses and confidentiality and other than as described below under "-- Certain Termination Fees") shall become void and of no effect with no liability on the part of any party thereto (or of any of their respective directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, that no such termination shall relieve any party thereto from any liability for any breach of the Merger Agreement.


CERTAIN TERMINATION FEES


     The Merger Agreement provides that in the event that (i) a bona fide Acquisition Proposal shall have been made with respect to PAC or any of its subsidiaries and made known to PAC shareowners generally or has been made directly to PAC shareowners generally, or any person shall have publicly announced an intention to make a bona fide Acquisition Proposal with respect to PAC or any subsidiary of PAC and such Acquisition Proposal or announced intention shall not be withdrawn prior to the PAC Special Meeting and thereafter the Merger Agreement is terminated by either SBC or PAC as a result of the failure of the shareowners of PAC to approve the matters required to be approved by such shareowners at the PAC Special Meeting, or (ii) the Merger Agreement is terminated (x) by PAC as a result of the PAC Board's approval of PAC entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal in accordance with the terms set forth in the Merger Agreement or (y) by SBC as a result of (I) PAC's Board's withdrawal or adverse modification of its approval or recommendation of the Merger Agreement, (II) a material breach by PAC of certain restrictions set forth in the Merger Agreement with respect to Acquisition Proposals and PAC's failure to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from SBC, (III) PAC's breach of the notice requirements in connection with Acquisition Proposals, (IV) PAC (or a representative of PAC) taking any action in respect of an Acquisition Proposal that would be proscribed by the Merger Agreement but for the exception allowing certain actions to be taken by PAC in response to a bona fide unsolicited written Superior Proposal or
(V) PAC's failure to make a timely Lower Party Election (as defined below under "-- Regulatory Approval Costs") in the event that SBC is the Higher Party (as defined below under "-- Regulatory Approval Costs"), then PAC will pay SBC a fee equal to $300 million (the "Termination Fee"), which amount shall be exclusive of any expenses to be paid pursuant to the Merger Agreement; provided, however, that no fee shall be payable to SBC pursuant to preceding clause (i) unless and until, within 9 months of such termination, PAC or any subsidiary of PAC enters into any agreement (I) pursuant to which any person (other than SBC) (an "Acquiring Party") proposes to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, thirty percent or more of the voting power of the outstanding securities of PAC or any Significant Subsidiary of PAC or a majority of the assets of PAC or any Significant Subsidiary of PAC,
(II) pursuant to which there is proposed to be consummated a merger, consolidation or similar transaction between PAC or any of its subsidiaries and an Acquiring Party in which shareholders of PAC immediately prior to such merger, consolidation or similar transaction would not own securities representing at least seventy percent of the outstanding voting power of the surviving entity of such merger, consolidation or similar transaction immediately following the consummation thereof or (III) pursuant to which any of the transactions described in (I) or (II) is proposed, assuming that the references to thirty percent and seventy percent were both to fifty percent; provided, further that, no fee shall be payable in the case of (I) and (II) above where the persons comprising the PAC Board prior to entering into such agreement are intended to constitute after consummation a majority of the members of the PAC Board, in the case of (I) or the surviving entity in the case of (II).



     The Merger Agreement similarly provides that in the event that (i) a bona fide Acquisition Proposal shall have been made with respect to SBC or any of its subsidiaries and made known to SBC shareowners generally or has been made directly to shareowners generally, or any person shall have publicly announced an intention to make a bona fide Acquisition Proposal with respect to SBC or any subsidiary of SBC and thereafter the Merger Agreement is terminated by either PAC or SBC as a result of the failure of the shareowners of SBC to approve the matters required to be approved by such shareowners at the SBC Special Meeting, or (ii) the Merger Agreement is terminated by PAC as a result of (a) SBC's Board's withdrawal or adverse modification of its approval or recommendation of the Merger Agreement, the breach by SBC of certain restrictions set forth in the Merger Agreement with respect to Acquisition Proposals and SBC's failure to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from PAC or SBC's breach of the notice requirements in connection with Acquisition Proposals, (b) SBC (or a representative of SBC) taking any action in respect of an Acquisition Proposal that would be proscribed by the Merger Agreement but for the exception allowing certain actions to be taken by SBC in response to a bona fide unsolicited written Superior Proposal, (c) the Incumbent Directors and any additional members of the SBC Board whose election or nomination as a director is supported by a majority of the Incumbent Directors (such additional member of the SBC Board thereafter being an Incumbent Director) ceasing to constitute a majority of the members of the SBC Board or any person or "group" (as defined under Rule 13d-5 under the Exchange Act) owns capital stock of SBC with voting power sufficient to cast a majority of the votes entitled to be cast for the election of directors of SBC, (d) an agreement or agreements by SBC to spend in excess of $5 billion in any calendar year to acquire one or more businesses, whether by merger or otherwise, or (e) SBC's failure to make a timely Lower Party Election in the event that PAC is the Higher Party, then SBC shall pay PAC a fee equal to the Termination Fee, which amount shall be exclusive of any expenses to be paid pursuant to the Merger Agreement; provided, however, that no fee shall be payable to PAC pursuant to preceding clause (i) unless and until, within 9 months of such termination, SBC or any Subsidiary of SBC enters into any agreement (I) pursuant to which any person (other than PAC) (an "SBC Acquiring Party") proposes to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, thirty percent or more of the voting power of the outstanding securities of SBC or any Significant Subsidiary of SBC or a majority of the assets of SBC or any Significant Subsidiary of SBC, (II) pursuant to which there is proposed to be consummated a merger, consolidation or similar transaction between SBC or any of its subsidiaries and a SBC Acquiring Party in which shareholders of SBC immediately prior to such merger, consolidation or similar transaction would not own securities representing at least seventy percent of the outstanding voting power of the surviving entity of such consolidation, merger or similar transaction immediately following the consummation thereof or (III) pursuant to which any of the transactions described in (I) or (II) is proposed, assuming that the references to thirty percent and seventy percent were both to fifty percent; provided, however, that, no fee shall be payable in the case of (I) and (II) above where the persons comprising the SBC Board prior to entering into such agreement are intended to constitute after consummation a majority of the members of the SBC Board, in the case of (I) or the surviving entity in the case of (II).


EXPENSES


     Except as provided under "-- Certain Termination Fees" and under "-- Regulatory Approval Costs," pursuant to the Merger Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger Agreement will be paid by the party incurring such cost or expense, except that expenses incurred in connection with the filing fee for the Registration Statement and printing and mailing this Joint Proxy Statement/Prospectus and the Registration Statement and the filing fee under the HSR Act will be shared equally by SBC and PAC.



ACCOUNTING TREATMENT



     SBC and PAC believe that the Merger will qualify as a "pooling of interests" for accounting and financial reporting purposes, and have been so advised by Ernst & Young LLP and Coopers & Lybrand L.L.P., their respective independent public accountants. Under this method of accounting, SBC will restate at the Effective Date its consolidated financial statements to include the assets, liabilities, shareholders' equity and results of operations of PAC. It is anticipated that following consummation of the Merger the fiscal year of the combined company will be the calendar year.


     Consummation of the Merger is conditioned upon the receipt by each of SBC and PAC of a letter from their respective independent public accountants stating that the Merger, in their respective opinions, will qualify as a "pooling of interests" for accounting purposes. See "-- Conditions" and "Unaudited Pro Forma Combined Condensed Financial Statements."

RESALE OF SBC CAPITAL STOCK


     The shares of SBC Common Stock issuable to shareowners of PAC in connection with the Merger have been registered under the Securities Act. Such shares may be traded freely and without restriction by those shareowners not deemed to be "affiliates" of SBC or PAC as that term is defined in the rules under the Securities Act. "Affiliates" are generally defined as persons who control, are controlled by or are under common control with PAC at the time of the PAC Special Meeting. Shares of SBC Common Stock received by those shareowners of PAC who are deemed to be "affiliates" of PAC may be resold without registration as provided for by Rules 144 or 145, or as otherwise permitted, under the Securities Act. This Joint Proxy Statement/Prospectus does not cover any resales of SBC Common Stock received by affiliates of PAC or by certain of their family members or related interests.



     Pursuant to the Merger Agreement, each of PAC and SBC shall deliver to the other a letter identifying all persons whom such party believes to be, as of the date of their respective Special Meetings, "affiliates" of such party for purposes of Rule 145 under the Securities Act. Each of PAC and SBC has agreed to use all reasonable efforts to cause each person who is identified as an "affiliate" in the letter referred to above to deliver to SBC prior to the date of their respective Special Meetings a written agreement providing that each such person will agree not to sell, pledge, transfer or otherwise dispose of the shares of SBC Common Stock to be received by such person in the Merger except in compliance with the applicable provisions of the Securities Act and, if the Merger qualifies for "pooling of interests" accounting treatment, until such time as financial results covering at least 30 days of combined operations of SBC and PAC shall have been published.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


     In considering the recommendations of PAC's Board, shareowners should be aware that certain members of PAC's management and of the PAC Board have certain interests in the Merger that are in addition to the interests of shareowners generally and which may create potential conflicts of interest.


  Employee Benefits

     As described under "-- Employee Benefits," pursuant to the Merger Agreement, each PAC Option, whether vested or unvested, will be deemed to constitute an option to acquire the same number of shares of SBC Common Stock as the holder of such PAC Option would have been entitled to receive had such holder exercised such PAC Option in full immediately prior to the Effective Time at an exercise price per share equal to (x) the aggregate exercise price of the shares of PAC Common Stock otherwise purchasable pursuant to such PAC Option, divided by (y) the number of full shares of SBC Common Stock deemed purchasable pursuant to such PAC Option.


     Pursuant to the Merger Agreement, SBC will cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to the employees of PAC and its subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than PAC's Compensation and Benefit Plans; provided, however, that if during this period SBC implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under compensation and benefit plans applicable to employees of SBC and its Subsidiaries (other than the Surviving Corporation and its subsidiaries), the Surviving Corporation shall proportionately adjust the benefits under PAC's Compensation and Benefit plans or the cost thereof to participants, and provided, further with respect to employees who are subject to collective bargaining, all benefits will be provided in accordance with the applicable collective bargaining agreement. At or prior to the Effective Time, PAC shall make all necessary arrangements to cause any shares of PAC Common Stock units under PAC's Compensation and Benefit Plans to be converted to share units with respect to SBC Common Stock by multiplying the number of shares of PAC Common Stock subject to such PAC share units by the Exchange Ratio.



     Pursuant to the Merger Agreement, each outstanding share of PAC Common Stock that is restricted under the PAC 1994 Stock Incentive Plan or PAC Restricted Stock Plan shall be converted into the right to receive, and become exchangeable for, a fraction of a share of SBC Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to such restricted share of PAC Common Stock.

     In addition, each outstanding stock unit under the PAC Outside Directors' Deferred Stock Unit Plan shall be converted into the right to receive a stock unit representing a fraction of a share of SBC Common Stock equal to the Exchange Ratio and having the same terms and conditions as were applicable to such stock unit before the Effective Time.

     In addition, as described under "-- Employee Benefits," SBC has agreed to honor (and to cause the Surviving Corporation to honor), pursuant to their terms, all employee benefit obligations to current and former employees under PAC's Compensation and Benefit Plans including obligations to certain officers of PAC under existing employment and severance agreements.


     The options held by the nonemployee directors of PAC that are not already exercisable will become exercisable in full upon approval of the Merger Agreement by PAC's shareowners. In addition, the options granted on March 22, 1996 to certain officers and employees of PAC will become exercisable in full at the Effective Time.



     If any payment made under the PAC 1994 Stock Incentive Plan will be non-deductible by operation of Section 280G of the Code, the aggregate present value of all such payments will be reduced to an amount which maximizes such value without causing any such payment to be non-deductible.



     PAC has entered into individual employment agreements with 8 officers of PAC and its subsidiaries, including the Named Executive Officers and other Executive Vice Presidents ("Tier I Agreements"), which provide for special severance payments in the event of an involuntary termination (including a "constructive termination", which is defined as (i) a material reduction in salary or benefits, (ii) a material change in responsibilities, or (iii) certain relocation requirements) within three years following a change in control (as defined in the agreements). In addition, PAC has also entered into employment agreements with 27 officers below the level of Executive Vice President ("Tier II Agreements"). Shareowner approval of the Merger will constitute a change in control under the Tier I and Tier II Agreements.



     The special severance payment in the Tier I Agreements is equal to the sum of (x) an amount equal to 200% of the Standard Award (within the meaning of the PAC Short Term Incentive Plan) for the employee's position rate as of the date of termination, plus (y) an amount equal to (i) the fair market value of a share of PAC Common Stock on the date of termination, multiplied by (ii) the number of Units (within the meaning of the PAC Senior Management Long Term Incentive Plan) ("LTIP Units") granted to the employee for the two performance periods ending with the two calendar years following the year of termination. In addition, the employee is entitled to three years of continuation coverage (or, if earlier, until normal retirement date (as defined in the Tier I Agreements)) in the basic and supplemental group term life insurance plan and the health care plan for management employees (as if the employee was still an active employee).



     The Tier II Agreements provide that (i) the amount of the special severance payment is equal to an amount equal to 100% of the employee's base compensation in effect on the date of termination, plus an amount equal to 100% of the Standard Award for the employee's position rate as of the date of termination, plus an amount equal to (x) the fair market value of a Share of PAC Common Stock on the date of termination, multiplied by (y) the number of LTIP Units granted to the employee for the two performance periods ending with the two calendar years following the year in which the employment termination occurs, and (ii) continuation of life insurance and health benefits coverage is provided for two years following the date of termination (or, if earlier, until normal retirement date (as defined in the Tier II Agreements)).



     These special severance payments described above are in addition to any other payments under the agreements to the employee upon an involuntary termination other than for "cause" or "disability" (each as defined under the Tier I and Tier II Agreements). Such payments in the Tier I Agreements include
(i) a lump sum cash payment equal to (x) 1/12 of base compensation in effect on the date of termination, multiplied by (y) the lesser of 36 or the number of months remaining until normal retirement date, (ii) continuation of life insurance and health benefits until the earlier of (a) the first anniversary of the date of termination, (b) death, or (c) normal retirement date, (iii) payment of 100% of the Standard Award applicable for the calendar year of termination (if all LTIP Units are forfeited upon termination, PAC will also pay an amount equal to the fair market value of a PAC Share of Common Stock on the date of termination multiplied by the number of LTIP Units granted to the employee for the performance period ending with the calendar year of termination), and (iv) compensation for any nonstatutory stock options or SARs which terminate upon termination of employment in an amount equal to the difference between the fair market value of PAC Common Stock at the date of termination and the option price (in the case of SARs, the difference between such fair market value and the option price at which the stock option related to the SAR was granted).

     The Tier II Agreements also provide similar benefits to those described in the immediately preceding paragraph, except that for purposes of determining the lump sum cash payment in clause (i) above, "36" is replaced by "12" in subclause
(y).


     Any payments made under either Tier I or Tier II Agreements will be limited to the amount which maximizes the aggregate present value of the payments without causing any payment to be non-deductible because of Section 280G of the Code.



     The following table sets forth, with respect to Messrs. Quigley, Dorman, Fitzpatrick, Odgers and Moberg, the named executive officers set forth in PAC's 1996 proxy statement for the annual meeting of its shareowners (the "Named Executive Officers"), and all other executive officers of PAC as a group based on a closing price per share of PAC Common Stock of $33.75 on April 1, 1996, (i) the number of shares of PAC Common Stock subject to options held by such persons that will become exercisable at the Effective Time, (ii) the weighted average exercise price for such exercisable options held by such persons, (iii) the aggregate value of such exercisable options based upon the per share price of PAC Common Stock as of April 1, 1996 and (iv) the approximate amounts of severance payments payable as of the date hereof, subject to reductions necessary to prevent any payment from being non-deductible because of Section 280G of the Code, if their employment was terminated after a change in control under circumstances entitling them to severance benefits under their respective employment agreements.



                                       OPTIONS/SARS     WEIGHTED                        MAXIMUM
                                       WHICH BECOME     AVERAGE                        POTENTIAL
                                       EXERCISABLE      EXERCISE                       CHANGE IN
                                          AT THE         PRICE        AGGREGATE         CONTROL
                                        EFFECTIVE         PER          VALUE OF        SEVERANCE
                                           TIME          SHARE       OPTIONS/SARS      PAYMENTS
                                       ------------     --------     ------------     -----------
    P.J. Quigley.....................     180,000       $27.375       $1,147,500      $ 7,874,200
    D.W. Dorman......................     108,000        27.375          688,500        4,774,800
    M.J. Fitzpatrick.................      69,000        27.375          439,875        3,397,500
    R.W. Odgers......................      54,000        27.375          344,250        2,678,700
    J.R. Moberg......................      54,000        27.375          344,250        2,678,700
    All executive officers as a group
      (7 persons in total)...........     543,000        27.375        3,461,625       25,207,100


  Director and Officer Indemnification and Insurance


     Pursuant to the Merger Agreement, from and after the Effective Time, SBC will indemnify and hold harmless each present and former director and officer of PAC (determined as of the Effective Time) against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, to the fullest extent that PAC would have been permitted under Nevada law and the PAC Articles or by-laws in effect on the date of the Merger Agreement to indemnify such person. The Surviving Corporation will maintain D&O Insurance with coverage in amount and scope at least as favorable as PAC's existing D&O Insurance for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the Current Premium; provided, however, if the existing D&O Insurance expires, is terminated or cancelled during such six-year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess of 175% of the Current Premium.

  Board of Directors; Management


     Pursuant to the Merger Agreement, SBC has agreed to increase the size of the SBC Board at the Effective Time in order to enable approximately one-third of the SBC Board to be comprised of Director Designees and the SBC Board will appoint each of the Director Designees to the SBC Board as of the Effective Time, with such Director Designees to be divided as nearly as evenly as is possible among the classes of directors of SBC. As of the date hereof, the SBC Board is composed of 14 directors. Further, the Merger Agreement provides that at the Effective Time Mr. Philip J. Quigley will be appointed President and Chief Executive Officer of the Surviving Corporation and Vice Chairman of the SBC Board. Certain other executive officers of PAC are expected to become executive officers of the Surviving Corporation following the Merger.


APPRAISAL RIGHTS


     The Merger Agreement provides that in accordance with Section 92A.390 of the NPCL, no appraisal rights will be available to holders of PAC Common Stock in connection with the Merger. Holders of SBC Common Stock will not be entitled to any dissenters' or appraisal rights under Section 262 of the DGCL.


EXCHANGE OF CERTIFICATES


     The Merger Agreement provides that promptly after the Effective Time, the Surviving Corporation will cause an exchange agent (the "Exchange Agent") to mail to each holder of record of a PAC Certificate (other than holders of PAC Certificates in respect of Excluded PAC Common Stock) (i) a letter of transmittal specifying that delivery shall be effected only upon delivery of the PAC Certificates to the Exchange Agent and such other provisions as PAC and SBC may agree, and (ii) instructions for exchanging the PAC Certificates for (A) certificates representing shares of SBC Common Stock and (B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Upon surrender of a PAC Certificate for cancellation to the Exchange Agent together with such letter of transmittal, the holder of such PAC Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of SBC Common Stock that such holder is entitled to receive pursuant to the terms of the Merger Agreement, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the terms of the Merger Agreement, and the PAC Certificate so surrendered will be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the PAC Certificates.



     The Merger Agreement further provides that whenever a dividend or other distribution is declared by SBC in respect of SBC Common Stock, the record date for which is at or after the Effective Time, that declaration will include dividends or other distributions in respect of all shares issuable pursuant to the Merger Agreement. No dividends or other distributions in respect of the SBC Common Stock will be paid to any holder of any unsurrendered PAC Certificate until such PAC Certificate is surrendered for exchange in accordance with the Merger Agreement. Following surrender of any such PAC Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such shares of SBC Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such shares of SBC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of SBC Common Stock, all shares of SBC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.



     In addition, pursuant to the Merger Agreement, holders of unsurrendered PAC Certificates will be entitled to vote after the Effective Time at any meeting of SBC shareowners with a record date at or after the Effective Time the number of whole shares of SBC Common Stock represented by such PAC Certificates, regardless of whether such holders have exchanged their PAC Certificates.



     After the Effective Time, there will be no transfers on the stock transfer books of PAC of shares of PAC Common Stock that were outstanding immediately prior to the Effective Time.

     Pursuant to the Merger Agreement, in the event any PAC Certificate is lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such PAC Certificate to be lost, stolen or destroyed and the posting by such person of a bond in the form customarily required by SBC as indemnity against any claim that may be made against it with respect to such PAC Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed PAC Certificate the shares of SBC Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect thereof issuable and/or payable upon due surrender of and deliverable in respect of PAC Common Stock represented by such PAC Certificate pursuant to the Merger Agreement, in each case, without interest.

NEW YORK STOCK EXCHANGE LISTING; DE-LISTING OF PAC COMMON STOCK


     Pursuant to the Merger Agreement, SBC will use its best efforts to cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation will use its best efforts to cause PAC Common Stock to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.


             CERTAIN FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The following summary discusses the material federal income tax consequences of the Merger. The summary is based upon the Code, applicable Treasury Regulations thereunder and administrative rulings and judicial authority as of the date hereof. All of the foregoing are subject to change, possibly with retroactive effect, and any such change could affect the continuing validity of the discussion. The discussion assumes that holders of shares of PAC Common Stock hold such shares as a capital asset. Further, the discussion does not address the tax consequences that may be relevant to a particular shareowner subject to special treatment under certain federal income tax laws, such as dealers in securities, banks, insurance companies, tax-exempt organizations, non-United States persons, shareowners who acquired shares of PAC Common Stock through the exercise of options or otherwise as compensation or through a tax-qualified retirement plan, and holders of options and performance share units granted under PAC's benefit plans. This discussion does not address any consequences arising under the laws of any state, locality or foreign jurisdiction.

     Neither PAC nor SBC has requested a ruling from the Internal Revenue Service ("IRS") with regard to any of the federal income tax consequences of the Merger and the opinions of counsel as to such federal income tax consequences set forth below will not be binding on the IRS.

GENERAL

     As of the date hereof, it is intended that the Merger will constitute a reorganization pursuant to Section 368(a) of the Code and that for federal income tax purposes no gain or loss will be recognized by SBC, PAC or Merger Sub. The respective obligations of the parties to consummate the Merger are conditioned on (i) the receipt by SBC of an opinion of Sullivan & Cromwell dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of SBC, PAC and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code, and (ii) the receipt by PAC of an opinion of Pillsbury Madison & Sutro LLP dated the Closing Date confirming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and that each of SBC, PAC and Merger Sub will be a party to the reorganization within the meaning of Section 368(b) of the Code. Such opinions will be based upon, among other things, (i) representations of PAC, SBC, and certain shareowners of PAC customarily given in transactions of this type and (ii) the assumption that the Merger will be consummated in accordance with the terms of the Merger Agreement.

     The discussion below summarizes the material federal income tax consequences of the Merger, assuming that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code.

CONSEQUENCES TO PAC SHAREOWNERS

     Under the reorganization provisions of the Code, no gain or loss will be recognized by holders of PAC Common Stock with respect thereto as a result of the surrender of their shares of PAC Common Stock in exchange for shares of SBC Common Stock (including the receipt of SBC Rights) pursuant to the Merger (except as discussed below with respect to cash received in lieu of fractional shares). The aggregate tax basis of the shares of SBC Common Stock received in the Merger (including any fractional shares of SBC Common Stock deemed received) will be the same as the aggregate tax basis of the shares of PAC Common Stock surrendered in exchange therefor in the Merger. The holding period of the shares of SBC Common Stock received (including the holding period of fractional shares of SBC Common Stock deemed received) will include the holding period of shares of PAC Common Stock surrendered in exchange therefor.

FRACTIONAL SHARES


     If a holder of shares of PAC Common Stock receives cash in lieu of a fractional share interest in SBC Common Stock in the Merger, such fractional share interest will be treated as having been distributed to the holder, and such cash amount will be treated as received in redemption of the fractional share interest. Under Section 302 of the Code, if such redemption is "not essentially equivalent to a dividend" after giving effect to the constructive ownership rules of the Code, the holder will generally recognize capital gain or loss equal to the cash amount received for the fractional share of SBC Common Stock reduced by the portion of the holder's tax basis in shares of PAC Common Stock surrendered that is allocable to the fractional share interest in SBC Common Stock. Under these rules, a minority shareowner of PAC should recognize capital gain or loss on the receipt of cash in lieu of a fractional share interest in SBC Common Stock. The capital gain or loss will be long-term capital gain or loss if the holder's holding period in the fractional share interest is more than one year.


CONSEQUENCES TO PAC, SBC, MERGER SUB AND HOLDERS OF SBC COMMON STOCK

     None of PAC, SBC or Merger Sub or the holders of SBC Common Stock will recognize gain or loss as a result of the Merger.

     THE PRECEDING DISCUSSION DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, PAC SHAREOWNERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.

          UNAUDITED PRO FORMA COMBINED CONDENSED FINANCIAL STATEMENTS
              OF SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP

     The following unaudited pro forma combined condensed financial statements and notes thereto are presented assuming the Merger will be accounted for as a "pooling of interests." For a description of pooling of interests accounting with respect to the Merger, see "The Merger -- Accounting Treatment."

     The following unaudited pro forma combined condensed financial statements have been prepared using an assumed Exchange Ratio of 0.733. See "The
Merger -- Terms of the Merger."

     The unaudited pro forma combined condensed income statements reflect the combination of the historical operating results of SBC and PAC for the years ended December 31, 1995, 1994 and 1993 and for the three months ended March 31, 1996. The unaudited pro forma combined condensed balance sheets reflect the combination of the historical balance sheets of SBC and PAC at December 31, 1995 and at March 31, 1996. The information set forth in the financial statements below should be read in conjunction with the financial statements which are incorporated herein by reference.

     The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the related historical financial statements and notes thereto of SBC and PAC incorporated by reference in this Joint Proxy Statement/Prospectus.

               SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                              AS OF MARCH 31, 1996


                                                       HISTORICAL                 PRO FORMA
                                                   -------------------     ------------------------
                                                     SBC         PAC       ADJUSTMENTS     COMBINED
                                                   -------     -------     -----------     --------
                                                                   (IN MILLIONS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                          $   571     $    65       $             $   636
Accounts receivable - net                            2,204       1,446                       3,650
Other current assets                                 1,001       1,014           (46)2a      1,969
- ---------------------------------------------------------------------------------------------------
TOTAL CURRENT ASSETS                                 3,776       2,525           (46)2a      6,255
- ---------------------------------------------------------------------------------------------------
Property, Plant and Equipment - Net                 13,152      11,419                      24,571
- ---------------------------------------------------------------------------------------------------
Intangible Assets - Net                              2,623         968                       3,591
- ---------------------------------------------------------------------------------------------------
Other Assets                                         2,621         946          (632)2a      2,935
- ---------------------------------------------------------------------------------------------------
TOTAL ASSETS                                       $22,172     $15,858       $  (678)      $37,352
- ---------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES
Debt maturing within one year                      $ 1,869     $   912       $             $ 2,781
Other current liabilities                            3,182       2,847           (46)2a      5,983
- ---------------------------------------------------------------------------------------------------
TOTAL CURRENT LIABILITIES                            5,051       3,759           (46)2a      8,764
- ---------------------------------------------------------------------------------------------------
Long-term debt                                       5,588       5,084                      10,672
- ---------------------------------------------------------------------------------------------------
Postemployment benefit obligation                    2,733       2,516                       5,249
- ---------------------------------------------------------------------------------------------------
Other noncurrent liabilities                         2,360       1,719          (632)2a      3,447
- ---------------------------------------------------------------------------------------------------
CORPORATION-OBLIGATED MANDATORILY REDEEMABLE
  PREFERRED SECURITIES OF SUBSIDIARY TRUST*              -         500                         500
- ---------------------------------------------------------------------------------------------------
SHAREOWNERS' EQUITY
Common shares                                          621          43           2712b         935
Capital in excess of par value                       6,305       3,500          (398)2b      9,407
Retained earnings (deficit)                            879        (914)                        (35)
Guaranteed obligations of ESOPs                       (260)       (222)                       (482)
Foreign currency translation adjustment               (591)          -                        (591)
Treasury shares                                       (514)       (127)          1272b        (514)
- ---------------------------------------------------------------------------------------------------
TOTAL SHAREOWNERS' EQUITY                            6,440       2,280             -         8,720
- ---------------------------------------------------------------------------------------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY          $22,172     $15,858       $  (678)      $37,352
- ---------------------------------------------------------------------------------------------------

* The sole asset of the trust consists of $515.5 million in principal amount of the 7.56% Subordinated Debentures due 2026 of PAC.

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP
              UNAUDITED PRO FORMA COMBINED CONDENSED BALANCE SHEET
                            AS OF DECEMBER 31, 1995

                                                       HISTORICAL                 PRO FORMA
                                                   -------------------     ------------------------
                                                     SBC         PAC       ADJUSTMENTS     COMBINED
                                                   -------     -------     -----------     --------
                                                                    (IN MILLIONS)
ASSETS
CURRENT ASSETS
Cash and cash equivalents                          $   490     $    76        $            $   566
Accounts receivable - net                            2,389       1,505                       3,894
Other current assets                                   800       1,002          (24)2a       1,778
- -------------------------------------------------
TOTAL CURRENT ASSETS                                 3,679       2,583          (24)         6,238
- -------------------------------------------------
Property, Plant and Equipment - Net                 12,988      11,385                      24,373
- -------------------------------------------------
Intangible Assets - Net                              2,679         954                       3,633
- -------------------------------------------------
Other Assets                                         2,657         919         (644)2a       2,932
- -------------------------------------------------
TOTAL ASSETS                                       $22,003     $15,841        $(668)       $37,176
- -------------------------------------------------
LIABILITIES AND SHAREOWNERS' EQUITY
CURRENT LIABILITIES
Debt maturing within one year                      $ 1,679     $ 1,530        $            $ 3,209
Other current liabilities                            3,377       3,111          (24)2a       6,464
- -------------------------------------------------
TOTAL CURRENT LIABILITIES                            5,056       4,641          (24)         9,673
- -------------------------------------------------
Long-term debt                                       5,672       4,737                      10,409
- -------------------------------------------------
Postemployment benefit obligation                    2,736       2,549                       5,285
- -------------------------------------------------
Other noncurrent liabilities                         2,283       1,724         (644)         3,363
- -------------------------------------------------
SHAREOWNERS' EQUITY
Common shares                                          621          43          271 2b         935
Capital in excess of par value                       6,298       3,498         (398)2b       9,398
Retained earnings (deficit)                            672        (982)                       (310)
Guaranteed obligations of ESOPs                       (273)       (242)                       (515)
Foreign currency translation adjustment               (581)          -                        (581)
Treasury shares                                       (481)       (127)         127 2b        (481)
- -------------------------------------------------
TOTAL SHAREOWNERS' EQUITY                            6,256       2,190            -          8,446
- -------------------------------------------------
TOTAL LIABILITIES AND SHAREOWNERS' EQUITY          $22,003     $15,841        $(668)       $37,176
- -------------------------------------------------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996

                                                        HISTORICAL                PRO FORMA
                                                     -----------------     ------------------------
                                                      SBC        PAC       ADJUSTMENTS     COMBINED
                                                     ------     ------     -----------     --------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total operating revenues                             $3,197     $2,334                      $5,531
Total operating expenses                              2,397      1,744                       4,141
- ---------------------------------------------------
OPERATING INCOME                                        800        590                       1,390
Interest expense                                       (120)       (93)                       (213)
Other income (expense) - net                             49         (4)                         45
- ---------------------------------------------------
INCOME BEFORE INCOME TAXES                              729        493                       1,222
Income Taxes                                            265        195                         460
- ---------------------------------------------------
NET INCOME                                           $  464     $  298                      $  762
- ---------------------------------------------------
EARNINGS PER COMMON SHARE:                           $ 0.76     $ 0.70               2c     $ 0.83
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                         609.2      428.4        (114.4)2c      923.2
- ---------------------------------------------------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1995

                                                        HISTORICAL                 PRO FORMA
                                                    -------------------     -----------------------
                                                      SBC         PAC       ADJUSTMENTS    COMBINED
                                                    -------     -------     -----------    --------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total operating revenues                            $12,670     $ 9,042                    $21,712
Total operating expenses                              9,633       7,031                     16,664
- --------------------------------------------------
OPERATING INCOME                                      3,037       2,011                      5,048
Interest expense                                       (515)       (442)                      (57)
Other income - net                                      270          42                        312
- --------------------------------------------------
INCOME BEFORE INCOME TAXES AND EXTRAORDINARY LOSS     2,792       1,611                      4,403
Income Taxes                                            903         563                      1,466
- --------------------------------------------------
INCOME BEFORE EXTRAORDINARY LOSS                      1,889       1,048                      2,937
Extraordinary Loss                                   (2,819)     (3,360)                    (6,179)
- --------------------------------------------------
NET INCOME (LOSS)                                   $  (930)    $(2,312)                   $(3,242)
- --------------------------------------------------
EARNINGS PER COMMON SHARE:
INCOME BEFORE EXTRAORDINARY LOSS                    $  3.10     $  2.46              2c    $  3.19
Extraordinary Loss                                    (4.63)      (7.89)             2c      (6.71)
- --------------------------------------------------
NET INCOME (LOSS)                                   $ (1.53)    $ (5.43)             2c    $ (3.52)
- --------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                         608.8       426.0       (113.7)2c      921.1
- --------------------------------------------------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1994

                                                        HISTORICAL                PRO FORMA
                                                    ------------------     ------------------------
                                                      SBC        PAC       ADJUSTMENTS     COMBINED
                                                    -------     ------     -----------     --------
                                                        (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total operating revenues                            $11,772     $9,235                     $21,007
Total operating expenses                              9,010      7,041                      16,051
- --------------------------------------------------
OPERATING INCOME                                      2,762      2,194                       4,956
Interest expense                                       (480)      (455)                       (935)
Other income - net                                      152         55                         207
- --------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE
  INCOME TAXES                                        2,434      1,794                       4,228
Income Taxes                                            785        658                       1,443
- --------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                     1,649      1,136                       2,785
Income from spun-off operations                           -         23                          23
- --------------------------------------------------
NET INCOME                                          $ 1,649     $1,159                     $ 2,808
- --------------------------------------------------
EARNINGS PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS                   $  2.74     $ 2.68               2c    $  3.05
Income from spun-off operations                           -       0.05               2c       0.03
- --------------------------------------------------
NET INCOME                                          $  2.74     $ 2.73               2c    $  3.08
- --------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON
  SHARES OUTSTANDING                                  601.4      424.0        (113.2)2c      912.2
- --------------------------------------------------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP
           UNAUDITED PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME
                      FOR THE YEAR ENDED DECEMBER 31, 1993

                                                       HISTORICAL                 PRO FORMA
                                                   -------------------     ------------------------
                                                     SBC         PAC       ADJUSTMENTS     COMBINED
                                                   -------     -------     -----------     --------
                                                       (IN MILLIONS, EXCEPT PER SHARE AMOUNTS)
Total operating revenues                           $10,840     $ 9,244                     $20,084
Total operating expenses                             8,480       8,582                      17,062
- -------------------------------------------------
OPERATING INCOME                                     2,360         662                       3,022
Interest expense                                      (496)       (509)                     (1,005)
Other income - net                                     196          48                         244
- -------------------------------------------------
INCOME FROM CONTINUING OPERATIONS BEFORE INCOME
  TAXES, EXTRAORDINARY LOSS AND ACCOUNTING
  CHANGES                                            2,060         201                       2,261
Income Taxes                                           625          10                         635
- -------------------------------------------------
INCOME FROM CONTINUING OPERATIONS                    1,435         191                       1,626
Income from spun-off operations                          -          29                          29
- -------------------------------------------------
INCOME BEFORE EXTRAORDINARY LOSS AND ACCOUNTING
  CHANGES                                            1,435         220                       1,655
Extraordinary Loss                                    (153)          -                        (153)
Accounting Changes                                  (2,127)     (1,724)                     (3,851)
- -------------------------------------------------
NET INCOME (LOSS)                                  $  (845)    $(1,504)                    $(2,349)
- -------------------------------------------------
EARNINGS PER COMMON SHARE:
INCOME FROM CONTINUING OPERATIONS                  $  2.39     $  0.46              2c     $  1.80
Income from spun-off operations                          -        0.07              2c        0.03
- -------------------------------------------------
INCOME BEFORE EXTRAORDINARY LOSS AND ACCOUNTING
  CHANGES                                             2.39        0.53              2c        1.83
Extraordinary Loss                                   (0.25)                         2c       (0.17)
Accounting Changes                                   (3.55)      (4.16)             2c       (4.26)
- -------------------------------------------------
NET INCOME (LOSS)                                  $ (1.41)    $ (3.63)             2c     $ (2.60)
- -------------------------------------------------
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
  OUTSTANDING                                        599.8       414.2       (110.6)2c       903.4
- -------------------------------------------------

The accompanying notes are an integral part of these pro forma combined condensed financial statements.

               SBC COMMUNICATIONS INC. AND PACIFIC TELESIS GROUP

                          NOTES TO UNAUDITED PRO FORMA
                    COMBINED CONDENSED FINANCIAL STATEMENTS

NOTE 1 -- BASIS OF PRESENTATION


     The accompanying unaudited pro forma combined condensed financial statements are presented for illustrative purposes only and do not give effect to any cost savings which may result from the integration of SBC's and PAC's operations. Additionally, the unaudited pro forma combined condensed financial statements do not include any transaction costs relating to the Merger (which are estimated to be approximately $65 million), nor do they consider any reorganization costs that might occur as a result of the Merger. Differences in accounting policies do not have a material effect on either the pro forma financial position or pro forma results of operations and have not been reflected in the unaudited pro forma combined condensed financial statements. The unaudited pro forma combined condensed balance sheets reflect the Merger as if it had occurred on December 31, 1995 or March 31, 1996. The unaudited pro forma combined condensed statements of income reflect the Merger as if it had been in effect on January 1, 1996, 1995, 1994 and 1993, respectively.


     The unaudited pro forma combined condensed financial statements are not necessarily indicative of the results of operations or financial position that actually would have occurred had the Merger been consummated on the dates indicated or that may be obtained in the future. These unaudited pro forma combined condensed financial statements should be read in conjunction with the related historical financial statements and notes thereto of SBC and PAC incorporated by reference in this Joint Proxy Statement/Prospectus.

NOTE 2 -- PRO FORMA ADJUSTMENTS

     a. Deferred income taxes -- Deferred income taxes were reclassified to present a net asset or liability for both current and non-current amounts.

     b. Shareowners' Equity -- The shareowners' equity accounts of PAC have been adjusted to reflect the assumed issuance of approximately 314 million shares of SBC Common Stock in exchange for all of the issued and outstanding PAC Common Stock (assuming an Exchange Ratio of 0.733 of a share of SBC Common Stock for each share of PAC Common Stock). The actual number of shares of SBC Common Stock to be issued in connection with the Merger will be based upon the number of shares of PAC Common Stock issued and outstanding immediately prior to the consummation of the Merger and the Exchange Ratio determined as of the Effective Date. See "The Merger -- Terms of the Merger."

     c. Earnings per Common Share -- Pro forma combined earnings per common share information for each period presented is based on the combined weighted average shares outstanding in each period after conversion of PAC's weighted average shares outstanding at a ratio of 0.733 shares of SBC Common Stock for each share of PAC Common Stock.


     d. Intercompany transactions -- There are no significant intercompany transactions between SBC and PAC.


     e. PAC has agreed that effective with the dividend for the second quarter of 1996 its quarterly dividend per share will not exceed 0.733 multiplied by SBC's quarterly dividend per share. Dividends per share of the combined company are expected to be equivalent to the dividend per share of SBC Common Stock.

NOTE 3 -- FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

     The unaudited pro forma combined condensed financial statements assume that the Merger qualifies as a tax-free reorganization for federal income tax purposes.

                        DESCRIPTION OF SBC CAPITAL STOCK


     The following description of certain terms of the capital stock of SBC does not purport to be complete and is qualified in its entirety by reference to the SBC Restated Certificate incorporated herein by reference and to the Relative Rights, Preferences and Limitations of the Series A Junior Participating Preferred Stock (the "SBC Participating Preferred") which are incorporated herein by reference.



     The authorized capital stock of SBC currently consists of 2,200,000,000 shares of SBC Common Stock, and 10,000,000 shares of preferred stock, par value $1.00 per share issuable in series (the "SBC Preferred"). Each share of SBC Common Stock trades with SBC Rights. See "-- Description of SBC Rights." As of April 30, 1996, there were outstanding 609,158,765 shares of SBC Common Stock, with an additional 11,324,536 shares issued and held in treasury. There are no shares of SBC Preferred outstanding, but SBC has designated 4,000,000 shares as SBC Participating Preferred.


SBC COMMON STOCK


     The holders of SBC Common Stock are entitled to one vote per share for each share held of record on all matters voted on by shareowners, including the election of directors, and are entitled to participate equally in dividends when and as such dividends may be declared by the SBC Board out of funds legally available therefor. As a Delaware corporation, SBC is subject to statutory limitations on the declaration and payment of dividends. In the event of a liquidation, dissolution or winding up of SBC, holders of SBC Common Stock have the right to a ratable portion of assets remaining after satisfaction in full of the prior rights of creditors, including holders of SBC's indebtedness, all liabilities and the aggregate liquidation preferences of any outstanding shares of SBC Preferred Stock. The holders of SBC Common Stock have no conversion, redemption, preemptive or cumulative voting rights. All outstanding shares of SBC Common Stock are, and the shares of SBC Common Stock to be issued in the Merger will be, validly issued, fully paid and non-assessable. As of April 30, 1996, there were 827,177 holders of record of SBC Common Stock.


  Transfer Agent

     The transfer agent and registrar for SBC Common Stock is The Bank of New York, 48 Wall Street, New York, New York 10286.

SBC PREFERRED

     The SBC Restated Certificate provides that the SBC Preferred may be issued from time to time in one or more series. The SBC Board is specifically authorized to establish the number of shares in any series and to set the designation of any series and the powers, preferences, and rights and the qualifications, limitations or restriction on each series of Preferred Stock. The holders of SBC Preferred Stock will have no preemptive rights.

     In connection with the SBC Rights Agreement, the SBC Board has authorized the issuance of up to 4,000,000 shares of SBC Participating Preferred. Upon issuance, each share of SBC Participating Preferred is entitled to quarterly cash dividends equal to the greater of $5 or 200 times (subject to antidilution adjustments for stock dividends and stock splits) the aggregate value of all dividends or other distributions declared on SBC Common Stock (other than distributions of SBC Common Stock) since the last quarterly dividend payment date. The SBC Participating Preferred is not redeemable by SBC.

     Each share of SBC Participating Preferred is entitled to 200 votes (subject to antidilution adjustments) on all matters submitted to a vote of the shareholders of SBC, voting together as one class with SBC Common Stock. In addition, if at any time dividends in an amount equal to six quarterly dividend payments shall have accrued and be unpaid, the SBC Board shall be increased by two directors and holders of the SBC Participating Preferred shall have the right to elect two members to the SBC Board until dividends on the SBC Participating Preferred have been declared and paid or set apart for payment. Except as required by applicable law, holders of SBC Participating Preferred have no other special voting rights. Whenever dividends or distributions on the SBC Participating Preferred are in arrears, SBC is prohibited from declaring or paying dividends or distributions on, and SBC and any subsidiary are prohibited from redeeming or acquiring for value, any stock ranking junior as to dividends or upon liquidation. During any such arrearage, SBC may declare or pay dividends on stock ranking on a parity with the SBC Participating Preferred as to dividends or upon liquidation only if declared or paid ratably with the SBC Participating Preferred. During any such arrearage, SBC and any subsidiary are prohibited from redeeming or acquiring for value any such parity stock or any SBC Participating Preferred, except pursuant to an exchange of parity stock for stock ranking junior to the SBC Participating Preferred or pursuant to a purchase offer to the SBC Participating Preferred and holders of parity stock on terms the SBC Board determines to be fair and equitable.

     The SBC Participating Preferred ranks junior to all other series of SBC's preferred stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

     Upon any liquidation, dissolution or winding up of SBC, the SBC Participating Preferred is entitled to a liquidation preference of $100 per share plus any accrued but unpaid dividends, subject to the prior rights of any series of preferred stock ranking in liquidation senior to the SBC Participating Preferred. In the event of any shortfall in the assets available for distribution, any such liquidating distribution shall be made ratably to the SBC Participating Preferred and any other series of preferred stock ranking on a parity in proportion to their relative liquidation preferences. Following such payment, no additional liquidating distributions may be made on the SBC Participating Preferred until each share of SBC Common Stock shall have received $0.50 (subject to antidilution adjustments). Thereafter, any remaining assets shall be distributed to each share of SBC Participating Preferred and each share of SBC Common Stock in the ratio of 200 to 1 (subject to antidilution adjustments).

DESCRIPTION OF SBC RIGHTS

     SBC has adopted a Rights Agreement (the "SBC Rights Agreement") which is intended to protect shareowners in the event of unsolicited offers or attempts to acquire SBC, including offers that do not treat all shareowners equally, acquisitions in the open market of shares constituting control without offering fair value to all shareowners and other coercive or unfair takeover tactics that could impair the SBC Board's ability to represent shareowners' interests fully. Pursuant to the SBC Rights Agreement, the SBC Board declared a dividend distribution of one SBC Right for each outstanding share of SBC Common Stock to shareowners of record at the close of business on February 16, 1989 (the "SBC Rights Record Date"), and authorized the issuance of one SBC Right (as adjusted pursuant to the SBC Rights Agreement, as described below) for each share of SBC Common Stock issued between the SBC Record Date and the SBC Distribution Date (as described below). After giving effect to a stock split in May 1993, effected in the form of a stock dividend, each share of SBC Common Stock outstanding or to be issued prior to the SBC Distribution Date has or will have attached one-half of an SBC Right. Each SBC Right entitles the registered holder to purchase from SBC one one-hundredth of a share (an "SBC Unit") of SBC's Participating Preferred at a price of $160 per SBC Unit, subject to adjustment, which is not exercisable until after an SBC Distribution Date. The description and terms of the SBC Rights are set forth in the SBC Rights Agreement dated as of January 27, 1989 and amended on August 5, 1992 and June 15, 1994 between SBC and The Bank of New York, as Rights Agent. One-half of an SBC Right will be distributed with each share of SBC Common Stock issued by SBC, including shares of SBC Common Stock issued to holders of PAC Common Stock in the Merger.

     The SBC Rights have certain anti-takeover effects. The SBC Rights may cause substantial dilution to a person that attempts to acquire SBC without the approval of the SBC Board. The SBC Rights, however, should not affect offers for all outstanding shares of SBC Common Stock at a fair price and otherwise in the best interests of SBC and its shareowners as determined by the Board of Directors, since the SBC Board may, at its option, redeem all, but not fewer than all, of the then-outstanding SBC Rights. The SBC Rights should not interfere with any merger (such as the Merger) or other business combination approved by the SBC Board since the SBC Board may, at its option, at any time until 10 days following the SBC Stock Acquisition Date (as described below), redeem all but not less than all of the then outstanding SBC Rights at a redemption price of $.05 per share.

     Initially, the SBC Rights are and will be attached to all certificates representing SBC Common Stock (including shares issued in the Merger) at the time outstanding. The SBC Rights will separate from the SBC Common Stock on the SBC Distribution Date, which is defined as (i) 10 business days after the public

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

announcement by SBC or the SBC Acquiring Person (as defined below) (the date of such public announcement, the "SBC Stock Acquisition Date") that a person (an "SBC Acquiring Person") has acquired 20% or more of the then outstanding SBC Common Stock, (ii) 10 business days following commencement of a tender offer or exchange offer for 20% or more of the then outstanding SBC Common Stock or (iii) 10 business days after an owner of 10% or more of the then outstanding SBC Common Stock is determined to be an "SBC Adverse Person" by the SBC Board of Directors and a majority of SBC's independent directors that are not officers of SBC. An SBC Adverse Person is one who intends to have SBC repurchase such person's ownership interest, who intends to pressure SBC into action for the short-term financial gain of such person and such action is not in the best long-term interests of SBC or its shareowners or whose ownership is likely to cause a material adverse impact on the business or prospects of SBC (including, but not limited to, impairment of SBC's (i) relationships with customers, (ii) relationships with regulators or (iii) ability to maintain its competitive position).


     If an "SBC Flip-in Event" occurs, the holder of an SBC Right is entitled to receive SBC Common Stock or other property of SBC valued at two times the exercise price of the SBC Right. An SBC Flip-in Event occurs if a person acquires 20% or more of the SBC Common Stock (except offers to acquire all of the SBC Common Stock deemed by a majority of the SBC Board that are not officers of SBC and who are not representatives, nominees or associates of an SBC Acquiring Person to be fair and in the best interests of SBC) or if a person is determined to be an SBC Adverse Person. Following the occurrence of an SBC Flip-in Event, SBC may substitute, without requiring payment, SBC Common Stock and cash or other assets for an SBC Right.


     To avoid the consequences of an SBC Flip-in Event, SBC may redeem the SBC Rights in whole, but not in part, at a redemption price of $0.05 per SBC Right at any time prior to an SBC Stock Acquisition Date, except that in certain circumstances a majority of directors not affiliated with an SBC Acquiring Person or an SBC Adverse Person who were elected by a majority of such unaffiliated and unassociated directors may need to approve the redemption.

     If an "SBC Flip Over Event" occurs, the holder of an SBC Right is entitled to receive common stock of a company that has acquired SBC valued at two times the exercise price of the SBC Right. An SBC Flip Over Event occurs if SBC is acquired in a merger or other business combination in which SBC is not the survivor or if 50% or more of SBC's assets, cash flow or earning power is sold or transferred.


     Following the occurrence of an SBC Flip-in Event or SBC Flip Over Event, all SBC Rights that are beneficially owned by an SBC Acquiring Person or an SBC Adverse Person or any transferee thereof will be null and void.


     The SBC Rights Agreement may be amended at any time prior to an SBC Distribution Date, without the approval of SBC Rights Holders in any manner, except to amend the SBC Redemption Price, the SBC Final Expiration Date (as defined below), the SBC Purchase Price and the number of SBC Units for which an SBC Right is exercisable.

     The SBC Rights Agreement expires on January 27, 1999 (the "SBC Final Expiration Date").

     The foregoing description of the SBC Rights is qualified in its entirety by reference to the SBC Rights Agreement.

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

                        COMPARISON OF CERTAIN RIGHTS OF
                           SHAREOWNERS OF SBC AND PAC

GENERAL

     As a result of the Merger, holders of PAC Common Stock will become holders of SBC Common Stock and the rights of all such former holders of PAC Common Stock will thereafter be governed by the SBC Restated Certificate, the SBC Bylaws and the DGCL. The rights of the holders of PAC Common Stock are presently governed by the PAC Articles, the Bylaws of PAC (the "PAC Bylaws") and the NPCL. The following summary, which does not purport to be a complete statement of the general differences among the rights of the shareowners of SBC and PAC, sets forth certain differences between the DGCL and the NPCL, between the SBC Restated Certificate and the PAC Articles and between the SBC Bylaws and the PAC Bylaws. This summary is qualified in its entirety by reference to the full text of each of such documents, the DGCL and the NPCL. For information as to how such documents may be obtained, see "Available Information."

SIZE AND CLASSIFICATION OF THE BOARD OF DIRECTORS; DIRECTOR DESIGNEES

  SBC


     The SBC Bylaws provide that the number of directors of SBC will be determined from time to time by a majority of the SBC Board, but in no event will the SBC Board be comprised of more than twenty-one members. As of the date hereof, the number of directors is 14. The SBC Restated Certificate also provides that the SBC Board will be divided into three classes with the number of directors divided as evenly as possible among the three classes. Each class is elected to serve for a term of three years. Each year the term of one class of directors expires and approximately one-third of the directors are elected. The classified board provision and the limitation on the maximum number of directors that may serve on the SBC Board may only be amended or repealed by a two-thirds majority vote of the total number of shares of stock of SBC then outstanding and entitled to vote. Pursuant to the Merger Agreement, at the Effective Time, the number of directors comprising the full SBC Board will be increased in order to enable approximately one-third of the SBC Board to be comprised of Director Designees.


  PAC

     The NPCL provides that a corporation's board of directors shall consist of at least one member and the authorized number of directors may be fixed or variable within a fixed minimum or maximum as provided in either the corporation's articles of incorporation or in the bylaws. The PAC Articles provide that the number of directors may from time to time be increased or decreased by resolution of the board of directors, provided that the number of directors shall not be reduced to less than three (3). The PAC Board is currently comprised of 10 members.

     The PAC Articles also provide that the PAC Board will be divided into three classes, with each class to serve for a term of three years. Each year the term of one class of directors expires, and therefore approximately one-third of the directors are elected in any given year.

REMOVAL OF DIRECTORS; FILLING VACANCIES ON THE BOARD OF DIRECTORS

  SBC

     Pursuant to the DGCL, any director or the entire SBC Board may be removed only with cause by the affirmative vote of a majority of the outstanding shares of SBC capital stock entitled to vote in the election of directors. The term "cause" is not defined in the DGCL. Consequently, any question concerning the legal standard for "cause" would have to be judicially determined, and such a determination could be difficult, expensive and time-consuming. The SBC Bylaws provide that any vacancy occurring on the SBC Board may be filled by the vote of a majority of the directors remaining in office at the time of the vacancy. The successors may serve the full or remaining term of the replaced directors.

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

  PAC

     Under the NPCL, a director may be removed by the vote of the holders of not less than two-thirds of the voting power of the voting stock of a corporation, subject to certain restrictions concerning cumulative voting. However, a Nevada corporation may include in its articles of incorporation a provision requiring the approval of a larger percentage of the voting power to remove a director. The PAC Articles provide that any director may be removed from office at any time, upon the vote of the PAC shareowners representing not less than two-thirds of the voting power of the shares entitled to vote thereon. Under the NPCL, any vacancy in the board of directors may be filled by a majority of the remaining directors, though less than a quorum.

ACTION BY WRITTEN CONSENT

  SBC

     Under the DGCL, unless otherwise provided in the certificate of incorporation, shareowners may take action without a meeting, without prior notice and without a vote, upon the written consent of shareowners having not less than the minimum number of votes that would be necessary to authorize the proposed action at a meeting at which all shares entitled to vote were present and voted. However, the SBC Restated Certificate provides that action can be taken by shareowners without a meeting if a consent in writing, setting forth the actions so taken, is signed by the holders of at least two-thirds of all the issued and outstanding shares of stock of SBC entitled to vote thereon at any such meeting.

  PAC

     Under the NPCL, unless otherwise provided in the articles of incorporation or the bylaws, shareowners may take action without a meeting, without prior notice and without a vote, upon the written consent of shareowners having at least a majority of the voting power, except that if a different proportion of voting power is required for such an action at a meeting, then that proportion is required. The PAC Bylaws provide, however, that no action required or permitted to be taken at an annual or special meeting of the shareowners of the corporation may be taken without a meeting, and the power of the shareowners to consent in writing without a meeting to the taking of any action is specifically denied.

MEETINGS OF SHAREOWNERS

  SBC

     Pursuant to the SBC Bylaws, a special meeting of shareowners may be called at any time by either the SBC Board or the Chairman of the Board of SBC. The SBC Chairman of the Board is required to call a special meeting whenever requested to do so by shareowners representing two-thirds of the shares of SBC then outstanding and entitled to vote at the meeting.

     The SBC Bylaws provide that the presence in person or by proxy of forty percent of the issued and outstanding shares of SBC stock entitled to vote will constitute a quorum. When a quorum is present or represented at a meeting of SBC shareowners, the vote of a majority of the votes cast will decide any question brought before the meeting, unless the question is one upon which by express provision of the DGCL, the SBC Restated Certificate or the SBC Bylaws a different vote is required, in which case such express provision will govern and control the decision of such question brought before the meeting. The DGCL provides that quorum and voting requirements may be increased or decreased by an amendment to the SBC Restated Certificate or the SBC Bylaws (which bylaw amendment may, pursuant to the SBC Restated Certificate, be effected by the SBC Board), so long as the requirement for a quorum does not fall below one-third of the shares entitled to vote and subject to provisions of the DGCL setting forth voting requirements for certain specified actions, such as mergers.

  PAC

     Under PAC's Bylaws, except as otherwise required by law, a special meeting of shareowners may be called only by PAC's Chairman of the Board or by PAC's President and must be called by PAC's Chairman of the

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

Board, PAC's President or the Secretary at the request in writing of a majority of the PAC Board or the holders of sixty-six and two-thirds percent of the shares entitled to vote at such meeting.

     Under the NPCL, unless the articles of incorporation or bylaws provide otherwise, shareowners holding at least a majority of the voting power are necessary to constitute a quorum for the transaction of business. The PAC Bylaws provide that the presence in person or by proxy of a majority of the voting stock entitled to vote constitutes a quorum for the transaction of business.

SHAREOWNER PROPOSALS AND SHAREOWNER NOMINATIONS OF DIRECTORS

  SBC


     The SBC Bylaws establish procedures that must be followed for a shareowner to submit a proposal (including voting on a slate of directors) to be voted on by the shareowners of SBC at its annual meeting of shareowners and a substantially similar procedure to be followed for the nomination and election of directors. No business may be proposed by a shareowner at the annual meeting of shareowners without giving written notice to the Secretary of SBC not less than 60 days nor more than 90 days prior to the scheduled date of the meeting. In the event, however, that less than 70 days' notice or prior public disclosure of the date of the meeting is given to shareowners, notice by the shareowner to be timely must be received not later than the close of business on the tenth day following the earlier of (i) the day on which such notice of the date of the meeting was mailed or (ii) the day on which such public disclosure was made. The shareowner's notice must set forth (i) the name and record address of such shareowner and (ii) the class or series and number of shares of capital stock of SBC which are owned beneficially or of record by such shareowner. In addition, with respect to business to be brought before an annual meeting, the shareowner's notice must set forth (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting the business at the annual meeting and (ii) any material interest the shareowner has in the proposal. Shareowners' notices relating to director nominations must include (i) the name, age, business address and residence address of the nominee, (ii) the principal occupation or employment of the nominee, (iii) the class or series and number of shares of capital stock of SBC which are owned beneficially or of record by the nominee and (iv) any other information relating to the nominee and the shareowner making the nomination that is required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitation of proxies for the election of directors under the Exchange Act. If the Chairman of the SBC Board determines that any such proposal (including a director or nomination) was not made in accordance with these procedures or is otherwise not in accordance with law, the Chairman of the SBC Board may so declare at the meeting, and such defective proposal (or nomination) will be disregarded.


  PAC

     The PAC Bylaws establish similar procedures that must be followed for a shareowner to submit a proposal to be voted on by the shareowners of PAC at its annual meeting of shareowners. For business to be properly brought before an annual meeting by a shareowner, the shareowner must have given notice to the Secretary of PAC within the time specified in the federal proxy rules for timely submission of a shareowner proposal or, if not within such time, then not less than twenty-five days nor more than sixty days prior to the meeting; provided, however, that in the event that less than fifty days' notice or prior public disclosure of the date of the meeting is given or made to shareowners, notice by the shareowner to be timely must be so received by the earlier of (i) the close of business on the fifteenth day following the day on which such notice of the date of the annual meeting was mailed or such public disclosure was made, whichever first occurs, and (ii) two days prior to the date of the annual meeting. The shareowner's notice must set forth (i) a brief description of the proposal and the reasons for considering the proposal at the annual meeting,
(ii) the name and record address of the shareowner, (iii) the class and number of shares of capital stock beneficially owned by the shareowner and (iv) any material interest the shareowner has in the proposal. If the Chairman of the PAC Board determines that the proposal was not properly brought before the meeting in accordance with these procedures, he shall so declare at the meeting and the proposal will not be considered.

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

REQUIRED VOTE FOR AUTHORIZATION OF CERTAIN ACTIONS

  SBC

     Under the DGCL, the recommendation of the SBC Board and the approval of a simple majority of the outstanding shares of SBC entitled to vote thereon are required to effect a merger or consolidation or to sell, lease or exchange substantially all of SBC's assets. Subject to the provisions of Section 203 of the DGCL described below under "-- State Antitakeover Statutes," no vote of the shareowners of SBC would be required if SBC were the surviving corporation of a merger and (i) the merger agreement does not amend the SBC Restated Certificate,
(ii) each share of stock of SBC outstanding immediately before the merger is to be an identical outstanding or treasury share of SBC stock after the merger and
(iii) the number of shares of SBC Common Stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) will not exceed twenty percent of the shares of SBC Common Stock outstanding immediately before the merger. If SBC fails this test under the DGCL, the recommendation of the SBC Board and the approval of a majority of the outstanding shares of SBC entitled to vote thereon are required to effect a merger.

  PAC

     Under the NPCL, for a plan of merger or exchange to be approved, the board of directors must adopt the plan of merger or exchange and recommend it to the shareowners for approval, unless the board determines that, due to a conflict of interest or other special circumstances, it should make no recommendation and communicates the basis for its determination to the shareowners. The plan of merger must be approved by a majority of all votes entitled to vote on the plan unless the NPCL, the PAC Articles, or the PAC Board require a greater vote by classes of shareowners. Subject to the provisions of the PAC Articles and NPCL
Section 92A.130, no vote of the shareowners of a corporation is required if such corporation will be the surviving corporation in the merger and (i) the articles of incorporation of the surviving corporation will not differ from its articles before the merger, (ii) each shareowner of the surviving corporation whose shares were outstanding immediately before the merger will hold the same number of shares, with identical designations, preferences, limitations, and relative rights immediately after the merger and (iii) the number of shares of common stock to be issued in the merger (or to be issuable upon conversion of any convertible instruments to be issued in the merger) will not exceed twenty percent of the aggregate amount of shares of common stock outstanding immediately prior to the merger.

AMENDMENT OF CORPORATE CHARTER AND BYLAWS

  SBC

     Under the DGCL, an amendment to the certificate of incorporation generally requires the recommendation of the board of directors, the approval of a majority of all shares entitled to vote thereon, voting together as a single class, and the majority of the outstanding stock of each class entitled to vote thereon.

     Under the DGCL, a company's board of directors may amend the bylaws if its certificate of incorporation contains a provision entitling the directors to amend the bylaws. Even if the certificate of incorporation contains such a provision, the shareowners also have the power to amend the bylaws. The SBC Restated Certificate states that the SBC Board is expressly authorized to adopt, amend or repeal the SBC Bylaws without the consent or vote of its shareowners, except for certain SBC Bylaws described under "-- Size and Classification of the Board of Directors; Director Designees" and "-- Fair Price and Anti-Greenmail Provisions."

  PAC

     Under the NPCL, a company's articles of incorporation may be amended by the recommendation of the board of directors and the vote of shareowners holding at least a majority of the voting power, unless a greater proportion of the voting power is required in its articles of incorporation. The PAC Articles require the affirmative vote of the holders of at least sixty-six and two-thirds percent of the voting power of the shares entitled to vote thereon to amend or repeal the articles relating to: (i) the composition, classification and number of directors, (ii) directors' and officers' indemnification, and (iii) directors' and officers' liability.

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

     Under the NPCL, a company's board of directors may amend the bylaws, subject only to the power of the shareowners to amend the bylaws. The PAC Bylaws provide that the PAC Board has the power to adopt, amend or repeal any of the bylaws by the affirmative vote of a majority of the directors present, except as otherwise required by the PAC Articles as described above. The PAC Bylaws may also be altered, amended or repealed by action of the shareowners at any meeting of the shareowners if notice of such alteration, amendment or repeal be contained in the notice of such meeting; provided, however, that any alteration, amendment or repeal of the PAC Bylaws by action of the shareowners must be approved by the vote of at least sixty-six and two-thirds percent of the voting power of the shares of PAC entitled to vote in the election of directors, voting as one class.

APPRAISAL AND DISSENTERS' RIGHTS

  SBC

     The DGCL provides appraisal rights in the case of certain mergers and consolidations. Appraisal rights are not available to holders of (i) shares listed on a national securities exchange or held of record by more than 2,000 shareowners or (ii) shares of the constituent corporation surviving the merger, if the merger did not require the approval of the shareowners of such corporation, unless in any case, the holders of such stock are required pursuant to the merger to accept anything other than (A) shares of stock of the surviving corporation, (B) shares of stock of another corporation which will be either listed on a national securities exchange or held by more than 2,000 holders or
(C) cash in lieu of fractional shares of the stock received. Appraisal rights are not available for a sale of assets or an amendment to the certificate of incorporation.

  PAC

     Under the NPCL, a shareowner is entitled to dissent from, and receive the fair value of shares owned in the event of a plan of merger or exchange, if the shareowner is entitled to vote on the transaction. However, there is no right to dissent to a plan of merger or exchange in favor of the holders of shares of any class or series, which (i) were listed on a national securities exchange or designated as a national market security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 shareowners of record, unless the articles of incorporation provide otherwise or the holders are required to receive anything other than cash or shares (or other owner's interests) of the surviving or acquiring entity or an entity which is either listed on a national securities exchange or included within the national market system by the National Association of Securities Dealers, Inc. or held of record by at least 2,000 holders of shares (or other owner's interests) or any combination of the foregoing.

FAIR PRICE AND ANTI-GREENMAIL PROVISIONS

  SBC

     The SBC Bylaws provide that certain "business combinations" involving "interested stockholders" (defined generally to be beneficial owners of 10% or more of the voting stock of SBC or any person acquiring any voting stock, in the two year period prior to the business combination, from such a person in a non-public offering) require approval by a vote of the holders of at least two-thirds (66 2/3%) of the then-outstanding shares of capital stock of SBC entitled to vote generally for the election of directors, voting as a single class, if not previously approved by a majority of the members of the SBC Board who are not affiliated with the interested stockholder (and those who became directors after the time at which the interested stockholder acquired its shares, if they are approved by a majority of the unaffiliated directors) or unless certain minimum price and procedural criteria are satisfied. The minimum price criteria require that the consideration paid to SBC's shareowners must be either cash or the same type of consideration paid by the interested stockholder in acquiring the largest portion of its SBC shares prior to the proposed business combination and would generally have to be at least equal in value to the greater of (i) the highest per share price paid by the interested stockholder in acquiring any share of SBC Common Stock during the two years prior to such announcement date or in the transaction in which it became an interested stockholder (whichever is higher), (ii) the fair market value per share of SBC Common Stock on the day after such announcement date or on the date on which the interested stockholder became an interested stockholder (whichever is higher), or (iii) the price per share determined pursuant to (ii) multiplied by the ratio of (a) the highest per share price paid by the interested stockholder in acquiring any share of SBC Common Stock during the two years prior to such announcement to (b) the fair market value per share of SBC Common Stock on the first day in such two-year period upon which the interested stockholder acquired any shares of SBC Common Stock. This provision may only be amended or repealed by a two-thirds majority vote of the total number of shares of stock of SBC then outstanding and entitled to vote.

     The SBC Bylaws do not contain any "Anti-Greenmail" provision.

  PAC

     Neither the PAC Bylaws nor the PAC Articles contain any such "Fair Price" or "Anti-Greenmail" provisions.

STATE ANTITAKEOVER STATUTES

  SBC

     Section 203 of the DGCL ("Section 203") prohibits a "business combination" (as defined in Section 203, generally including mergers, sales and leases of assets, issuances of securities and similar transactions) by SBC or a subsidiary with an "interested stockholder" (as defined in Section 203, generally the beneficial owner of 15 percent or more of SBC's voting stock) within three years after the person or entity becomes an interested stockholder, unless (i) prior to the person or entity becoming an interested stockholder, the business combination or the transaction pursuant to which such person or entity became an interested stockholder is approved by the SBC Board, (ii) upon the consummation of the transaction in which the person or entity became an interested stockholder, the interested stockholder holds at least 85 percent of the voting stock of SBC (excluding for purposes of determining the number of shares outstanding, shares held by persons who are both officers and directors of SBC and shares held by certain employee benefit plans) or (iii) the business combination is approved by the SBC Board and by the holders of at least two-thirds of the outstanding voting stock of SBC, excluding shares held by the interested stockholder.

  PAC

     The NPCL has three provisions designed to deter takeover attempts.

     (i) Control Share Acquisition Provision. Under the NPCL, once a person has acquired or offers to acquire one-fifth, one-third or a majority of the stock of a corporation, a shareowners' meeting must be held after delivery of the "offeror's statements," at offeror's expense, so the shareowners can vote on whether the shares proposed to be acquired (the "control shares") may exercise voting rights. Except as otherwise provided in a company's articles of incorporation, the approval of a majority of the outstanding stock not held by the offeror is required so that the stock held by the offeror will have voting rights. The Control Share Acquisition Provisions are applicable to any acquisition of a controlling interest unless the articles of incorporation or bylaws of a corporation in effect on the tenth day following the acquisition of a controlling interest by an acquiring person provide that the Control Share Acquisition Provisions do not apply.

     (ii) Combination Moratorium Provision. The NPCL provides that a corporation may not engage in any "combination" (broadly defined to include mergers, sales and leases of assets, issuances of securities, and similar transactions) with an "interested stockholder" (defined as the beneficial owner of 10 percent or more of the voting power of the company) and certain affiliates and associates for three years after the interested stockholder's date of acquiring the shares, unless the combination or the purchase of shares by the interested stockholder is approved by the board of directors before the date the interested stockholder acquires the shares. After the initial three year period, any combination must still be approved by a majority of the voting power not beneficially owned by the interested stockholder or the interested stockholder's affiliates or associates, unless the aggregate amount of cash and the market value of consideration other than cash to be received by shareowners as a result of the combination meets certain minimum requirements set forth in the NPCL. Those minimum requirements are met if the consideration received by the shareowners is at least equal to the highest of the following: (i) the highest price per share paid by the interested stockholder within the three year period immediately preceding the date of announcement of the combination or in the transaction in which he became an

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

interested stockholder; (ii) the market value per share of each class or series of shares, including the common shares, on the date of the announcement of the combination or on the date the interested stockholder acquired his shares; or
(iii) for holders of preferred stock, the highest liquidation value of the preferred stock.

     (iii) Other Constituencies. Under the NPCL, the selection of a period for the achievement of corporate goals is the responsibility of the directors. In addition, the directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider (i) the interests of the corporation's employees, suppliers, creditors and customers, (ii) the economy of the state and nation, (iii) the interests of the community and of society and (iv) the long-term as well as short-term interests of the corporation and its shareowners, including the possibility that these interests may be best served by the continued independence of the corporation. The directors also may resist a change or potential change in control of the corporation if the directors by a majority vote of a quorum determine that the change or potential change is opposed to or not in the best interests of the corporation "upon consideration of the interests of the corporation's stockholders" or for one of the other reasons described above. Finally, the directors may take action to protect the interests of the corporation and its shareowners by adopting or executing plans that deny rights, privileges, power or authority to a holder of a specified number of shares or percentage of share ownership or voting power. See "-- Duties of Directors," below.

     Thus, holders of PAC Common Stock who become holders of SBC Common Stock after the Merger is consummated will no longer be afforded certain statutory protection provided by the NPCL in connection with the acquisition of a controlling interest or other activities.

RIGHTS PLANS

  SBC


     Pursuant to the SBC Rights Agreement each share of SBC Common Stock has attached to it an SBC Right which entitles the holder of such right to purchase one share of SBC Participating Preferred for $160. Until the SBC Distribution Date the SBC Rights remain attached to the Common Stock. Following the Distribution Date the SBC Rights will separate. After the occurrence of an SBC Flip-in Event or an SBC Flip Over Event the holders of the Rights will have the right to purchase shares of SBC Common Stock having a market value of twice the purchase price (i.e., $320 worth of SBC Common Stock for $160).


     The SBC Board may, at its option, redeem the SBC Rights at a redemption price of $0.05 per SBC Right, generally at any time prior to an SBC Stock Acquisition Date. The SBC Rights will terminate on January 27, 1999. See "Description of Capital Stock -- Description of SBC Rights."

  PAC


     The PAC Board declared a dividend distribution of rights ("PAC Rights") to holders of outstanding Common Stock on October 10, 1989 pursuant to its Rights Agreement (the "PAC Rights Agreement"). The PAC Rights and the PAC Rights Agreement afford the holders of PAC Rights, rights similar to those held by holders of SBC Rights. After the PAC Distribution Date (defined below), each PAC Right entitles the holder to purchase from PAC one-one hundredth of a share of Series A Participating Preferred Stock of PAC at a price of $150, subject to adjustment for dilution. The Rights are not exercisable or separate from the PAC Common Stock until the distribution date (the "PAC Distribution Date") which is triggered in substantially the same manner as the SBC Rights Agreement. On April 1, 1996 the definitions of PAC Acquiring Person (generally, a person acquiring beneficial ownership of 20% or more of the PAC Common Stock) and PAC Adverse Person (a person having beneficial ownership of at least 10% of the PAC Common Stock) were amended to exclude SBC from such definitions, thereby not causing a PAC Distribution Date or a PAC Stock Acquisition Date (the date of a public announcement that a person has become a PAC Acquiring Person) by the Merger Agreement or any of the transactions thereby contemplated. In addition, the PAC Rights Agreement has been amended to provide that the PAC Board may terminate the PAC Rights at any time prior to a PAC Distribution Date or a PAC Stock Acquisition Date.

     Upon the occurrence of certain events specified in the PAC Rights Agreement, Rights holders will have the opportunity to purchase either shares of PAC Common Stock or an acquiror's common stock having a market value of twice the purchase price of a PAC Right for the purchase price of a PAC Right.

     Anytime after the time a person becomes a PAC Acquiring Person or the time a person becomes a PAC Adverse Person, for so long as no person (together with affiliates and associates) beneficially owns 50% of the PAC Common Stock outstanding, the PAC Board may exchange all of the outstanding Rights (except voided Rights) at an exchange ratio of one share of PAC Common Stock for each PAC Right.

     The description of the PAC Rights Agreement specifying the terms of the PAC Rights is incorporated herein by reference. See "Incorporation of Certain Documents by Reference." The foregoing description of the PAC Rights is qualified in its entirety by reference to the PAC Rights Agreement.

     The PAC Rights will expire on October 10, 1999, unless earlier terminated.

LIMITATION ON DIRECTORS' LIABILITY

  SBC

     Section 102 of the DGCL allows a corporation to limit or eliminate the personal liability of directors to the corporation and its shareowners for monetary damages for breach of fiduciary duty as a director. However, this provision excludes any limitation on liability (i) for any breach of the director's duty of loyalty to the corporation or its shareowners, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for intentional or negligent payment of unlawful dividends or stock purchase or redemption or (iv) for any transaction from which the director derived an improper personal benefit. The SBC Restated Certificate provides for the limitations on directors' liability as permitted by this statute.

  PAC

     The PAC Articles provide that a director or officer shall not be personally liable to PAC or its shareowners for damages for breach of fiduciary duty as a director or officer to the fullest extent permitted under the NPCL, which provides that a corporation's articles of incorporation may eliminate or limit the personal liability of a director or officer to the corporation or its shareowners for damages for breach of fiduciary duty as a director or officer, but such a provision may not eliminate or limit the liability of a director or officer for (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of distributions in violation of NPCL Section 78.300 (which permits distributions only in accordance with the statute).

INDEMNIFICATION OF OFFICERS AND DIRECTORS

  SBC

     Section 145 of the DGCL provides that a corporation may indemnify its officers and directors who were or are a party to any action, suit or proceeding by reason of the fact that he or she was a director, officer, or employee of the corporation by, among other things, a majority vote of a quorum consisting of directors who were not parties to such action, suit, or proceeding, provided that such officers and directors acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation. The SBC Restated Certificate provides for indemnification of officers and directors as permitted by the DGCL. The SBC Restated Certificate also provides for the payment of expenses incurred by directors and officers in defending a proceeding in advance of the final disposition of such proceeding as authorized by the SBC Board upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that person is entitled to be indemnified under Delaware Law.

  PAC

     Under the NPCL, a corporation may, and in certain circumstances must, indemnify its officers, directors, employees or agents for expenses, judgments or settlements, actually and reasonably incurred by them in connection with suits and other legal proceedings, if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to criminal proceedings, had no reasonable cause to believe that their conduct was unlawful. A corporation may adopt procedures for advancing expenses to directors and officers prior to final adjudication, as long as they undertake to repay the amounts advanced if it is ultimately determined that they were not entitled to be indemnified. The PAC Articles permit the PAC Board to authorize and approve indemnity agreements between the corporation and each director and each officer which agreements provide that the corporation indemnify (and advance expenses to) the indemnitee to the fullest extent permitted by applicable law and which agreements shall provide that in any proceeding to enforce the obligation to indemnify such person, the corporation shall have the burden to establish that such indemnification is prohibited; provided, however, that such agreements shall, in form and content acceptable to the PAC Board, exclude from indemnification a judgment or other final adjudication adverse to indemnitee that established (a) that his or her acts were committed in bad faith or were the result of deliberate dishonesty, or (b) that he or she in fact gained a financial advantage to which he or she was not legally entitled, in which event that amount of the indemnification shall be reduced by the amount of such financial advantage gained.

CUMULATIVE VOTING

     Neither SBC nor PAC permits cumulative voting of shares.

CONFLICT-OF-INTEREST TRANSACTIONS

  SBC

     The DGCL generally permits transactions involving a Delaware corporation and an interested director or officer of that corporation if (i) the material facts are disclosed and a majority of disinterested directors consents, (ii) the material facts are disclosed and a majority of shares entitled to vote thereon consents or (iii) the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee, or the shareowners.

  PAC

     Similar to the DGCL, the NPCL generally permits transactions involving a Nevada corporation and an interested director or officer of that corporation if
(i) the fact of the common directorship, office or financial interest is known or disclosed to the board of directors and a majority of disinterested directors consents, (ii) the fact of the common directorship, office or financial interest is known or disclosed to the shareowners and a majority of shares entitled to vote thereon consents, (iii) the fact of the common directorship, office or financial interest is not disclosed or known to the director or officer at the time the transaction is brought before the board of directors for action or (iv) the contract or transaction is fair to the corporation at the time it is authorized or approved.

DIVIDENDS AND OTHER DISTRIBUTIONS

  SBC

     The DGCL generally allows dividends to be paid out of surplus of the corporation or, in case there is no surplus, out of the net profits of the corporation for the current fiscal year and/or the prior fiscal year. No dividends may be paid if it would result in the capital of the corporation being less than the capital represented by the preferred stock of the corporation.

  PAC

     Under the NPCL, a corporation may pay dividends or make other distributions with respect to its stock unless, after giving effect to the dividend or distribution, either the corporation would not be able to pay its debts as they become due in the usual course of business or, except as otherwise specifically allowed by its articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved at that time, to satisfy the preferential rights of shareowners whose rights are superior to those shareowners receiving the dividend or distribution.

DUTIES OF DIRECTORS

  SBC

     The DGCL does not contain a specific provision elaborating on the duties of a board of directors with respect to the best interests of the corporation. Delaware courts have permitted directors to consider various constituencies provided that there be some rationally related benefit to the shareowners.

  PAC


     The NPCL permits a board of directors to consider, including in connection with a change or potential change in control of the corporation, (i) the interests of the corporation's employees, suppliers, creditors and customers,
(ii) the economy of the state and nation, (iii) the interests of the community and of society and (iv) the long-term as well as short-term interests of the corporation and its shareowners, including the possibility that these interests may be best served by the continued independence of the corporation. The PAC Articles provide that the PAC Board, when evaluating any offer of another party to (a) tender or exchange for any equity security of PAC, (b) merge or consolidate PAC with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of PAC, may, in connection with the exercise of its judgment in determining what is in the best interests of PAC and its shareowners, give due consideration to (i) all relevant factors, including without limitation the social, legal, environmental and economic effects on the employees, customers, suppliers and other affected persons, firms and corporations, and on the communities and geographical areas in which PAC and its subsidiaries operate or are located and on any of the businesses and properties of the corporation or any of its subsidiaries, as well as such other factors as the directors deem relevant, (ii) not only the financial consideration being offered in relation to the then current market price for PAC's outstanding shares of capital stock, but also in relation to the then current value of PAC in a freely negotiated transaction and in relation to the PAC Board's estimate of the future value of PAC (including the unrealized value of its properties and assets) as an independent going concern, and (iii) the obligations of the corporation, and any of its subsidiaries, to provide stable, reliable public utility services on a continuing or long-term basis.


ISSUANCE OF RIGHTS OR OPTIONS TO PURCHASE SHARES TO DIRECTORS, OFFICERS AND EMPLOYEES

     Neither the DGCL nor the NPCL contains any provision requiring the issuance of rights or options to officers, directors and employees to be approved by a shareowner vote.

LOANS TO DIRECTORS

     Both the DGCL and the NPCL allow loans to and guarantees of obligations of officers and directors without any shareowner approval.

                                    EXPERTS

     The consolidated financial statements and schedules of SBC at December 31, 1995 and 1994, and for the years ended December 31, 1995, 1994 and 1993, incorporated by reference in this Joint Proxy Statement/Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent accountants, as set forth in their reports thereon, which are incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given upon the authority of such firm as experts in accounting and auditing.

     The consolidated financial statements of PAC as of December 31, 1995 and 1994 and for the years ended December 31, 1995, 1994 and 1993, incorporated by reference in this Joint Proxy Statement/Prospectus have been audited by Coopers & Lybrand L.L.P., independent accountants. The financial statements audited by Coopers & Lybrand L.L.P. have been incorporated herein by reference in reliance upon their report given upon their authority as experts in accounting and auditing.

                               VALIDITY OF SHARES


     The validity of the SBC Common Stock to be issued pursuant to the Merger will be passed upon for SBC by James D. Ellis, Senior Executive Vice President and General Counsel of SBC. As of April 30, 1996, Mr. Ellis owned less than .1% of the shares (and options representing shares) of SBC Common Stock.

                                   APPENDIX A

 Agreement and Plan of Merger, among Pacific Telesis Group, SBC Communications
        Inc. and SBC Communications (NV) Inc., dated as of April 1, 1996

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                             PACIFIC TELESIS GROUP

                            SBC COMMUNICATIONS INC.

                                      AND

                          SBC COMMUNICATIONS (NV) INC.

                           DATED AS OF APRIL 1, 1996

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter called this "Agreement"), dated as of April 1, 1996, among Pacific Telesis Group, a Nevada corporation (the "Company"), SBC Communications Inc., a Delaware corporation ("SBC"), and SBC Communications (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC ("Merger Sub," the Company and Merger Sub sometimes being hereinafter collectively referred to as the "Constituent Corporations.")

                                    RECITALS

     WHEREAS, the respective boards of directors of each of SBC, Merger Sub and the Company have approved the merger of Merger Sub with and into the Company (the "Merger") and approved and adopted the Merger upon the terms and subject to the conditions set forth in this Agreement;

     WHEREAS, it is intended that, for federal income tax purposes, the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "Code");

     WHEREAS, for financial accounting purposes, it is intended that the Merger shall be accounted for as a "pooling-of-interests;" and

     WHEREAS, the Company, SBC and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

     NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

                                   ARTICLE I

                      THE MERGER; CLOSING; EFFECTIVE TIME

     1.1. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 1.3) Merger Sub shall be merged with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease. The Company shall be the surviving corporation in the Merger (sometimes hereinafter referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Nevada, and the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger. The Merger shall have the effects specified in the Nevada Private Corporations Law (the "NPCL").

     1.2. Closing. The closing of the Merger (the "Closing") shall take place
(i) at the offices of Pillsbury Madison & Sutro LLP, San Francisco, California at 9:00 A.M. on the third business day on which the last to be fulfilled or waived of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions) shall be satisfied or waived in accordance with this Agreement or (ii) at such other place and time and/or on such other date as the Company and SBC may agree in writing (the "Closing Date").

     1.3. Effective Time. As soon as practicable following the Closing, the Company and SBC will cause Articles of Merger (the "Articles of Merger") to be signed, acknowledged and delivered for filing with the Secretary of State of Nevada as provided in Section 92A.200 of the NPCL. The Merger shall become effective at the time when the Articles of Merger have been duly filed with the Secretary of State of Nevada or such other time as shall be agreed upon by the parties and set forth in the Articles of Merger and in accordance with the NPCL (the "Effective Time").

                                   ARTICLE II

                     ARTICLES OF INCORPORATION AND BY-LAWS
                          OF THE SURVIVING CORPORATION

     2.1. The Articles of Incorporation. The articles of incorporation of the Company as in effect immediately prior to the Effective Time shall be the articles of incorporation of the Surviving Corporation (the "Charter"), until duly amended as provided therein or by applicable law, except that (i) Article Fourth of the Charter shall be amended to read in its entirety as follows: "The aggregate number of shares that the Corporation shall have the authority to issue is 1,000 shares of Common Stock, par value $1.00 per share." and (ii) Article Fifth of the Charter shall be amended to read in its entirety as follows: "The governing board of this corporation shall be known as the board of directors and its members shall be known as directors, and the number of directors may from time to time be increased or decreased by resolution of the board of directors." The Articles of Merger shall set forth the amendments to the articles of incorporation of the Surviving Corporation described in this
Section 2.1.

     2.2. The By-Laws. The by-laws of the Company in effect at the Effective Time shall be the by-laws of the Surviving Corporation (the "By-Laws"), until thereafter amended as provided therein or by applicable law.

                                  ARTICLE III

                       OFFICERS, DIRECTORS AND MANAGEMENT

     3.1. Directors of Surviving Corporation. The directors of Merger Sub at the Effective Time shall, from and after the Effective Time, be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.2. Officers of Surviving Corporation. The officers of the Company at the Effective Time shall, from and after the Effective Time, be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-Laws.

     3.3. Election to SBC's Board of Directors. At the Effective Time of the Merger, SBC shall increase the size of its Board of Directors in order to enable approximately one-third of the SBC Board of Directors to be comprised of directors selected by the SBC Board of Directors in consultation with the Chief Executive Officer and Board of Directors of the Company from among the members of the Company's Board of Directors (the "Director Designees"), to be appointed to the SBC Board of Directors, and the SBC Board of Directors shall appoint each of the Director Designees to the SBC Board of Directors as of the Effective Time, with such Director Designees to be divided as nearly as evenly as is possible among the classes of directors of SBC.

     3.4 Management. At the Effective Time of the Merger, SBC shall cause Mr. Philip J. Quigley to be appointed President and Chief Executive Officer of the Surviving Corporation and Vice Chairman of the Board of Directors of SBC.

                                   ARTICLE IV

                     EFFECT OF THE MERGER ON CAPITAL STOCK;
                            EXCHANGE OF CERTIFICATES

     4.1. Effect on Capital Stock. At the Effective Time, as a result of the Merger and without any action on the part of the holder of any capital stock of the Company:

     (a) Merger Consideration. Subject to Section 4.1(c) and Section 4.2(d), each share of the Common Stock, par value $0.10 per share, of the Company (each a "Company Share" and together the "Company Shares") issued and outstanding immediately prior to the Effective Time (other than Company Shares that are owned by SBC, Merger Sub or any other direct or indirect subsidiary of SBC (collectively, the "SBC Companies") or

Company Shares that are owned by the Company or any direct or indirect subsidiary of the Company and in each case not held on behalf of third parties (collectively, "Excluded Company Shares")) shall be converted into the right to receive, and become exchangeable for, the Exchange Ratio (as defined in Section 9.13) of a share (the "Merger Consideration") of Common Stock, par value $1 per share, of SBC ("SBC Common Stock"). All references in this agreement to SBC Common Stock to be issued pursuant to the Merger shall be deemed to include the corresponding rights ("SBC Rights") to purchase shares of SBC Common Stock pursuant to the SBC Rights Agreement (as defined in Section 5.1(b)(i)), except where the context otherwise requires. At the Effective Time, all Company Shares shall no longer be outstanding, shall be cancelled and retired and shall cease to exist, and each certificate (a "Certificate") formerly representing any of such Company Shares (other than Excluded Company Shares) shall thereafter represent only the right to receive the Merger Consideration and the right, if any, to receive pursuant to Section 4.2(d) cash in lieu of fractional shares into which such Company Shares have been converted pursuant to this Section 4.1(a) and any distribution or dividend pursuant to Section 4.2(b), in each case without interest.

     (b) Cancellation of Shares. Each Company Share issued and outstanding immediately prior to the Effective Time and owned by any of the SBC Companies or owned by the Company or any direct or indirect subsidiary of the Company (other than Company Shares that are in each case owned on behalf of third parties), shall, by virtue of the Merger and without any action on the part of the holder thereof, no longer be outstanding, shall be cancelled and retired without payment of any consideration therefor and shall cease to exist.

     (c) Restricted Stock. Each Company Share issued and outstanding immediately prior to the Effective Time that is restricted under the Company's 1994 Stock Incentive Plan or Restricted Stock Plan shall be converted into the right to receive, and become exchangeable for a fraction of a share of SBC Common Stock equal to the Exchange Ratio, having the same restrictions, terms and conditions as were applicable to such Company Share of restricted stock.

     (d) Outside Directors Deferred Stock Unit Plan. Each stock unit outstanding immediately prior to the Effective Time under the Outside Directors' Deferred Stock Unit Plan and representing one Company Share shall be converted into the right to receive a stock unit representing a fraction of a share of SBC Common Stock equal to the Exchange Ratio and having the same terms and conditions as were applicable to such stock unit before the Effective Time.

     (e) Merger Sub. At the Effective Time, each share of Common Stock, par value $1.00 per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corporation, and the Surviving Corporation shall be a wholly-owned subsidiary of SBC.

     4.2. Exchange of Certificates for Shares.

     (a) Exchange Procedures. Promptly after the Effective Time, the Surviving Corporation shall cause an exchange agent selected by SBC with the Company's prior approval, which shall not be unreasonably withheld (the "Exchange Agent") to mail to each holder of record of a Certificate in respect of Company Shares (other than holders of a Certificate in respect of Excluded Company Shares) (i) a letter of transmittal specifying that delivery shall be effected, and that risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof) to the Exchange Agent, such letter of transmittal to be in such form and have such other provisions as SBC and the Company may reasonably agree, and (ii) instructions for exchanging the Certificates for (A) certificates representing shares of SBC Common Stock and
(B) any unpaid dividends and other distributions and cash in lieu of fractional shares. Subject to Section 4.2(g), upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of SBC Common Stock that such holder is entitled to receive pursuant to this
Article IV, (y) a check in the amount (after giving effect to any required tax withholdings) of (A) any cash in lieu of fractional shares plus (B) any unpaid non-stock dividends and any other dividends or other distributions that such holder has the right to receive pursuant to the provisions of this Article IV, and the Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any amount payable upon due surrender of the Certificates. In the event of a transfer of ownership of Company Shares that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of SBC Common Stock, together with a check for any cash to be paid upon due surrender of the Certificate and any other dividends or distributions in respect thereof, may be issued and/or paid to such a transferee if the Certificate formerly representing such Company Shares is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid. If any certificate for shares of SBC Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person (as defined below) requesting such exchange shall pay any transfer or other taxes required by reason of the issuance of certificates for shares of SBC Common Stock in a name other than that of the registered holder of the Certificate surrendered, or shall establish to the satisfaction of SBC or the Exchange Agent that such tax has been paid or is not applicable.

     For the purposes of this Agreement, the term "Person" shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity (as defined in Section 5.1(d)) or other entity of any kind or nature.

     (b) Distributions with Respect to Unexchanged Shares; Voting. (i) Whenever a dividend or other distribution is declared by SBC in respect of SBC Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement. No dividends or other distributions in respect of the SBC Common Stock shall be paid to any holder of any unsurrendered Certificate until such Certificate is surrendered for exchange in accordance with this Article IV herein. Subject to the effect of applicable laws, following surrender of any such Certificate, there shall be issued and/or paid to the holder of the certificates representing whole shares of SBC Common Stock issued in exchange therefor, without interest, (A) at the time of such surrender, the dividends or other distributions with a record date after the Effective Time and a payment date on or prior to the date of issuance of such whole shares of SBC Common Stock and not previously paid and (B) at the appropriate payment date, the dividends or other distributions payable with respect to such whole shares of SBC Common Stock with a record date after the Effective Time but with a payment date subsequent to surrender. For purposes of dividends or other distributions in respect of shares of SBC Common Stock, all shares of SBC Common Stock to be issued pursuant to the Merger shall be deemed issued and outstanding as of the Effective Time.

     (ii) Holders of unsurrendered Certificates shall be entitled to vote after the Effective Time at any meeting of SBC stockholders with a record date at or after the Effective Time the number of whole shares of SBC Common Stock represented by such Certificates, regardless of whether such holders have exchanged their Certificates.

     (c) Transfers. After the Effective Time, there shall be no transfers on the stock transfer books of the Company of the Company Shares that were outstanding immediately prior to the Effective Time.

     (d) Fractional Shares. Notwithstanding any other provision of this Agreement, no fractional shares of SBC Common Stock will be issued and any holder of Company Shares entitled to receive a fractional share of SBC Common Stock but for this Section 4.2(d) shall be entitled to receive a cash payment in lieu thereof, which payment shall represent such holder's proportionate interest in a share of SBC Common Stock based on the closing price of a share of SBC Common Stock, as reported in The Wall Street Journal, New York City edition, on the trading day immediately prior to the Effective Time.

     (e) Termination of Exchange Period; Unclaimed Stock. Any shares of SBC Common Stock and any portion of the cash, dividends or other distributions with respect to the SBC Common Stock deposited by the SBC with the Exchange Agent (including the proceeds of any investments thereof) that remains unclaimed by the stockholders of the Company 180 days after the Effective Time shall be paid to SBC. Any stockholders of the Company who have not theretofore complied with this Article IV shall thereafter look only to SBC for payment of their shares of SBC Common Stock and any cash, dividends and other distributions in respect thereof issuable and/or payable pursuant to Section 4.1, Section 4.2(b) and
Section 4.2(d) upon due surrender of their Certificates (or affidavits of loss in lieu thereof), in each case, without any interest thereon. Notwithstanding the foregoing, none of SBC, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of Company Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

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

     (f) Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in the form customarily required by SBC as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of SBC Common Stock, any unpaid dividends or other distributions and any cash payment in lieu of a fractional share in respect thereof issuable and/or payable pursuant to this Article IV upon due surrender of and deliverable in respect of the Company Shares represented by such Certificate pursuant to this Agreement, in each case, without interest.

     (g) Affiliates. Notwithstanding anything herein to the contrary, Certificates surrendered for exchange by any "affiliate" (as determined pursuant to Section 6.7) of the Company shall not be exchanged until SBC has received a written agreement from such Person as provided in Section 6.7 hereof.

     4.3. Dissenters' Rights. In accordance with Section 92A.390 of the NPCL, no appraisal rights shall be available to holders of Company Shares in connection with the Merger.

     4.4. Adjustments to Prevent Dilution. In the event that prior to the Effective Time there is a change in the number of Company Shares or shares of SBC Common Stock or securities convertible or exchangeable into or exercisable for Company Shares or shares of SBC Common Stock issued and outstanding as a result of a distribution, reclassification, stock split (including a reverse split), stock dividend or distribution, or other similar transaction, the Exchange Ratio shall be equitably adjusted to eliminate the effects of such event.

                                   ARTICLE V

                         REPRESENTATIONS AND WARRANTIES

     5.1. Representations and Warranties of the Company, SBC and Merger Sub. Except as set forth in the corresponding sections or subsections of the disclosure letter, dated the date hereof, delivered by the Company to SBC or by SBC to the Company (each a "Disclosure Letter", and the "Company Disclosure Letter" and the "SBC Disclosure Letter", respectively), as the case may be, the Company (except for subparagraphs (b)(ii), (b)(iii), (c)(ii) and (p)(ii) below and references in subparagraphs (a), (e) and (h)(i) below to documents made available by SBC to the Company) hereby represents and warrants to SBC and Merger Sub, and SBC (except for subparagraphs (b)(i), (c)(i), (j), (o) and
(p)(i) below and references in subparagraphs (a), (e) and (h)(i) below to documents made available by the Company to SBC), on behalf of itself and Merger Sub, hereby represents and warrants to the Company, that:

     (a) Organization, Good Standing and Qualification. Each of it and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in good standing is not, when taken together with all other such failures, reasonably likely to have a Material Adverse Effect (as defined below) on it. It has made available to SBC, in the case of the Company, and to the Company, in the case of SBC, a complete and correct copy of its certificate of incorporation and by-laws, each as amended to date. Such certificates of incorporation and by-laws as so made available are in full force and effect.

     As used in this Agreement, (i) the term "Subsidiary" means, with respect to the Company, SBC or Merger Sub, as the case may be, any entity, whether incorporated or unincorporated, of which at least fifty percent of the securities or ownership interests having by their terms ordinary voting power to elect at least fifty percent of the board of directors or other persons performing similar functions is directly or indirectly owned by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries, (ii) the term "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the total enterprise value of such Person and its Subsidiaries, taken as a whole, other than general changes in (A) the telecommunications industry, (B) economic conditions or (C) the securities markets that, in any of (A), (B) or (C), affect the total enterprise value of such Person and its Subsidiaries, taken as a whole, on the one hand, and

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

the other party and its Subsidiaries, on the other hand, substantially proportionately relative to the other party, and (iii) reference to "the other party" means, with respect to the Company, SBC and means, with respect to SBC, the Company.

     (b) Capital Structure. (i) The authorized capital stock of the Company consists of 1,100,000,000 Company Shares, of which 428,434,672 Company Shares were issued and outstanding and 4,392,923 Company Shares were held in treasury as of the close of business on March 29, 1996, and 50,000,000 shares of Preferred Stock, par value $0.10 per share (the "Preferred Shares"), of which no shares were outstanding as of the close of business on March 29, 1996. All of the outstanding Company Shares have been duly authorized and are validly issued, fully paid and nonassessable. Other than 6,000,000 Preferred Shares, designated "Series A Participating Preferred Stock", reserved for issuance pursuant to the Rights Agreement, dated as of September 22, 1989, between the Company and American Transtech Inc., as Rights Agent (the "Rights Agreement"), and Company Shares subject to issuance as set forth below, the Company has no Company Shares or Preferred Shares reserved for issuance. As of March 29, 1996, there were not more than 16,500,000 Company Shares that the Company was obligated to issue pursuant to the Company's Supplemental Retirement and Savings Plan for Salaried Employees, Supplemental Retirement and Savings Plan for Nonsalaried Employees, 1994 Stock Incentive Plan, Restricted Stock Plan, Shareholder Dividend Reinvestment and Stock Purchase Plan, Nonemployee Director Stock Option Plan, Non-employee Directors Stock Grant Plan, Senior Management Long Term Incentive Plan and Stock Option and Stock Appreciation Rights Plan (collectively the "Stock Plans"). Each of the outstanding shares of capital stock or other securities of each of the Company's "Significant Subsidiaries" (as defined in Rule 1.02(w) of Regulation S-X promulgated pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act")) is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or a direct or indirect wholly-owned Subsidiary of the Company, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter ("Voting Debt").

     (ii) The authorized capital stock of SBC consists of 1,100,000,000 shares of SBC Common Stock, of which 609,069,574 shares were issued and outstanding and 11,413,727 shares were held in treasury as of the close of business on March 28, 1996, and 10,000,000 shares of Preferred Stock, par value $1.00 per share (the "SBC Preferred Shares"), of which no shares were outstanding as of the close of business on March 28, 1996. All of the outstanding shares of SBC Common Stock have been duly authorized and are validly issued, fully paid and nonassessable. SBC has no shares of SBC Common Stock or SBC Preferred Shares reserved for issuance except that SBC has reserved 8,000,000 SBC Preferred Shares for issuance pursuant to the Rights Agreement, dated as of January 27, 1989, between SBC and American Transtech, Inc., as Rights Agent, as amended by the Amendment of Rights Agreement, dated as of August 5, 1992, between SBC and The Bank of New York, as successor Rights Agent, and the Second Amendment of Rights Agreement, dated as of June 15, 1994, between SBC and The Bank of New York, as successor Rights Agent (as amended, the "SBC Rights Agreement"). As of March 28, 1996, there were not more than 24,000,000 shares of SBC Common Stock that SBC was obligated to issue pursuant to SBC's Senior Management Long Term Incentive Plan, Senior Management Incentive Award Deferral Plan, Restricted Stock Plan for Non-Employee Directors, Stock Savings Program, 1994 Stock Option Plan, 1996 Stock and Incentive Plan, 1995 Management Stock Option Plan, Savings Plan and the Savings and Security Plan (collectively, the "SBC Stock Plans"). Each of the outstanding shares of capital stock of each of SBC's Significant Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by SBC or a direct or indirect wholly-owned subsidiary of SBC, free and clear of any lien, pledge, security interest, claim or other encumbrance. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or to sell any shares of capital stock or other securities of SBC or any of its Significant Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Significant Subsidiaries, and no securities or obligation evidencing such rights are authorized, issued or outstanding. SBC does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or convertible into or exercisable for securities having the right to vote) with the stockholders of SBC on any matter ("SBC Voting Debt").

     (iii) The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, par value $1.00 per share, all of which are validly issued and outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by SBC, and there are (i) no other shares of capital stock or other voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or other voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, other voting securities or securities convertible into or exchangeable for capital stock or other voting securities of Merger Sub. Merger Sub has not conducted any business prior to the date hereof and has no, and prior to the Effective Time will have no, assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the Merger and the other transactions contemplated by this Agreement.

     (c) Corporate Authority; Approval and Fairness. (i) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to approval of this Agreement by the holders of a majority of the outstanding Company Shares (the "Company Requisite Vote") and the Company Required Consents (as defined in Section 5.1(d)), the Merger. This Agreement is a valid and binding agreement of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception"). The board of directors of the Company (A) has unanimously approved this Agreement and the Merger and the other transactions contemplated hereby and (B) has received the opinion of its financial advisors, Salomon Brothers Inc, in a customary form and to the effect that the Merger Consideration to be received by the holders of the Company Shares in the Merger is fair to such holders from a financial point of view.

     (ii) SBC and Merger Sub each has all requisite corporate power and authority and each has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate, subject only to the stockholder approval necessary to permit the issuance of SBC Common Stock required to be issued pursuant to Article IV (the "SBC Requisite Vote") and the SBC Required Consents (as defined in Section 5.1(d)), the Merger. This Agreement is a valid and binding agreement of SBC and Merger Sub, enforceable against each of SBC and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception. SBC has received the opinion of its financial advisors, Lazard Freres & Co. LLC, in a customary form and to the effect that the Merger Consideration to be paid by SBC in the Merger is fair to SBC from a financial point of view. The shares of SBC Common Stock, when issued pursuant to this Agreement, will be validly issued, fully paid and nonassessable, and no stockholder of SBC will have any preemptive right of subscription or purchase in respect thereof.

     (d) Governmental Filings; No Violations. (i) Other than the filings and/or notices (A) pursuant to Section 1.3, (B) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Exchange Act and the Securities Act of 1933, as amended (the "Securities Act"), (C) to comply with state securities or "blue-sky" laws, (D) the necessary notices and, if any, approvals of the Federal Communications Commission ("FCC") pursuant to the Communications Act of 1934, as amended and (E) the necessary notices and necessary approvals, if any, of the state and foreign public utility commissions or similar state or foreign regulatory bodies (each a "PUC") identified in its respective Disclosure Letter pursuant to applicable state or foreign laws regulating the telephone, mobile cellular, paging, cable television or other telecommunications business ("Utilities Laws") (such filings and/or notices of SBC being the "SBC Required Consents" and of the Company being the "Company Required Consents"), no notices, reports or other filings are required to be made by it with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any governmental or regulatory authority, court, agency, commission, body or other governmental entity ("Governmental Entity"), in connection with the execution and delivery of this Agreement by it and the consummation by it of the Merger and the other transactions contemplated hereby, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the trans actions contemplated by this Agreement.

     (ii) The execution, delivery and performance of this Agreement by it do not, and the consummation by it of the Merger and the other transactions contemplated hereby will not, constitute or result in (A) a breach or violation of, or a default under, its certificate of incorporation or by-laws or the comparable governing instruments of any of its Significant Subsidiaries, (B) a breach or violation of, or a default under, the acceleration of any obligations or the creation of a lien, pledge, security interest or other encumbrance on its assets or the assets of any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation ("Contracts") binding upon it or any of its Subsidiaries or any Law (as defined in Section 5.1(i)) or governmental or non-governmental permit or license to which it or any of its Subsidiaries is subject or (C) any change in the rights or obligations of any party under any of its Contracts, except, in the case of clause (B) or (C) above, for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on it or prevent, materially delay or materially impair its ability to consummate the transactions contemplated by this Agreement. The Company Disclosure Letter, with respect to the Company, and the SBC Disclosure Letter, with respect to SBC, sets forth a correct and complete list of its Contracts and Contracts of its Subsidiaries pursuant to which consents or waivers are or may be required prior to consummation of the transactions contemplated by this Agreement other than those where the failure to obtain such consents or waivers is not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

     (e) Reports; Financial Statements. It has delivered to the other party, each registration statement, report, proxy statement or information statement prepared by it since December 31, 1995 (the "Audit Date"), including its Annual Report on Form 10-K for the year ended December 31, 1995 in the form (including exhibits, annexes and any amendments thereto) filed with the Securities and Exchange Commission (the "SEC") (collectively, including any such reports filed subsequent to the date hereof, its "Reports"). As of their respective dates, its Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into its Reports (including the related notes and schedules) fairly presents the consolidated financial position of it and its Subsidiaries as of its date and each of the consolidated statements of income and of cash flows included in or incorporated by reference into its Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and cash flows, as the case may be, of it and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with generally accepted accounting principles ("GAAP") consistently applied during the periods involved, except as may be noted therein. Since December 31, 1992, it and each Subsidiary required to make filings under Utilities Laws has filed with the applicable PUCs or the FCC, as the case may be, all material forms, statements, reports and documents (including exhibits, annexes and any amendments thereto) required to be filed by them, and each such filing complied in all material respects with all applicable laws, rules and regulations, other than such failures to file and non-compliance that are, individually or in the aggregate, not reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. To its knowledge, as of the date hereof, no Person or "group" "beneficially owns" 5% or more of its outstanding voting securities, with the terms "beneficially owns" and "group" having the meanings ascribed to them under Rule 13d-3 and Rule 13d-5 under the Securities Exchange Act of 1934.

     (f) Absence of Certain Changes. Except as disclosed in its Reports filed prior to the date hereof or as expressly contemplated by this Agreement, since the Audit Date it and its Subsidiaries have conducted their respective businesses only in, and have not engaged in any material transaction other than according to, the ordinary and usual course of such businesses and there has not been (i) any change in the financial condition, properties, prospects, business or results of operations of it and its Subsidiaries, except those changes that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it; (ii) any damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by it or any of its Subsidiaries, whether or not covered by insurance, which damage, destruction or loss is reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on it; (iii) any declaration, setting aside or payment of any dividend or other distribution in respect of its capital stock, except publicly announced regular quarterly cash dividends on its common stock; or (iv) any change by it in accounting principles, practices or methods. Since the Audit Date, except as provided for herein, in the Company Disclosure Letter or as disclosed in its Reports filed prior to the date hereof, there has not been any increase in the compensation payable or that could become payable by it or any of its Subsidiaries to officers or key employees or any amendment of any of its Compensation and Benefit Plans (as defined in Section 5.1(h)(i)) other than increases or amendments in the ordinary course.

     (g) Litigation and Liabilities. Except as disclosed in its Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of its executive officers, threatened against it or any of its Affiliates (as defined in Rule 12b-2 under the Exchange Act) or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to matters involving any Environmental Law (as defined in Section 5.1(k)), or any other facts or circumstances, in either such case, of which its executive officers have actual knowledge that are reasonably likely to result in any claims against or obligations or liabilities of it or any of its Affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

     (h) Employee Benefits.

     (i) A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of it and its Subsidiaries (its "Compensation and Benefit Plans") and any trust agreements or insurance contracts forming a part of such Compensation and Benefit Plans has been made available by it to the other party prior to the date hereof and each such Compensation and Benefit Plan is listed in Section 5.1(h) of its respective Disclosure Letter.

     (ii) All of its Compensation and Benefit Plans are in substantial compliance with all applicable law, including the Code and the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). Each of its Compensation and Benefit Plans that is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA (a "Pension Plan") and that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service (the "IRS"), and it is not aware of any circumstances likely to result in revocation of any such favorable determination letter. There is no pending or, to the knowledge of its executive officers, threatened material litigation relating to its Compensation and Benefit Plans. Neither it nor any Subsidiary has engaged in a transaction with respect to any of its Compensation and Benefit Plans that, assuming the taxable period of such transaction expired as of the date hereof, would subject it or any of its Subsidiaries to a material tax or penalty imposed by either
Section 4975 of the Code or Section 502 of ERISA.

     (iii) As of the date hereof, no liability under Subtitle C or D of Title IV of ERISA (other than the payment of prospective premium amounts to the Pension Benefit Guaranty Corporation in the normal course) has been or is expected to be incurred by it or any Subsidiary with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (its "ERISA Affiliate") (each such single-employer plan, its "ERISA Affiliate Plan"). It and its Subsidiaries and ERISA Affiliates have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a "reportable event", within the meaning of
Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any of its Pension Plans or any of its ERISA Affiliate Plans within the 12-month period ending on the date hereof or will be required to be filed in connection with the transactions contemplated by this Agreement.

     (iv) All contributions required to be made under the terms of any of its Compensation and Benefit Plans as of the date hereof have been timely made or have been reflected on the most recent consolidated balance sheet filed or incorporated by reference in its Reports prior to the date hereof. Neither any of its Pension Plans nor any of any of its ERISA Affiliate Plans has an "accumulated funding deficiency" (whether or not waived) within the meaning of
Section 412 of the Code or Section 302 of ERISA. Neither it nor its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any of its ERISA Affiliate Plans pursuant to Section 401(a)(29) of the Code.

     (v) Under each of its Pension Plans which is a single-employer plan and each of its ERISA Affiliate Plans, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in such Pension Plan's or ERISA Affiliate Plan's most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan or ERISA Affiliate Plan, and there has been no material change in the financial condition of such Pension Plan or ERISA Affiliate Plan since the last day of the most recent plan year.

     (vi) Neither it nor its Subsidiaries have any obligations for retiree health and life benefits under any of its Compensation and Benefit Plans, except as set forth in its Reports filed prior to the date hereof or as required by applicable law.

     (vii) The consummation of the Merger (or its approval by its stockholders) and the other transactions contemplated by this Agreement will not (x) entitle any of its employees or directors or any employees of its Subsidiaries to severance pay, directly or indirectly, upon termination of employment, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of its Compensation and Benefit Plans.

     (i) Compliance with Laws. Except as set forth in its Reports filed prior to the date hereof, the businesses of each of it and its Subsidiaries have not been, and are not being, conducted in violation of any law, statute, ordinance, regulation, judgment, order, decree, injunction, arbitration award, license, authorization, opinion, agency requirement or permit of any Governmental Entity or common law (collectively, "Laws"), except for violations or possible violations that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. Except as set forth in its Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to it or any of its Subsidiaries is pending or, to the actual knowledge of its executive officers, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. To the actual knowledge of its executive officers, no material change is required in its or any of its Subsidiaries' processes, properties or procedures in connection with any such Laws, and it has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof, except for such changes and noncompliance that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement. Each of it and its Subsidiaries has all permits, licenses, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals (collectively, "Permits"), necessary to conduct their business as presently conducted, except for those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it or prevent or materially impair its ability to consummate the transactions contemplated by this Agreement.

     (j) Takeover Statutes. The Board of Directors of the Company has taken or will take all appropriate and necessary actions such that Sections 78.378 et seq. and 78.411 et seq. of the NPCL will not have any effect on the Merger or the other transactions contemplated by this Agreement. No other "fair price," "moratorium,"

"control share acquisition" or other similar anti-takeover statute or regulation (each a "Takeover Statute") is, as of the date hereof, is applicable to the Merger or the other transactions contemplated by this Agreement.

     (k) Environmental Matters. Except as disclosed in its Reports filed prior to the date hereof and except for such matters that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it: (i) each of it and its Subsidiaries has complied with all applicable Environmental Laws (as defined below); (ii) the properties currently owned or operated by it or any of its Subsidiaries (including soils, groundwater, surface water, buildings or other structures) are not contaminated with any Hazardous Substances (as defined below); (iii) the properties formerly owned or operated by it or any of its Subsidiaries were not contaminated with Hazardous Substances during the period of ownership or operation by it or any of its Subsidiaries; (iv) neither it nor any of its Subsidiaries is subject to liability for any Hazardous Substance disposal or contamination on any third party property; (v) neither it nor any Subsidiary has been associated with any release or threat of release of any Hazardous Substance; (vi) neither it nor any Subsidiary has received any notice, demand, letter, claim or request for information alleging that it or any of its Subsidiaries may be in violation of or liable under any Environmental Law; (vii) neither it nor any of its Subsidiaries is subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or is subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Substances; and (viii) there are no circumstances or conditions involving it or any of its Subsidiaries that could reasonably be expected to result in any claims, liability, investigations, costs or restrictions on the ownership, use, or transfer of any of its properties pursuant to any Environmental Law.

     As used herein, the term "Environmental Law" means any Law relating to: (A) the protection, investigation or restoration of the environment, health, safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance or (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property in connection with any Hazardous Substance.

     As used herein, the term "Hazardous Substance" means any substance that is: listed, classified or regulated pursuant to any Environmental Law, including any petroleum product or by-product, asbestos-containing material, lead-containing paint or plumbing, polychlorinated biphenyls, radioactive materials or radon.

     (l) Accounting and Tax Matters. As of the date hereof, neither it nor any of its affiliates (as determined in accordance with Section 6.7) has taken or agreed to take any action, nor do its executive officers have any actual knowledge of any fact or circumstance, that would prevent SBC from accounting for the business combination to be effected by the Merger as a "pooling-of-interests" or prevent the Merger and the other transactions contemplated by this Agreement from qualifying as a "reorganization" within the meaning of Section 368(a) of the Code.

     (m) Taxes. It and each of its Subsidiaries have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns (as defined below) required to be filed by any of them and all such filed tax returns are complete and accurate in all material respects and: (i) it and each of its Subsidiaries have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith or for such amounts that, alone or in the aggregate, are not reasonably likely to have a Material Adverse Effect on it; (ii) as of the date hereof, there are not pending or, to the actual knowledge of its executive officers threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters; and (iii) there are not, to the actual knowledge of its executive officers, any unresolved questions or claims concerning its or any of its Subsidiaries' Tax liability that are reasonably likely to have a Material Adverse Effect on it. Neither it nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes in excess of the amounts accrued in respect thereof that are reflected in the financial statements included in its Reports, except such excess liabilities as are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it. No payments to be made to any of the officers and employees of it or its Subsidiaries will as a result of consummation of the Merger be subject to the deduction limitations under Section 280G of the Code.

     As used in this Agreement, (i) the term "Tax" (including, with correlative meaning, the terms "Taxes", and "Taxable") includes all federal, state, local and foreign income, profits, franchise, gross receipts,

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environmental, customs duty, capital stock, severance, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term "Tax Return" includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

     (n) Labor Matters. Neither it nor any of its Subsidiaries is the subject of any material proceeding asserting that it or any of its Subsidiaries has committed an unfair labor practice or is seeking to compel it to bargain with any labor union or labor organization nor is there pending or, to the knowledge of its executive officers, threatened, nor has there been for the past five years, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving it or any of its Subsidiaries, except in each case as is not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect on it.

     (o) Rights Agreement. (i) The Company has adopted an amendment to the Rights Agreement with the effect that neither SBC nor Merger Sub shall be deemed to be either an (i) Acquiring Person or (ii) Adverse Person (as each term is defined in the Rights Agreement) and the Distribution Date (as defined in the Rights Agreement) shall not be deemed to occur and that the Rights will not separate from the Company Shares, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated hereby.

     (ii) The Company has taken all necessary action with respect to all of the outstanding Rights (as defined in the Rights Agreement) so that, as of immediately prior to the Effective Time, as a result of entering into this Agreement or consummating the Merger and/or the other transactions contemplated by this Agreement, (A) neither the Company nor SBC will have any obligations under the Rights or the Rights Agreement and (B) the holders of the Rights will have no rights under the Rights or the Rights Agreement.

     (p) Brokers and Finders. Neither it nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders, fees in connection with the Merger or the other transactions contemplated in this Agreement except that (i) the Company has employed Salomon Brothers Inc as its financial advisor, the arrangements with which have been disclosed to SBC prior to the date hereof, and
(ii) SBC and Merger Sub have employed Lazard Freres & Co. LLC as their financial advisor, the arrangements with which have been disclosed to the Company prior to the date hereof.

                                   ARTICLE VI

                                   COVENANTS

     6.1. Interim Operations. (a) The Company and SBC each covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless SBC or the Company, as the case may be, shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or in its respective Disclosure Letter or as required by applicable Law):

          (i) the business of it and its Subsidiaries shall be conducted in the ordinary and usual course and, to the extent consistent therewith, it and its Subsidiaries shall use all reasonable efforts to preserve its business organization intact and maintain its existing relations and goodwill with customers, suppliers, regulators, distributors, creditors, lessors, employees and business associates;

          (ii) it shall not (A) amend its certificate of incorporation or by-laws or amend, modify or terminate the SBC Rights Agreement or the Rights Agreement, as the case may be, other than, in the case of SBC, an amendment to the certificate of incorporation of SBC for the purpose of increasing the authorized number of shares of SBC Common Stock as contemplated by SBC's March 12, 1996 Proxy Statement; (B) split, combine, subdivide or reclassify its outstanding shares of capital stock; (C) declare, set aside or pay any dividend payable in cash, stock or property in respect of any capital stock, other than (I) in the case of the Company, the quarterly dividend declared on March 22, 1996, payable on May 1, 1996 to stockholders of record on April 9, 1996 and per share regular quarterly cash dividends thereafter not in excess of the

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

     Exchange Ratio multiplied by the dividend per share of SBC Common Stock in such quarter, and (II) in the case of SBC, regular quarterly cash and dividends not in excess of $0.43 per share of SBC Common Stock; or (D) repurchase, redeem or otherwise acquire, except (I) in the case of the Company, in connection with the Stock Plans and (II) in the case of SBC, in connection with the SBC Stock Plans, or permit any of its Subsidiaries to purchase or otherwise acquire, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock;

          (iii) neither it nor any of its Subsidiaries shall knowingly take any action that would prevent the Merger from qualifying for "pooling of interests" accounting treatment or as a "reorganization" within the meaning of Section 368(a) of the Code or that would cause any of its representations and warranties herein to become untrue in any material respect;

          (iv) neither it nor any of its Subsidiaries shall terminate, establish, adopt, enter into, make any new grants or awards of stock-based compensation or other benefits under, amend or otherwise modify, any Compensation and Benefit Plans or increase the salary, wage, bonus or other compensation of any directors, officers or employees except (A) for grants or awards to directors, officers and employees of it or its Subsidiaries under existing Compensation and Benefit Plans in such amounts and on such terms as are consistent with past practice, (B) in the normal and usual course of business (which shall include normal periodic performance reviews and related compensation and benefit increases and the provision of individual Compensation of Benefit Plans consistent with past practice for newly hired officers and employees and the adoption of Compensation and Benefit Plans for employees of new Subsidiaries in amounts and on terms consistent with past practice) or (C) for actions necessary to satisfy existing contractual obligations under Compensation and Benefit Plans existing as of the date hereof; and

          (v) neither it nor any of its Subsidiaries will authorize, or enter into an agreement to do any of the fore going.

     (b) SBC covenants and agrees as to itself and its Subsidiaries that after the date hereof and prior to the Effective Time (unless the Company shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or the SBC Disclosure Letter or as required by applicable Law):

          (i) Neither SBC nor any of its Subsidiaries shall issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if SBC should reasonably anticipate that after such incurrence any of SBC's or any of its Subsidiaries' outstanding senior indebtedness would be rated BBB or lower by Standard & Poor's;

          (ii) Neither SBC nor any of its Subsidiaries shall make any capital expenditures in any calendar year in an aggregate amount in excess of 150% of the aggregate amount of capital expenditures reflected in SBC's capital expenditure budget for such year, a copy of which has been provided to the Company;

          (iii) Neither SBC nor any of its Subsidiaries shall issue, deliver, sell or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares, except (A) in public offerings for cash where the aggregate proceeds to SBC are less than $1 billion in any calendar year, (B) shares issuable pursuant to stock options and other awards outstanding on the date hereof under the SBC Stock Plans, awards of options and other awards granted hereafter under the SBC Stock Plans in accordance with this Agreement and shares issuable pursuant to such awards, and (C) to fund the cost of any acquisition of a telecommunications business, whether by merger, consolidation, purchase of assets or otherwise;

          (iv) Neither SBC nor any of its subsidiaries, other than in transactions between themselves, shall sell or otherwise transfer, directly or indirectly, any of its indirect investment in AA shares of Telefonos de Mexico S.A. de C.V.;

          (v) Neither SBC nor any of its Subsidiaries shall enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and

          (vi) Neither SBC nor any of its Subsidiaries shall agree prior to the Effective Time to do any of the foregoing after the Effective Time.

     (c) The Company covenants and agrees as to itself and its Subsidiaries that, after the date hereof and prior to the Effective Time (unless SBC shall otherwise approve in writing, which approval shall not be unreasonably withheld or delayed, and except as otherwise expressly contemplated by this Agreement or the Company Disclosure Letter or as required by applicable Law):

          (i) Neither the Company nor any of its Subsidiaries shall issue any preferred stock or incur any indebtedness for borrowed money or guarantee any such indebtedness if the Company should reasonably anticipate that after such incurrence any of the Company's or any of its Subsidiaries' outstanding senior indebtedness would be rated BBB or lower by Standard & Poor's;

          (ii) Neither the Company nor any of its Subsidiaries shall make any capital expenditures in any calendar year in an aggregate amount in excess of the aggregate amount reflected in the Company's capital expenditure budget for such year, a copy of which has been provided to SBC, plus $250 million; provided, however, that the foregoing shall not limit in any respect the ability of Pacific Bell or Nevada Bell to make or commit to capital expenditures with respect to any aspect of their respective existing businesses;

          (iii) Neither the Company nor any of its Subsidiaries shall issue, deliver, sell, or encumber shares of any class of its common stock or any securities convertible into, or any rights, warrants or options to acquire, any such shares except (A) shares issued pursuant to options and other awards outstanding on the date hereof under the Stock Plans, awards of options and other awards granted hereafter under the Stock Plans in accordance with this Agreement and shares issuable pursuant to such awards, and (B) up to an aggregate amount of $300 million of such stock (valued at its fair market value as of the date of the agreement to make such acquisition) in any calendar year to fund, in whole or in part, the cost of any acquisition or acquisitions permitted under clause (iv) below;

          (iv) Neither the Company nor any of its Subsidiaries shall spend in excess of $600 million in any calendar year to acquire any business, whether by merger, consolidation, purchase of property or assets or otherwise (valuing any non-cash consideration at its fair market value as of the date of the agreement for such acquisition), unless such business is acquired directly by the Company and is within the Company's existing lines of business. Notwithstanding the foregoing, neither the Company nor any of its Subsidiaries shall acquire (A) any cellular, personal communications services or wireless cable business servicing any territory outside of the states of California and Nevada, or (B) any business servicing any territory outside the United States unless such business primarily consists of the long distance telephone business, the internet services business, or the internet hubbing business. None of the foregoing shall limit in any respect the ability of Pacific Bell and Nevada Bell to acquire businesses which would be subject to regulation within California and Nevada, respectively. For purposes of this clause (iv), the amount spent with respect to any acquisition shall be deemed to include the aggregate amount of capital expenditures that the Company is obligated to make at any time or plans to make as a result of such acquisition within two years after the date of acquisition;

          (v) Neither the Company nor its Subsidiaries shall enter any business other than the telecommunications business and those businesses traditionally associated with the telecommunications business; and

          (vi) Neither the Company nor any of its Subsidiaries shall agree prior to the Effective Time to do any of the foregoing after the Effective Time.

     (d) SBC and the Company agree that any written approval obtained under this
Section 6.1 may be relied upon by the other party if signed by the Chief Executive Officer or another executive officer of the other party.

     6.2. Acquisition Proposals. The Company and SBC each agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) (SBC, its Subsidiaries and their officers and directors, employees, agents and representatives being the "SBC Representatives" and the Company, its Subsidiaries and their officers, directors, employees, agents and representatives being the "Company Representatives") not to, directly or indirectly, initiate, solicit, encourage or otherwise facilitate any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, it or any of its Subsidiaries that, in any such case, could reasonably be expected to lead to a breach of this Agreement or otherwise interfere with the completion of the Merger contemplated by this Agreement (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal"). The Company and SBC each further agrees that neither it nor any of its Subsidiaries nor any of the officers and directors of it or its Subsidiaries shall, and that it shall direct and use its best efforts to cause its and its Subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, directly or indirectly, have any discussion with or provide any confidential information or data to any Person relating to an Acquisition Proposal or engage in any negotiations concerning an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal; provided, however, that nothing contained in this Agreement shall prevent either the Company or SBC or its board of directors from (A) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal; (B) engaging in any discussions or negotiations with or providing any information to, any Person in response to an unsolicited bona fide written Acquisition Proposal by any such Person; or (C) recommending such an unsolicited bona fide written Acquisition Proposal to the stockholders of the Company or SBC, as the case may be, if and only to the extent that, in such case referred to in clause (B) or (C), (i) the board of directors of the Company or SBC, as the case may be, concludes in good faith (after consultation with its financial advisor) that such Acquisition Proposal is reasonably capable of being completed, taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal, and would, if consummated, result in a transaction more favorable to the Company's or SBC's stockholders from a financial point of view than the transaction contemplated by this Agreement (any such more favorable Acquisition Proposal being referred to in this Agreement as a "Superior Proposal"), (ii) the board of directors of the Company or SBC, as the case may be, determines in good faith after consultation with outside legal counsel that such action is necessary for its board of directors to comply with their respective fiduciary duties under applicable law and (iii) prior to providing any information or data to any Person in connection with an Acquisition Proposal by any such Person, such board of directors receives from such Person an executed confidentiality agreement on terms substantially similar to those contained in the confidentiality agreement previously entered into between SBC and the Company in connection with their consideration of the Merger. The Company and SBC each agrees that it will immediately cease and cause to be terminated any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company and SBC each agrees that it will take the necessary steps to promptly inform the individuals or entities referred to in the first sentence hereof of the obligations undertaken in this Section 6.2. The Company and SBC each agrees that it will notify the other immediately if any such inquiries, proposals or offers are received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, any of its representatives indicating, in connection with such notice, the name of such Person and the terms and conditions of any proposals or offers and thereafter shall keep SBC or the Company, as the case may be, informed, on a current basis, of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. The Company also agrees that it will promptly request each Person that has heretofore executed a confidentiality agreement in connection with its consideration of any Acquisition Proposal to return all confidential information heretofore furnished to such Person by or on behalf of it or any of its Subsidiaries.

     6.3. Information Supplied. The Company and SBC each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it or its Subsidiaries for inclusion or incorporation by reference in (i) the Registration Statement on Form S-4 to be filed with the SEC by SBC in connection with the issuance of shares of SBC Common Stock in the Merger (including the joint proxy statement and prospectus (the "Prospectus/Proxy Statement") constituting a part thereof) (the "S-4 Registration Statement") will, at the time the S-4 Registration Statement becomes effective under the Securities Act, and (ii) the Prospectus/Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the meetings of stockholders of the Company and SBC to be held in connection with the Merger, in any such case, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     6.4. Stockholders Meetings. The Company will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of Company Shares (the "Stockholders Meeting") as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of this Agreement and the Merger. SBC will take, in accordance with applicable law and its certificate of incorporation and by-laws, all action necessary to convene a meeting of holders of SBC Common Stock as promptly as practicable after the S-4 Registration Statement is declared effective to consider and vote upon the approval of the issuance of SBC Common Stock in the Merger. In the event that, after adjustment pursuant to Section 6.16, the Exchange Ratio shall be less than
0.667 of a share of SBC Common Stock (other than as a result of any adjustment pursuant to Section 4.4), then the Company shall, as promptly as practicable after the determination of the Exchange Ratio convene another Stockholders Meeting in accordance with this Section at which the holders of Company Shares shall be requested again to consider and vote upon the transactions contemplated hereby taking into account the Exchange Ratio, as adjusted. SBC and the Company shall cooperate in all reasonable respects to effectuate promptly the holding of such additional Stockholders Meeting. Subject to fiduciary obligations under applicable law, each of the Company's and SBC's board of directors shall recommend approval of the transactions contemplated hereby and shall take all lawful action to solicit such approval.

     6.5. Filings; Other Actions; Notification. (a) SBC and the Company shall promptly prepare and file with the SEC the Prospectus/Proxy Statement, and SBC shall prepare and file with the SEC the S-4 Registration Statement as promptly as practicable. SBC and the Company each shall use all reasonable efforts to have the S-4 Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and promptly thereafter mail the Prospectus/Proxy Statement to the respective stockholders of each of the Company and SBC. SBC shall also use all reasonable efforts to obtain prior to the effective date of the S-4 Registration Statement all necessary state securities law or "blue sky" permits and approvals required in connection with the Merger and to consummate the other transactions contemplated by this Agreement and will pay all expenses incident thereto.

     (b) The Company and SBC each shall use all reasonable efforts to cause to be delivered to the other party and its directors a letter of its independent auditors, dated (i) the date on which the S-4 Registration Statement shall become effective and (ii) the Closing Date, and addressed to the other party and its directors, in form and substance customary for "comfort" letters delivered by independent public accountants in connection with registration statements similar to the S-4 Registration Statement.

     (c) The Company and SBC shall cooperate with each other and use (and shall cause their respective Subsidiaries to use) all their respective reasonable efforts to take or cause to be taken all actions, and do or cause to be done all things, necessary, proper or advisable on its part under this Agreement and applicable Laws to consummate and make effective the Merger and the other transactions contemplated by this Agreement as soon as practicable, including preparing and filing as promptly as practicable all documentation to effect all necessary applications, notices, petitions, filings and other documents and to obtain as promptly as practicable all consents, registrations, approvals, permits and authorizations necessary or advisable to be obtained from any third party and/or any Governmental Entity in order to consummate the Merger or any of the other transactions contemplated by this Agreement; provided, however, that, except as contemplated by Section 6.16, nothing in this Section 6.5 shall require, or be construed to require, SBC or the Company to proffer to, or agree to, any concession to any Governmental Entity that SBC concludes is reasonably likely to materially reduce the economic or business benefits SBC expects, as of the date hereof, to realize from the Merger. Subject to applicable laws relating to the exchange of information, SBC and the Company shall have the right to review in advance, and to the extent practicable each will consult the other on, all the information relating to SBC or the Company, as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party and/or any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. In exercising the foregoing right, each of the Company and SBC shall act reasonably and as promptly as practicable.

     (d) The Company and SBC each shall, upon request by the other, furnish the other with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Prospectus/Proxy Statement, the S-4 Registration Statement or any other statement, filing, notice or application made by or on behalf of SBC, the Company or any of their respective Subsidiaries to any third party and/or any Governmental Entity in connection with the Merger and the transactions contemplated by this Agreement.

     (e) The Company and SBC each shall keep the other apprised of the status of matters relating to completion of the transactions contemplated hereby, including promptly furnishing the other with copies of notice or other communications received by SBC or the Company, as the case may be, or any of its Subsidiaries, from any third party and/or any Governmental Entity with respect to the Merger and the other transactions contemplated by this Agreement. Each of the Company and SBC shall give prompt notice to the other of any change that is reasonably likely to result in a Material Adverse Effect on it.

     6.6. Access; Consultation. (a) Upon reasonable notice, and except as may otherwise be required by applicable law, the Company and SBC each shall (and shall cause its Subsidiaries to) afford the other's officers, employees, counsel, accountants and other authorized representatives ("Representatives") reasonable access, during normal business hours throughout the period prior to the Effective Time, to its properties, books, contracts and records and, during such period, each shall (and shall cause its Subsidiaries to) furnish promptly to the other all information concerning its business, properties and personnel as may reasonably be requested, provided that no investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by the Company, SBC or Merger Sub hereunder, and provided, further, that the fore going shall not require the Company or SBC to permit any inspection, or to disclose any information, that in the reasonable judgment of the Company or SBC, as the case may be, would result in the disclosure of any trade secrets of third parties or violate any of its obligations with respect to confidentiality if the Company or SBC, as the case may be, shall have used all reasonable efforts to obtain the consent of such third party to such inspection or disclosure. All requests for information made pursuant to this Section shall be directed to an executive officer of the Company or SBC, as the case may be, or such Person as may be designated by any such executive officer, as the case may be.

     (b) From the date hereof to the Effective Time, SBC and the Company agree to consult with each other on a regular basis on a schedule to be agreed with regard to their respective operations.

     6.7. Affiliates. (a) Each of the Company and SBC shall deliver to the other a letter identifying all Persons whom such party believes to be, at the date of the Stockholders Meeting, "affiliates" of such party for purposes of Rule 145 under the 1933 Act. Each of the Company and SBC shall use all reasonable efforts to cause each Person who is identified as an "affiliate" in the letter referred to above to deliver to SBC prior to the date of the Stockholders Meeting a written agreement providing that each such Person will agree not to sell, pledge, transfer or otherwise dispose of the shares of SBC Common Stock to be received by such Person in the Merger except in compliance with the applicable provisions of the 1933 Act and, if the Merger qualifies for pooling of interests accounting treatment, until such time as financial results covering at least 30 days of combined operations of SBC and the Company shall have been published. Prior to the Effective Time, each of the Company and SBC shall amend and supplement such letter and use all reasonable efforts to cause each additional Person who is identified as an "affiliate" to execute a written agreement as set forth in this Section 6.7.

     (b) If the Merger would otherwise qualify for pooling-of-interests accounting treatment, shares of SBC Common Stock issued to such affiliates of the Company in exchange for Company Shares shall not be transferable until such time as financial results covering at least 30 days of combined operations of SBC and the Company have been published within the meaning of Section 201.01 of the SEC's Codification of Financial Reporting Policies, regardless of whether each such affiliate has provided the written agreement referred to in this Section, except to the extent permitted by, and in accordance with, SEC Accounting Series Release 135 and SEC Staff Accounting Bulletins 65 and 76. Any Company Shares held by any such affiliate shall not be transferable, regardless of whether such affiliate has provided the applicable written agreement referred to in this Section, if such transfer, either alone or in the aggregate with other transfers by affiliates, would preclude SBC's ability to account for the business combination to be effected by the Merger as a pooling of interests. The Company shall not register the transfer of any Certificate, unless such transfer is made in compliance with the foregoing.

     6.8. Stock Exchange Listing and De-listing. SBC shall use its best efforts to cause the shares of SBC Common Stock to be issued in the Merger to be approved for listing on the New York Stock Exchange ("NYSE"), subject to official notice of issuance, prior to the Closing Date. The Surviving Corporation shall use its best efforts to cause the Company Shares to be de-listed from the NYSE and de-registered under the Exchange Act as soon as practicable following the Effective Time.

     6.9. Publicity. The initial press release with respect to the Merger shall be a joint press release and thereafter the Company and SBC each shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Merger and the other transactions contemplated by this Agreement and prior to making any filings with any third party and/or any Governmental Entity (including any national securities exchange) with respect thereto, except as may be required by law or by obligations pursuant to any listing agreement with or rules of any national securities exchange.

     6.10. Benefits.

     (a) Stock Options.

          (i) At the Effective Time, each outstanding option to purchase Company Shares (a "Company Option") under the Stock Plans, whether vested or unvested, shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Option, the same number of shares of SBC Common Stock as the holder of such Company Option would have been entitled to receive pursuant to the Merger had such holder exercised such Company Option in full immediately prior to the Effective Time (rounded down to the nearest whole number) (a "Substitute Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to
     (y) the aggregate exercise price for the Company Shares otherwise purchasable pursuant to such Company Option divided by (z) the number of full shares of SBC Common Stock deemed purchasable pursuant to such Company Option in accordance with the foregoing. At or prior to the Effective Time, the Company shall make all necessary arrangements with respect to the Stock Plans to permit the assumption of the unexercised Company Options by SBC pursuant to this Section and as soon as practicable after the Effective Time SBC shall use its best efforts to register under the Securities Act of 1933 on Form S-8 or other appropriate form (and use its best efforts to maintain the effectiveness thereof) shares of SBC Common Stock issuable pursuant to all Substitute Options.

          (ii) Effective at the Effective Time, SBC shall assume each Company Option in accordance with the terms of the Stock Plan under which it was issued and the stock option agreement by which it is evidenced.

     (b) Employee Benefits. SBC agrees that it shall cause the Surviving Corporation for at least two years after the Effective Time to provide or cause to be provided to employees of the Company and its Subsidiaries compensation and benefit plans that are no less favorable, in the aggregate, than the Company Compensation and Benefit Plans disclosed on Section 6.10(b) of the Company Disclosure Letter; provided, however, if during this period SBC implements any widespread increase or decrease in benefits under compensation and benefit plans or in the cost thereof to participants under compensation and benefit plans applicable to employees of SBC and its Subsidiaries (other than the Surviving Corporation and its Subsidiaries), the Surviving Corporation shall proportionately adjust the benefits under the Company's compensation and benefit plans or the cost thereof to participants, and provided, further with respect to employees who are subject to collective bargaining, all benefits shall be provided in accordance with the applicable collective bargaining agreement. At or prior to the Effective Time, the Company shall make all necessary arrangements to cause any Company Share units under the Company's Compensation and Benefit Plans to be converted into share units with respect to SBC Common Stock by multiplying the Company Shares subject to such Company Share units by the fraction of a share of SBC Common Stock equal to the Exchange Ratio. SBC shall, and shall cause the Surviving Corporation to, honor, pursuant to their terms, all employee benefit obligations to current and former employees under the Compensation and Benefit Plans to the extent such Compensation and Benefit Plans are disclosed on Section 6.10(b) of the Company Disclosure Letter.

     6.11. Expenses. Except as otherwise provided in Section 8.5(b) and 8.5(c), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such expense, except for expenses to be borne by SBC or the Company pursuant to Section 6.16 and except that expenses incurred in connection with the filing fee for the S-4 Registration Statement and printing and mailing the Prospectus/Proxy Statement and the S-4 Registration Statement and the filing fee under the HSR Act shall be shared equally by SBC and the Company.

     6.12. Indemnification; Directors' and Officers' Insurance. (a) From and after the Effective Time, SBC agrees that it will indemnify and hold harmless each present and former director and officer of the Company (when acting in such capacity) determined as of the Effective Time (the "Indemnified Parties"), against any costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertain ing to matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, to the fullest extent that the Company would have been permitted under Nevada law and its articles of incorporation or by-laws in effect on the date hereof to indemnify such Person (and SBC shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Person is not entitled to indemnification).

     (b) Any Indemnified Party wishing to claim indemnification under paragraph
(a) of this Section 6.12, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify SBC thereof, but the failure to so notify shall not relieve SBC of any liability it may have to such Indemnified Party if such failure does not materially prejudice the indemnifying party. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), (i) SBC or the Surviving Corporation shall have the right to assume the defense thereof and SBC shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if SBC or the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between SBC or the Surviving Corporation and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and SBC or the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that SBC shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction (unless there is a conflict of interest as provided above) (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) SBC shall not be liable for any settlement effected without its prior written consent.

     (c) The Surviving Corporation shall maintain a policy of officers' and directors' liability insurance for acts and omissions occurring prior to the Effective Time ("D&O Insurance") with coverage in amount and scope at least as favorable as the Company's existing directors' and officers' liability insurance coverage for a period of six years after the Effective Time so long as the annual premium therefor is not in excess of the last annual premium paid prior to the date hereof (the "Current Premium"); provided, however, if the existing D&O Insurance expires, is terminated or cancelled during such six year period, the Surviving Corporation will use its best efforts to obtain D&O Insurance in an amount and scope as great as can be obtained for the remainder of such period for a premium not in excess (on an annualized basis) of 175% of the Current Premium.

     (d) If the Surviving Corporation or any of its successors or assigns (i) shall consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) shall transfer all or substantially all of its properties and assets to any individual, corporation or other entity, then and in each such case, proper provisions shall be made so that the successors and assigns of the Surviving Corporation shall assume all of the obligations set forth in this Section.

     (e) The provisions of this Section are intended to be for the benefit of, and shall be enforceable by, each of the Indemnified Parties, their heirs and their representatives.

     6.13. Takeover Statute. If any Takeover Statute is or may become applicable to the Merger or the other transactions contemplated by this Agreement, each of SBC and the Company and its board of directors shall grant such approvals and take such actions as are necessary so that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement or by the Merger and otherwise act to eliminate or minimize the effects of such statute or regulation on such transactions. The Company will cause the Rights Agent to promptly execute the Rights Amendment.

     6.14. Dividends. The Company shall coordinate with SBC the declaration, setting of record dates and payment dates of dividends on Company Shares so that holders of Company Shares do not receive dividends on both Company Shares and SBC Common Stock received in the Merger in respect of any calendar quarter or fail to receive a dividend on either Company Shares or SBC Common Stock received in the Merger in respect of any calendar quarter.

     6.15. Confidentiality. The Company, SBC and Merger Sub each agrees not to disclose or permit the disclosure for any purpose other than the transactions contemplated hereby of any non-public, confidential or proprietary information furnished to such party by another party hereto in connection with the transactions contemplated by this Agreement, provided that such disclosure may be made (a) to any Person who is an officer, director or employee of such party, or to counsel, accountants and financial advisors to such party solely for their use in evaluating the transactions contemplated by this Agreement, (b) with the prior written consent of all parties to this Agreement or (c) pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official.

     6.16. Determination of SBC and Company Costs. (a) Within five (5) days after the Determination Date (as defined in Section 9.12) each of SBC and the Company shall simultaneously exchange with the other written notice of the dollar amount of the Regulatory Approval Costs which it believes, in good faith, to be the appropriate amount of the Regulatory Approval Costs for it to bear, which amount shall not exceed fifty percent (50%) of the Regulatory Approval Costs (a "Tentative Share").

     (b) In the event that SBC's Tentative Share and the Company's Tentative Share both equal fifty percent (50%) of the Regulatory Approval Costs, then the SBC Costs shall equal fifty percent (50%) of the Regulatory Approval Costs and the Company Costs shall equal fifty percent (50%) of the Regulatory Approval Costs, and the Exchange Ratio shall be adjusted to the Revised Exchange Ratio.

     (c) In the event the Tentative Share of one party (the "Higher Party") exceeds the Tentative Share of the other party (the "Lower Party") and neither paragraph (b) nor (d) of this Section 6.16 would otherwise apply, then the Higher Party shall elect, by providing written notice of such decision to the Lower Party, to either: (i) accept as its share of the Regulatory Approval Costs an amount equal to the difference between the Regulatory Approval Costs and the greater of (A) the Tentative Share of the Lower Party and (B) the lesser of (X) 50% of the Regulatory Approval Costs and (Y) the Termination Fee (the greater of
(A) and (B) being the Lower Party's Share), and such amount shall constitute the SBC Costs (if the Higher Party is SBC) or the Company Costs (if the Higher Party is the Company), and the Tentative Share of the Lower Party shall constitute the SBC Costs (if the Lower Party is SBC) or the Company Costs (if the Lower Party is the Company); or (ii) subject to any Lower Party Election (as defined below) terminate this Agreement pursuant to the applicable provisions of Section 8.3(b)(vii) or 8.4(v) hereof after providing the Lower Party with ten (10) days prior written notice of its intent to so terminate the Agreement (the "Notice of Proposed Termination") provided, however, that in the event the Higher Party elects to terminate this Agreement as provided for in clause (ii), above, then the Lower Party may, within five (5) days of receipt of notice of the Notice of Proposed Termination, provide written notice to the Higher Party of the election of the Lower Party (the "Lower Party Election") to bear as its share of the Regulatory Approval Costs an amount equal to the difference between the Regulatory Approval Costs and the Tentative Share of the Lower Party, and such amount shall constitute the SBC Costs (if the Lower Party is SBC) or the Company Costs (if the Lower Party is the Company), and the Tentative Share of the Lower Party shall constitute the SBC Costs (if the Higher Party is SBC) or the Company Costs (if the Higher Party is the Company); provided further, however, that the Lower Party Election shall only be available if the Lower Party's Tentative Share is at least 80% of Higher Party's Tentative Share. At the Effective Time, the Exchange Ratio shall be adjusted to the Revised Exchange Ratio.

     (d) In the event the Tentative Share of each of SBC and Company is smaller than fifty percent (50%) of the Regulatory Approval Costs (a "Failure to Agree Event"), then this Agreement shall terminate pursuant to Section 8.1(b).

     6.17. Control of the Company's Operations. Nothing contained in this Agreement shall give SBC, directly or indirectly, rights to control or direct the Company's operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision of its operations.

                                  ARTICLE VII

                                   CONDITIONS

     7.1. Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver at or prior to the Effective Time of each of the following conditions:

          (a) Stockholder Approval. This Agreement (including the Exchange Ratio if required to be approved at an additional Stockholders Meeting by Section
     6.4 hereof) shall have been duly approved by holders of Company Shares constituting the Company Requisite Vote and have been duly approved by the sole stockholder of Merger Sub, and the issuance of SBC Common Stock pursuant to the Merger shall have been duly approved by the holders of shares of SBC Common Stock constituting the SBC Requisite Vote;

          (b) NYSE Listing. The shares of SBC Common Stock issuable to the Company stockholders pursuant to this Agreement shall have been authorized for listing on the NYSE upon official notice of issuance.

          (c) Governmental Consents. The waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated, the decision and order of the California Public Utilities Commission ("CPUC") authorizing the Merger and making any required determinations under Section 854(a)-(c) of the California Public Utilities Code, including its determination as to any required allocation of economic benefits, if any, of the Merger, between shareholders and ratepayers, shall have become final, and other than the filing provided for in Section 1.3, all notices, reports and other filings required to be made prior to the Effective Time by the Company or SBC or any of their respective Subsidiaries with, and all consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by, the Company or SBC or any of their respective Subsidiaries from, any Governmental Entity (collectively, "Governmental Consents") in connection with the execution and delivery of this Agreement and the consummation of the Merger and the other transactions contemplated hereby shall have been made or obtained (as the case may be) upon terms and conditions that are not reasonably likely to have a Material Adverse Effect on SBC or the Company, it being understood that in the event the CPUC were to require by final decision and order that an allocation of economic benefit to ratepayers is required under Section 854(b) of the California Public Utilities Code, the effect of any such final decision and order shall not be considered to have a Material Adverse Effect on SBC or the Company.

          (d) Litigation. No court or Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is in effect and restrains, enjoins or otherwise prohibits consummation of the Merger or the other transactions contemplated by this Agreement or that is, individually or in the aggregate with all other such Laws, reasonably likely to have a Material Adverse Effect on SBC or the Company (collectively, an "Order"), and no Governmental Entity shall have instituted any proceeding or threatened to institute any proceeding seeking any such Order.

          (e) S-4. The S-4 Registration Statement shall have become effective under the Securities Act. No stop order suspending the effectiveness of the S-4 Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or be threatened by the SEC.

          (f) Accountants' Letters. SBC and the Company shall have received the "comfort" letters described in Section 6.5(b). SBC and the Company shall have received letters from their respective independent public accounting firms to the effect that the Merger will qualify for "pooling of interests" accounting treatment.

          (g) Blue Sky Approvals. SBC shall have received all state securities and "blue sky" permits and approvals necessary to consummate the transactions contemplated hereby.

          (h) Allocation of Certain Costs. The determination of SBC and Company Costs as provided in Section 6.16 shall have been completed.

     7.2. Conditions to Obligations of SBC and Merger Sub. The obligations of SBC and Merger Sub to effect the Merger are also subject to the satisfaction or waiver by SBC at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and SBC shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and SBC shall have received a certificate signed on behalf of the Company by an executive officer of the Company to such effect.

          (c) Consents Under Agreements. The Company shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which the Company or any of its Subsidiaries is a party, except those for which the failure to obtain such consent or approval, individually or in the aggregate, is not reasonably likely to have, a Material Adverse Effect on the Company or is not reasonably likely to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement.

          (d) Tax Opinion. SBC shall have received the opinion of Sullivan & Cromwell, special counsel to SBC, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

     7.3. Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is also subject to the satisfaction or waiver by the Company at or prior to the Effective Time of the following conditions:

          (a) Representations and Warranties. The representations and warranties of SBC and Merger Sub set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a certificate signed on behalf of SBC by an executive officer of SBC to such effect.

          (b) Performance of Obligations of SBC and Merger Sub. Each of SBC and Merger Sub shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of SBC and Merger Sub by an executive officer of SBC to such effect.

          (c) Consents Under Agreements. SBC shall have obtained the consent or approval of each Person whose consent or approval shall be required in order to consummate the transactions contemplated by this Agreement under any Contract to which SBC or any of its Subsidiaries is a party, except those for which failure to obtain such consents and approvals, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect on SBC or is not reasonably likely to materially adversely affect the ability of SBC to consummate the transactions contemplated by this Agreement.

          (d) Tax Opinion. The Company shall have received the opinion of Pillsbury Madison & Sutro LLP, counsel to the Company, dated the Closing Date, to the effect that the Merger will be treated for Federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code, and that each of SBC, Merger Sub and the Company will be a party to that reorganization within the meaning of Section 368(b) of the Code.

                                  ARTICLE VIII

                                  TERMINATION

     8.1. Termination by Mutual Consent; Automatic Termination. (a) This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company and SBC referred to in Section 7.1(a), by mutual written consent of the Company and SBC, by action of their respective boards of directors.

     (b) This Agreement shall be terminated and the Merger shall be abandoned upon the occurrence of a Failure to Agree Event as provided in Section 6.16(d).

     8.2. Termination by Either SBC or the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the board of directors of either SBC or the Company if (i) the Merger shall not have been consummated by March 31, 1997, whether such date is before or after the date of approval by the stockholders of the Company or SBC; provided, however, that if SBC or the Company determines that additional time is necessary in connection with obtaining a required approval of the CPUC, the Termination Date may be extended by SBC or the Company from time to time by written notice to the other party to a date not beyond December 31, 1997 (the "Termination Date"), (ii) the approval of the Company's stockholders required by
Section 7.1(a) shall not have been obtained at a meeting duly convened therefor or at any adjournment or postponement thereof, (iii) the approval of SBC's stockholders as required by Section 7.1(a) shall not have been obtained at a meeting duly convened therefor, or (iv) any Order permanently restraining, enjoining or otherwise prohibiting consummation of the Merger shall become final and non-appealable (whether before or after the approval by the stockholders of the Company or SBC); provided, that the right to terminate this Agreement pursuant to clause (i) above shall not be available to any party that has breached in any material respect its obligations under this Agreement in any manner that shall have proximately contributed to the failure of the Merger to be consummated.

     8.3. Termination by the Company. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after the approval by stockholders of the Company referred to in Section 7.1(a), by action of the board of directors of the Company:

          (a) If (i) the Company is not in material breach of any of the terms of this Agreement, (ii) the board of directors of the Company approves entering into a binding written agreement concerning a transaction that constitutes a Superior Proposal and the Company notifies SBC in writing that the Company wishes to enter into such agreement, (iii) SBC does not make, within ten business days of receipt of the Company's written notification of its desire to enter into a binding agreement for a Superior Proposal, an offer that the board of directors of the Company believes, in good faith after consultation with its financial advisors, is at least as favorable, from a financial point of view, to the stockholders of the Company as the Superior Proposal and (iv) the Company prior to such termination pays to SBC in immediately available funds any fees required to be paid pursuant to Section 8.5. The Company agrees to notify SBC promptly if its wish to enter into a written agreement referred to in its notification shall change at any time after giving such notification.

          (b) If (i) the board of directors of SBC shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within fifteen business days after a written request by the Company to do so, (ii) Section
     6.2 shall be breached by SBC in any material respect and SBC shall have failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from the Company or SBC shall breach Section 6.2 by failing to promptly notify the Company as required thereunder, (iii) there has been a material breach by SBC or Merger Sub of any representation, warranty, covenant or agreement (other than Section 6.2) contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by the Company to the party committing such breach, (iv) if SBC or any SBC Representatives shall take any of the actions that would be proscribed by Section 6.2 but for the exception therein allowing certain actions to be taken pursuant to clause (B) or (C) of the proviso thereof; provided, that, the Company shall not have any right to terminate this Agreement pursuant to this Section 8.3(b)(iv) as a result of the taking of any such action during the first 45 days after the date hereof

     (the "45 Day Period") unless the Company exercises its right of termination prior to the later of (x) the end of the 45 Day Period and (y) 15 business days after the date the Company receives written notice from SBC of the action giving rise to a right of termination, (v) the persons comprising the members of the SBC Board of Directors as of the date hereof (the "Incumbent Directors") and any additional members of SBC Board of Directors whose election or nomination for election as a director is supported by a majority of the Incumbent Directors (such additional member of SBC Board of Directors thereafter being an Incumbent Director) shall cease to constitute a majority of the members of the Board of Directors of SBC or any Person or "group" (as defined in Rule 13d-5 under the Securities Exchange Act of
     1934) shall own capital stock of SBC with voting power sufficient to cast a majority of the votes entitled to be cast for the election of directors of SBC, (vi) SBC, directly or through any of its Subsidiaries, shall, in any calendar year, enter into an agreement or agreements to spend in excess of $5 billion (valuing any non-cash consideration at its fair market value as of the date of the agreement to make such acquisition) to acquire one or more businesses, whether by merger, consolidation, purchase of property or assets or otherwise, or (vii) pursuant to Section 6.16(c), the Company is the Higher Party and neither paragraph (b) or (d) of Section 6.16 would otherwise apply and SBC does not make a timely Lower Party Election.

     8.4. Termination by SBC. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval by the stockholders of SBC referred to in Section 7.1(a), by action of the board of directors of SBC if (i) the board of directors of the Company shall have withdrawn or adversely modified its approval or recommendation of this Agreement or failed to reconfirm its recommendation of this Agreement within fifteen business days after a written request by SBC to do so, (ii) Section 6.2 shall be breached by the Company in any material respect and the Company shall have failed to promptly terminate the activity giving rise to such breach and use best efforts to cure such breach upon notice thereof from SBC or the Company shall breach Section 6.2 by failing to promptly notify SBC as required thereunder, (iii) there has been a material breach by the Company of any representation, warranty, covenant or agreement (other than Section 6.2) contained in this Agreement that is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by SBC to the party committing such breach, (iv) if the Company or any Company Representative shall take any of the actions that would be proscribed by Section 6.2 but for the exception therein allowing certain actions to be taken pursuant to clause (B) or
(C) of the proviso thereof; provided, that, SBC shall not have any right to terminate this Agreement pursuant to this Section 8.4(iv) as a result of the taking of any such action during the 45 Day Period unless SBC exercises its right of termination prior to the later of (x) the end of the 45 Day Period and
(y) 15 business days after the date SBC receives written notice from the Company of the action giving rise to a right of termination or (v) pursuant to Section 6.16(c) SBC is the Higher Party and neither paragraph (b) or (d) of Section 6.16 would otherwise apply and the Company does not make a timely Lower Party Election.

     8.5. Effect of Termination and Abandonment. (a) In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, this Agreement (other than as set forth in Section 9.1) shall become void and of no effect with no liability on the part of any party hereto (or of any of its directors, officers, employees, agents, legal or financial advisors or other representatives); provided, however, no such termination shall relieve any party hereto from any liability for any breach of this Agreement.

     (b) In the event that (i) a bona fide Acquisition Proposal with respect to the Company or any Subsidiary of the Company shall have been made to the Company or any of its Subsidiaries and made known to stockholders generally or has been made directly to stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to the Company or any Subsidiary of the Company and such Acquisition Proposal or announced intention shall not have been withdrawn prior to the Stockholders Meeting and thereafter this Agreement is terminated by either SBC or the Company pursuant to Section 8.2(ii), or (ii) this Agreement is terminated (x) by the Company pursuant to Section 8.3(a) or
(y) by SBC pursuant to Section 8.4(i), (ii), (iv) or (v), then the Company shall promptly, but in no event later than two days after the date of such termination (except as otherwise provided in Section 8.3(a), pay SBC a fee equal to $300 million (the "Termination Fee"), which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to SBC pursuant to clause (i) of this paragraph (b) or pursuant to a termination by SBC pursuant to Section 8.4(iv) as a result of the taking of any action during the 45 Day Period unless and until within 9 months of such termination, the Company or any Subsidiary of the Company enters into any agreement (I) pursuant to which any Person (other than SBC) (an "Acquiring Party") proposes to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, thirty percent or more of the voting power of the outstanding securities of the Company or any Significant Subsidiary of the Company or a majority of the assets of the Company or any Significant Subsidiary of the Company, (II) pursuant to which there is proposed to be consummated a merger, consolidation or similar transaction between the Company or any of its Subsidiaries and an Acquiring Party in which shareholders of the Company immediately prior to such merger, consolidation or similar transaction would not (if such transaction were consummated on the date of such agreement) own securities representing at least seventy percent of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such Acquiring Party) of such merger, consolidation or similar transaction immediately following the consummation thereof or (III) pursuant to which any of the transactions described in (I) or (II) is proposed, assuming that the references to thirty percent and seventy percent were both to fifty percent; provided, further, however, that, no fee shall be payable in the case of (I) and
(II) above where the persons comprising the Board of Directors of the Company prior to entering into such agreement are intended to constitute after consummation a majority of the members of the Board of Directors of the Company, in the case of (I) or the surviving entity (or, if applicable, any entity in control of such Acquiring Party) in the case of (II). The Company acknowledges that the agreements contained in this Section 8.5(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SBC and Merger Sub would not enter into this Agreement; accordingly, if the Company fails to promptly pay the amount due pursuant to this Section 8.5(b), and, in order to obtain such payment, SBC or Merger Sub commences a suit which results in a judgment against the Company for the fee set forth in this paragraph (b), the Company shall pay to SBC or Merger Sub its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by SBC pursuant to Section 8.4(iv) as a result of the taking of any action during the 45 Day Period, the Company shall promptly pay upon SBC's request all charges and expenses incurred by SBC and Merger Sub in connection with this Agreement and the transactions contemplated hereby, which payments shall be credited against any Termination Fee that may subsequently become payable.

     (c) In the event that (i) a bona fide Acquisition Proposal with respect to SBC or any Subsidiary of SBC shall have been made to SBC or any of its Subsidiaries and made known to stockholders generally or has been made directly to stockholders generally or any Person shall have publicly announced an intention (whether or not conditional) to make a bona fide Acquisition Proposal with respect to SBC or any Subsidiary of SBC and thereafter this Agreement is terminated by either the Company or SBC pursuant to Section 8.2(iii), or (ii) this Agreement is terminated by the Company pursuant to Section 8.3(b)(i), (ii),
(iv), (v), (vi) or (vii), then SBC shall promptly, but in no event later than two days after the date of such termination, pay the Company a fee equal to the Termination Fee, which amount shall be exclusive of any expenses to be paid pursuant to Section 6.11, payable by wire transfer of same day funds; provided, however, that no Termination Fee shall be payable to the Company pursuant to clause (i) of this paragraph (c) or pursuant to a termination by the Company pursuant to Section 8.3(iv) as a result of the taking of any action during the 45 Day Period unless and until, within 9 months of such termination, SBC or any Subsidiary of SBC enters into any agreement (I) pursuant to which any Person (other than the Company) (a "SBC Acquiring Party") proposes to acquire, by purchase, merger, consolidation, sale, assignment, lease, transfer or otherwise, thirty percent or more of the voting power of the outstanding securities of SBC or any Significant Subsidiary of SBC or a majority of the assets of SBC or any Significant Subsidiary of SBC, (II) pursuant to which there is proposed to be consummated a merger, consolidation or similar transaction between SBC or any of its Subsidiaries and a SBC Acquiring Party in which shareholders of SBC immediately prior to such merger, consolidation or similar transaction would not (if such transaction were consummated on the date of such agreement) own securities representing at least seventy percent of the outstanding voting power of the surviving entity (or, if applicable, any entity in control of such SBC Acquiring Party) of such consolidation, merger or similar transaction immediately following the consummation thereof or (III) pursuant to which any of the transactions described in (I) or (II) is proposed, assuming that the references to thirty percent and seventy percent were both to fifty percent; provided, further, however, that except that, no fee shall be payable in the case of (I) and (II) above where the persons comprising the Board of Directors of SBC prior to entering into such agreement are intended to constitute after consummation a majority of the members of the Board of Directors of SBC, in the case of (I) or the surviving entity (or, if applicable, any entity in control of such Acquiring Party) in the case of (II). SBC acknowledges that the agreements contained in this Section 8.5(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Company would not enter into this Agreement; accordingly, if SBC fails to promptly pay the amount due pursuant to this Section 8.5(c), and, in order to obtain such payment, the Company commences a suit which results in a judgment against SBC for the fee set forth in this paragraph (c), SBC shall pay to the Company its costs and expenses (including attorneys' fees) in connection with such suit, together with interest on the amount of the fee at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. In the event of a termination by the Company pursuant to Section 8.3(b)(iv) as a result of the taking of any action during the 45 Day Period SBC shall promptly pay upon the Company's request all charges and expenses incurred by the Company in connection with this Agreement and the transactions contemplated hereby, which payments shall be credited against any Termination Fee that may subsequently become payable.

                                   ARTICLE IX

                           MISCELLANEOUS AND GENERAL

     9.1. Survival. This Article IX and the agreements of the Company, SBC and Merger Sub contained in Sections 6.10 (Benefits), 6.11 (Expenses) and 6.12 (Indemnification; Directors' and Officers' Insurance) shall survive the consummation of the Merger. This Article IX and the agreements of the Company, SBC and Merger Sub contained in Section 6.11 (Expenses), Section 6.15 (Confidentiality) and Section 8.5 (Effect of Termination and Abandonment) shall survive the termination of this Agreement. All other representations, warranties, covenants and agreements in this Agreement shall not survive the consummation of the Merger or the termination of this Agreement.

     9.2. Modification or Amendment. Subject to the provisions of the applicable law, at any time prior to the Effective Time, the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of the respective parties.

     9.3. Waiver of Conditions. The conditions to each of the parties' obligations to consummate the Merger are for the sole benefit of such party and may be waived by such party in whole or in part to the extent permitted by applicable law.

     9.4. Counterparts. This Agreement may be executed in any number of counterparts, each such counter part being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

     9.5. GOVERNING LAW AND VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT THAT NEVADA LAW SHALL APPLY TO THE EXTENT REQUIRED IN CONNECTION WITH THE EFFECTUATION OF THE MERGER. The parties hereby irrevocably submit to the jurisdiction of the Federal courts of the United States of America located in the States of California and Texas solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Federal court. The parties hereby consent to and grant any such court jurisdiction over the Person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.6 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

     (b) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (i) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (ii) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (iii) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (iv) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.5.

     9.6. Notices. Any notice, request, instruction or other document to be given hereunder by any party to the others shall be in writing and delivered personally or sent by registered or certified mail, postage prepaid, or by facsimile:

     if to SBC or Merger Sub

     SBC Communications Inc.
     175 E. Houston
     San Antonio, Texas 78205-2233
     Attention: Chairman and
                Chief Executive Officer
     Fax: (210) 351-2298

     with copies to:

     SBC Communications Inc.
     175 E. Houston
     San Antonio, Texas 78205-2233
     Attention: Senior Executive Vice President
                and General Counsel
     Fax: (210) 351-2298

     Benjamin F. Stapleton, Esq.
     Sullivan & Cromwell
     125 Broad Street
     New York, NY 10004
     Fax: (212) 558-3588

     if to the Company

     Pacific Telesis Group
     130 Kearny Street
     San Francisco, California 94108
     Attention: President and
                Chief Executive Officer
     Fax: (415) 362-2913
     with copies to:

     Pacific Telesis Group
     130 Kearny Street
     San Francisco, California 94108
     Attention: Executive Vice President,
                General Counsel, External Affairs
                and Secretary
     Fax: (415) 362-2913

     James M. Canty, Esq.
     Pillsbury Madison & Sutro LLP
     235 Montgomery Street
     San Francisco, California 94104
     Fax: (415) 983-1200

     or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

     9.7. Entire Agreement. This Agreement (including any exhibits hereto), the Company Disclosure Letter and the SBC Disclosure Letter constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NEITHER SBC AND MERGER SUB NOR THE COMPANY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER'S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

     9.8. No Third Party Beneficiaries. Except as provided in Section 6.12 (Indemnification; Directors' and Officers' Insurance), this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

     9.9. Obligations of SBC and of the Company. Whenever this Agreement requires a Subsidiary of SBC to take any action, such requirement shall be deemed to include an undertaking on the part of SBC to cause such Subsidiary to take such action. Whenever this Agreement requires a Subsidiary of the Company to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Subsidiary to take such action and, after the Effective Time, on the part of the Surviving Corporation to cause such Subsidiary to take such action.

     9.10. Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

     9.11. Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     9.12. Certain Costs. Within five (5) days after the date upon which the conditions set forth in Section 7.1(c) have been satisfied or waived (or such earlier date as the parties may otherwise agree) (the "Estimate Date"), SBC and Company shall determine the present value as of the Estimate Date in the manner hereinafter set forth of the net costs, fees and expenses and other financial effects which have been or are to be incurred or sustained by the Company, the Surviving Corporation or any Subsidiary thereof in connection with or as a result of state Governmental Consents (the "Regulatory Approval Costs"). Such present value shall be calculated on an after-tax basis using an assumed combined tax rate of forty-one percent (41%), a discount rate of ten percent (10%) and a term equal to the period over which such amounts are likely to be incurred or sustained (but in all events the parties hereto agree that the term, for purposes of such calculation, shall not exceed 5.6 years after the Estimate Date unless the use of such term would materially distort the economic impact to the parties). If SBC and the Company do not for any reason agree on the present value of the Regulatory Approval Costs within ten (10) days of the Estimate Date, then each of SBC and Company shall select a nationally recognized public accounting firm, other than a firm then employed as an auditor of either SBC or Company (each, an "Independent Accounting Firm") within ten (10) days after the Estimate Date and such accounting firms shall jointly select within five (5) additional days a third similarly qualified public accounting firm (the "Third Firm"), and each such accounting firm shall be instructed to provide, within ten
(10) days after the selection of the Third Firm (or such later date as the parties may mutually agree) (the "Determination Date"), written notice of each such accounting firm's estimate of the present value of the Regulatory Approval Costs (each of the amounts so determined by the Independent Accounting Firms, an "Estimated Cost Amount," and the amount so determined by the Third Firm, the "Third Firm Estimate") simultaneously to each of SBC and Company. If the Third Firm Estimate is less than the amount of the smaller Estimated Cost Amount, or larger than the amount of the higher Estimated Cost Amount, then the Regulatory Approval Costs shall be the Estimated Cost Amount closest to the Third Firm Estimate. If the Third Firm Estimate is less than the amount of the higher Estimated Cost Amount and larger than the amount of the smaller Estimated Cost Amount, then the Regulatory Approval Costs shall equal the average of the Third Party Estimate and the Estimated Cost Amount closest to the Third Party Estimate. Each party will bear the fees, costs and expenses of the Independent Accounting Firm selected by such party and shall jointly bear the fees, costs and expenses of the Third Firm.

     9.13. Certain Defined Terms. For purposes of this Agreement, the following capitalized terms shall have the following meanings:

          "Company Costs" means the Company's share of the Regulatory Approval Costs, as determined pursuant to Section 6.16 hereof.

          "Company Value" means $53.875 multiplied by 0.733 (equitably adjusted for any event effecting SBC Common Stock or Company Shares of the type referred to in Section 4.4 hereof, occurring after the date hereof and up to and including the Estimate Date) multiplied by the number of outstanding Company Shares as of the Estimate Date (the "Company Share Number").

          "Exchange Ratio" means 0.733 of a share of SBC Common Stock (or, in the event of an adjustment pursuant to Section 6.16 hereof, the Revised Exchange Ratio).

          "Revised Company Value" means Company Value less Company Costs.

          "Revised Exchange Ratio" means (i)(A) the Revised Ratio divided by (B)
     1.000 minus the Revised Ratio, multiplied by (ii) the SBC Share Number divided by the Company Share Number.

          "Revised Ratio" means (i) the Revised Company Value divided by (ii) the sum of the Revised SBC Value and the Revised Company Value.

          "Revised SBC Value" means SBC Value less SBC Costs.

          "SBC Costs" means SBC's share of the Regulatory Approval Costs, as determined pursuant to Section 6.16 hereof.

          "SBC Value" means $53.875 (equitably adjusted for any event affecting SBC Common Stock of the type referred to in Section 4.4 hereof, occurring after the date hereof and up to and including the Estimate

     Date) multiplied by the number of outstanding shares of SBC Common Stock as of the Estimate Date (the "SBC Share Number").

     9.14. Assignment. This Agreement shall not be assignable by operation of law or otherwise; provided, however, that SBC may designate, by written notice to the Company, another wholly-owned direct or indirect Subsidiary to be a Constituent Corporation in lieu of Merger Sub, in which event all references herein to Merger Sub shall be deemed references to such other Subsidiary except that all representations and warranties made herein with respect to Merger Sub as of the date of this Agreement shall be deemed representations and warranties made with respect to such other subsidiary as of the date of such designation.

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

                                            PACIFIC TELESIS GROUP

                                            By:   /s/  P. J. QUIGLEY
                                                  -----------------------------
                                            Name: P. J. Quigley
                                            Title:

                                            SBC COMMUNICATIONS INC.

                                            By:   /s/  EDWARD E. WHITACRE, JR.
                                                  -----------------------------
                                            Name: Edward E. Whitacre, Jr.
                                            Title:

                                            SBC COMMUNICATIONS (NV) INC.

                                            By:   /s/  EDWARD E. WHITACRE, JR.
                                                  -----------------------------
                                            Name: Edward E. Whitacre, Jr.
                                            Title:

                                   APPENDIX B

                       OPINION OF LAZARD FRERES & CO. LLC


                                   [TO COME]

                                   APPENDIX C

                        OPINION OF SALOMON BROTHERS INC


                                   [TO COME]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     SBC's Bylaws provide that SBC shall indemnify any person who was or is a party or is threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (including any action or suit by or in the right of SBC) by reason of the fact that such person is or was a director, officer, employee or agent of SBC or is or was serving at the request of SBC as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, but in each case only if and to the extent permitted under applicable state or federal law.

     SBC's Bylaws further state that the indemnification provided therein shall not be deemed exclusive of any other rights to which those indemnified may be entitled, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, and personal representatives of such a person.

     Section 145 of the DGCL permits a corporation to indemnify its directors and officers against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties, if such directors or officers acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors and officers in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant officers or directors are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

     The SBC Restated Certificate provides that no director of SBC shall be liable to SBC or its shareowners for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director's duty of loyalty to SBC or its shareowners; (2) for acts or omissions not in good faith or which involve intentional misconduct or knowing violation of the law;
(3) under Section 174 of the DGCL; or (4) for any transaction from which a director derived an improper benefit.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


     Exhibits identified in parenthesis below, on file with the Securities and Exchange Commission, are incorporated herein by reference as exhibits hereto.



      EXHIBIT
       NUMBER
- --------------------
         2           -- Agreement and Plan of Merger, among PAC, SBC and Merger Sub dated as of April 1, 1996. (Exhibit 2 to Report on Form 8-K (File No. 1-8610),
                        dated April 1, 1996.)
         3-a         -- Restated Certificate of Incorporation of SBC, filed with the
                        Secretary of State of Delaware on April 28, 1995. (Exhibit 3 to Form
                        10-Q (File No. 1-8610) for the first quarter 1995.)
         3-b         -- Bylaws of SBC dated June 28, 1991. (Exhibit 3-b to Form 10-Q (File
                        No. 1-8610) for the second quarter 1991.)
         4-a         -- Pursuant to Regulation S-K, Item 601(b)(4)(iii)(A), no instrument which defines the rights of holders of long-term debt of SBC or any of its consolidated subsidiaries is filed herewith. Pursuant to this regulation, SBC hereby agrees to furnish a copy of any such instrument to the SEC upon request.
         4-b         -- Form of Rights Agreement, dated as of January 27, 1989, between SBC and American Transtech, Inc., as Rights Agent, which includes as
                        Exhibit B thereto the form of Rights Certificate. (Exhibit 4-a to
                        Form 8-A (File No. 1-8610), dated February 9, 1989.)
         4-c         -- Amendment of Rights Agreement, dated as of August 5, 1992, among SBC,
                        American Transtech, Inc., and The Bank of New York, the successor
                        Rights Agent, which includes the Form of Rights Certificate as an attachment identified as Exhibit B. (Exhibit 4-a to Form 8-K (File
                        No. 1-8610), dated August 7, 1992.)
         4-d         -- Form of Rights Certificate (included in the attachment to the
                        Amendment of Rights Agreement and identified as Exhibit B.) (Exhibit
                        4-b to Form 8-K (File No. 1-8610), dated August 7, 1992.)
         4-e         -- Second Amendment of Rights Agreement, dated June 15, 1994, between
                        SBC and The Bank of New York, as successor Rights Agent. (Exhibit 4-e to Form 8-A/A (File No. 1-8610), dated June 22, 1994.)
         5           -- Opinion of James D. Ellis, Senior Executive Vice President and
                        General Counsel of SBC, regarding validity of securities being registered.*
         8-a         -- Opinion of Sullivan & Cromwell regarding certain federal income tax matters.*
         8-b         -- Opinion of Pillsbury Madison & Sutro LLP regarding certain federal income tax matters.*
        10-a         -- Support Agreement, dated November 10, 1986, between SBC and
                        Southwestern Bell Capital Corporation (Exhibit 4-b to Registration
                        Statement No. 33-11669).
        10-b         -- Senior Management Short Term Incentive Plan, revised January 1, 1991.
                        (Exhibit 10-a to Form 10-K (File No. 1-8610) for 1990.)
        10-c         -- Senior Management Long Term Incentive Plan, revised effective January
                        1, 1993. (Exhibit 10-b to Form 10-K (File No. 1-8610) for 1992.)
        10-d         -- Senior Management Survivor Benefit Plan. (Exhibit 10-c to Form 10-K
                        (File No. 1-8610) for 1986.)
        10-e         -- Senior Management Supplemental Retirement Income Plan, revised effective January 1, 1993. (Exhibit 10-d to Form 10-K (File No.
                        1-8610) for 1992.)
        10-f         -- Senior Management Deferred Compensation Plan (effective for Units of
                        Participation Having a Unit Start Date Prior to January 1, 1988 or
                        later), revised July 30, 1993. (Exhibit 10.5 to Registration
                        Statement No. 33-54795.)
        10-g         -- Senior Management Deferred Compensation Plan of 1988 (effective for
                        Units of Participation Having a Unit Start Date of January 1, 1988 or
                        later), revised July 30, 1993. (Exhibit 10.6 to Registration
                        Statement No. 33-54795.)
        10-h         -- Senior Management Long Term Disability Plan. (Exhibit 10-f to Form
                        10-K (File No. 1-8610) for 1986.)

      EXHIBIT
       NUMBER
- --------------------
        10-i         -- Senior Management Incentive Award Deferral Plan. (Exhibit 10-g to
                        Form 10-K (File No. 1-8610) for 1986.)
        10-j         -- Senior Management Financial Counseling Program. (Exhibit 10-h to Form
                        10-K (File No. 1-8610) for 1986.)
        10-k         -- Senior Management Executive Health Plan, effective January 1, 1987.
                        (Exhibit 10-i to Form 10-K (File No. 1-8610) for 1986.)
        10-l         -- Retirement Plan for Non-Employee Directors. (Exhibit 10-t to Form
                        10-K (File No. 1-8610) for 1986.)
        10-m         -- Form of Indemnity Agreement, effective July 1, 1986, between SBC and each of its directors and officers. (Appendix 1 to Definitive Proxy
                        Statement (File No. 1-8610) dated March 18, 1987.)
        10-n         -- Form of Change of Control Severance Agreements for all Officers and
                        certain Officers of SBC's subsidiaries. (Exhibit 10-p to Form 10-K
                        (File No. 1-8610) for 1988.)
        10-o         -- Stock Savings Plan, revised effective February 1, 1994. (Appendix A to Definitive Proxy Statement (File No. 1-8610) dated March 18,
                        1994.)
        10-p         -- 1992 Stock Option Plan, revised effective December 1, 1993. (Exhibit
                        10.15 to Registration Statement No. 33-54795.)
        10-q         -- Key Executive Officer Short Term Incentive Plan. (Appendix B to
                        Definitive Proxy Statement (File No. 1-8610) dated March 18, 1994.)
        10-r         -- Restricted Stock Plan for Non-Employee Directors. (Exhibit 10.17 to
                        Registration Statement No. 33-54795.)
        10-s         -- Officer Retirement Savings Plan. (Exhibit 10.18 to Registration
                        Statement No. 33-54795.)
        10-t         -- 1996 Stock and Incentive Plan. (Appendix to Definitive Proxy
                        Statement (File No. 1-8610) dated March 12, 1996.)
        21-a         -- Subsidiaries of SBC (Exhibit 21a to Form 10-K (File No. 1-8610) for
                        1995).
        23-a         -- Consent of Ernst & Young LLP**
        23-b         -- Consent of Coopers & Lybrand L.L.P.**
        23-c         -- Consent of James D. Ellis, Senior Executive Vice President and
                        General Counsel of SBC. (Included in the opinion filed as Exhibit 5 to this Registration Statement and incorporated herein by reference)*
        23-d         -- Consent of Sullivan & Cromwell. (Included in the opinion filed as
                        Exhibit 8-a to this Registration Statement and incorporated herein by reference)*
        23-e         -- Consent of Pillsbury Madison & Sutro LLP. (Included in the opinion filed as Exhibit 8-b to this Registration Statement and incorporated herein by reference)*
        23-f         -- Consent of Salomon Brothers Inc*
        23-g         -- Consent Lazard Freres & Co. LLC*
        23-h         -- Consent of Person Named as About to Become a Director*
        24           -- Powers of Attorney***
        99-a         -- Form of Proxy of SBC*
        99-b         -- Form of Proxy of PAC*


- ---------------

  * To be filed by Amendment.

 ** To be filed with the final Amendment.


*** Previously Filed.

ITEM 22. UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes


- -- (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement;


             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933,

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) The undersigned Registrant hereby undertakes to remove from registration by means of a post-effective amendment any of the securities which remain unsold at the termination of the offering.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

          (2) The undersigned registrant hereby undertakes that every prospectus
     (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to
Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-4 and has duly caused this Amendment No. 2 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Antonio, State of Texas, on the 23rd day of May, 1996.



                                            SBC COMMUNICATIONS INC.



                                            By: /s/  DONALD E. KIERNAN


                                              ----------------------------------

                                              (Donald E. Kiernan


                                              Senior Vice President, Treasurer


                                              and Chief Financial Officer)



     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 2 to the Registration Statement has been signed below by the following persons in the capacities and on the date indicated.



Principal Executive Officer:
     Edward E. Whitacre, Jr.*
     Chairman and
     Chief Executive Officer
Principal Financial and
Accounting Officer:
     Donald E. Kiernan
     Senior Vice President, Treasurer
     and Chief Financial Officer
                                                   /s/  DONALD E. KIERNAN
                                                   ------------------------------------------
Directors                                          (Donald E. Kiernan, as attorney-in-fact
                                                   and on his own behalf as Principal
Edward E. Whitacre, Jr.*                           Financial Officer and Principal
Clarence C. Barksdale*                             Accounting Officer)
James E. Barnes*
Jack S. Blanton*
August A. Busch III*                                                    May 23, 1996
Ruben R. Cardenas*
Martin K. Eby, Jr.*
Tom C. Frost*
Jess T. Hay*
Bobby R. Inman*
Charles F. Knight*
Haskell M. Monroe, Jr.*
Carlos Slim Helu*
Patricia P. Upton*



* By power of attorney